Post-Qualification Amendment No. 1 to Offering Statement

Preliminary Offering Circular

File No. 024-11984

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

SUBJECT TO COMPLETION, DATED AUGUST 23, 2022

OFFERING CIRCULAR

IRON BRIDGE MORTGAGE FUND, LLC

9755 SW Barnes Road, Suite 420

Portland, Oregon 97225

(503) 225-0300

Best Efforts Offering of

41,000,000

CLASS D UNITS

___________________

Iron Bridge Mortgage Fund, LLC (the “Company”), which does business as Iron Bridge Lending, engages in the business of making commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate or for real estate-related purposes throughout the United States. The Company is not an investment company as defined under the Investment Company Act of 1940, and investors will not have the protections provided therein. The Company elected to be treated as a real estate investment trust for tax purposes commencing with the year ended December 31, 2022.

This Offering Circular relates to the offer and sale on a best efforts basis of up to an aggregate of 41,000,000 of the Company’s Class D Units at a sales price of $1.00 per Unit. Minimum investment that the Company will accept is 50,000 Class D Units per investor, provided that the Company’s Manager, in its sole discretion, may waive this requirement with respect to any investor. The Company does not intend to use commissioned sales agents or underwriters in connection with the Offering. All expenses related to the offering, including legal fees, accounting, printing and distribution expenses are paid by the Company. See “Use of Proceeds” on Page 24.

Of the Units being offered, 500,000 Class D Units are anticipated to be issued through our distribution reinvestment program, as described in our Third Amended and Restated Operating Agreement. See “Description of Class D Units”. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.

The offering will remain open until the Company has sold Class D Units with an aggregate purchase price of $41,000,000, unless earlier terminated in the Company’s sole discretion. As provided in rules promulgated by the Securities and Exchange Commission, the Company may issue pursuant to a qualified offering up to $75,000,000 eligible securities pursuant to Regulation A in any 12 month period; the 41,000,000 Class D Units offered pursuant to this Offering Circular represents, approximately, this $75,000,000 cap less the  approximately $3,721,050 in Senior Secured Demand Notes sold in the previous 12 months pursuant to the Company’s Senior Secured Demand Notes Offering pursuant to Regulation A and approximately $29,399,870 in Class D Units sold in the previous 12 months pursuant to this Offering, which includes approximately $21,255,179 in Class D Units issued upon conversion of any outstanding Senior Secured Demand Notes.  The Company discontinued the offer and sale of it Senior Secured Demand Notes effective December 31, 2022.  The Company is offering the Class D Units on an ongoing basis and may subsequently increase the amount of the offering as permitted in accordance with Regulation A.

Generally (if you are not an “accredited investor” as defined for purposes of Regulation D under the Securities Act), no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Investing in the Class D Units involves risks and there is no guaranty that you will not suffer a loss on your investment. Before investing in Class D Units, you should carefully read the discussion of material risks of investing in the Class D Units in “Risk Factors” beginning on Page 8 of this Offering Circular.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to public (1)	Underwriting discount and commissions (2)	Proceeds to Issuer (3)
Per Class D Unit	(1)	$0	(1)
Total Minimum	$50,000	$0	$50,000
Total Maximum	$41,000,000	$0	$41,000,000

______________

(1)	The Class D Units will be sold for $1.00 per Unit.
(2)	We do not intend to use commissioned sales agents or underwriters.
(3)

Represents proceeds to the Company. All expenses related to the offering, including legal fees, accounting, printing and distribution expenses are paid by the Company. See “Use of Proceeds” on Page 24.

The date of this Offering Circular is ________, 2023

The Company is following the disclosure format prescribed by Part II of Form 1-A.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information you should consider before deciding whether to purchase our Class D Units. The summary is subject to, and qualified in its entirety by reference to, the detailed provisions of this Offering Circular, and the other agreements associated with this offering. You should carefully read this entire Offering Circular, including the information under the heading “Risk Factors.” References to “we,” “us” or “our” mean Iron Bridge Mortgage Fund, LLC.

THE COMPANY
THE COMPANY:

Iron Bridge Mortgage Fund, LLC, is an Oregon limited liability company, doing business as Iron Bridge Lending (the “Company”). The Company engages in the business of making commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. More information about the Company can be found at www.ironbridgelending.com.

MANAGEMENT:

Iron Bridge Management Group, LLC, an Oregon limited liability company, manages the Company as its manager (the “Manager”). The Manager has responsibility for the Company’s investment decisions and selecting, negotiating and administering the Company’s loans. The Manager is owned and operated by its Gerard Stascausky and Sarah Gragg Stascausky. The Manager’s principal office is located at 9755 SW Barnes Road, Suite 420, Portland, OR 97225, and its telephone number is 503-225-0300.

LOAN UNDERWRITING GUIDELINES:

The Company has established the following underwriting guidelines to try to minimize risk and maximize the preservation of capital for investors: (a) All of the Company’s Portfolio Loans are secured by first lien deeds of trust or mortgages on real property; (b) The Company does not lend more than 70% of the estimated after-repair value of the real estate collateral; (c) The Company does not lend without assessing the borrower’s ability (e.g. cash reserves, income, liquidity events) and willingness to pay (e.g., credit report, background check); and (d) The Company does not lend unless the borrower has a clearly defined exit strategy.

DEFENSIVE ATTRIBUTES OF BUSINESS MODEL:

The following is a list of defensive business model attributes that we believe have contributed to the Company’s performance between fund inception (2009) and the date of this Offering Circular: (a) The Company does not rely on increases or decreases in real estate prices; (b) The Company generally makes short term loans of 12 months or less that enable both the Company and its Portfolio Borrowers to adapt quickly to changing economic conditions; (c) Changes in interest rates do not require the Company to reprice its Portfolio Loans, minimizing interest rate risk; (d) The Company’s Portfolio Borrowers are more price setters than price takers; (e) The Company’s loan portfolio is primarily secured by residential real estate, which we believe to be a more defensive asset class relative to assets correlated to other sectors of the economy; (f) The Company’s business model generates strong and stable monthly recurring revenues, which means the Company is well positioned to cover interest payments; (g) Investor capital is further protected by the value of the underlying real estate collateral, and; (h) Class D Unit investors are further secured by approximately $58 million in subordinate (at risk first) investor capital. See “Defensive Attribute of the Company’s Business Model” on Page 27, “Analysis of Interest and Preferred Return Coverage” on Page 42, and “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional details.

REIT STATUS:

A REIT is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property. The entity must make a special election under the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as a corporation taxed as a REIT.

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Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its members. However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations. See “Certain U.S. Federal Income Tax Considerations.”

The Company elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes under the Code, commencing with its taxable year ending December 31, 2022.

Generally, the benefits of investing in a REIT include (i) 20% 199A tax deduction for taxable investors; (ii) no unrelated business taxable income (UBTI) tax for tax advantaged investors, (iii) simplified annual tax reporting form 1099-DIV, and (iv) investor state taxation based on the investor’s state of residence (no multi-state tax filing requirements).

THE OFFERING
OFFERING:

As provided in rules promulgated by the Securities and Exchange Commission, the Company may issue pursuant to a qualified offering up to $75,000,000 eligible securities pursuant to Regulation A in any 12 month period; the 41,000,000 Class D Units offered pursuant to this Offering Circular represents, approximately, this $75,000,000 cap less approximately $3,721,050 in Senior Secured Demand Notes sold in the previous 12 months pursuant to the Company’s Senior Secured Demand Notes Offering pursuant to Regulation A and approximately $29,399,870 in Class D Units sold in the previous 12 months pursuant to this Offering, which includes approximately $21,255,179 in Class D Units issued upon conversion of any outstanding Senior Secured Demand Notes. The Company discontinued the offer and sale of it Senior Secured Demand Notes effective December 31, 2022. The Company is offering the Class D Units on an ongoing basis and may subsequently increase the amount of the offering as permitted in accordance with Regulation A. A purchaser of Class D Units is referred to herein as a “Unitholder.” The minimum investment is for 50,000 Class D Units; provided that the Manager, in its sole discretion, may waive this requirement with respect to any investor.

PURCHASE PRICE:	The purchase price for each Class D Unit is $1.00 per Unit.
USE OF PROCEEDS:

The Company intends to use the proceeds from this offering to fund loans (“Portfolio Loans”) to borrowers (“Portfolio Borrowers”). The Company does not intend to use the proceeds for the purpose of funding offering or operational expenses, or repurchasing Equity Program interests, Senior Notes or Bank Borrowings, but because of the nature of the Company’s cash flows, some proceeds from time to time may be used for such purposes.

PERMITTED PURCHASERS:

Investors that are not “accredited investors,” as defined for purposes of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) will not be permitted to purchase more than 10% of the greater of the investor’s annual income or net worth (for natural persons) or revenue or net assets (for entities).

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DISTRIBUTION REINVESTMENT:

Pursuant to the Third Amended and Restated Operating Agreement (“Third Amended Operating Agreement” or “Operating Agreement”), each Class A member, Class C member, and Class D member is automatically treated as having elected to reinvest all distributions made with respect to their Class A Units, Class C Units and Class D Units for the purchase of additional Units of the same class associated with such distributions. Each Class B member shall reinvest all distributions made with respect to its Class B Units for the purchase of additional Class C Units or Class D Units, as determined by the Manager in its sole discretion unless such Class B Member has provided advance written notice to the Manager of its preference. In each case, the reinvestment of distributions by a member in additional Units shall be at a purchase price equal to the fair market value of such Unit at the time of such reinvestment, as determined by the Manager in its sole discretion. No transaction fees will be charged to a member who reinvests and such reinvestment shall apply both to Units held at the time of the election and Units subsequently acquired pursuant to reinvestment.

Notwithstanding the foregoing, under the Third Amended Operating Agreement a member may affirmatively elect to receive a portion of its distributions from the Company in cash by providing advance written notice to the Manager on such form, within such times and subject to such limitations as are established by the Manager. If no election to receive cash distributions is made, then distributions will be reinvested as described above. To terminate an election to receive cash distributions, a member must notify the Manager in writing of its termination on such form as is established by the Manager and such revocation will be effective for distributions related to the first month following the month in which the revocation notice is received, which are paid, if at all, in the second month following the month in which the revocation notice is received.

The Manager may, pursuant to the Third Amended Operating Agreement, in its sole and absolute discretion, terminate reinvestment of distributions in whole or in part.

EQUITY STRUCTURE
OUTSTANDING CAPITALIZATION:

The Company has four classes of Membership Interests: Class A Units, Class B Units, Class C Units, and Class D Units.  As of January 1, 2023 the Company had:

     •     6,187,676 outstanding Class A Units

     •     21,202,116 outstanding Class B Units

     •     31,436,268 outstanding Class C Units

     •     25,570,364 outstanding Class D Units

The Class A Units are only issued to employees of the Manager and their tax-advantaged accounts.  Like all other Units, they will be sold for $1.00 per Unit.  No Class A Units are being offered pursuant to this Offering Statement.

The terms and conditions of the Class B Units, Class C Units and Class D Units are described in greater detail below.   No Class B Units or Class C Units are being offered pursuant to this Offering Statement.

The Class A Units, Class B Units, Class C Units and Class D Units are collectively referred to herein as the “Units”.

All Class A, Class B and Class C Units have previously been offered and sold pursuant to an exemption from registration available under Rule 506(b) of Regulation D of the Securities Act (“Private Placement Exemption”).  Between the time of filing this Offering Statement and the qualification of this Offering Statement by the SEC, offers and sales of the Units, if any, will only be made pursuant to the Private Placement Exemption to accredited investors that have a pre-existing relationship with the Company.

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PREFERRED RETURN:	The Classes of Units accrue cumulative, non-compounded preferred returns on their Unreturned Capital Contributions (See “Description of Units”) as follows:
	•	Class B Units – 9% per annum
	•	Class C Units – 6% per annum
	•	Class D Units – 5% per annum

The Class B, Class C and Class D Units also participate pro rata in 10% of profit distributions made after all the accrued and unpaid Preferred Returns, with the other 90% being distributed to the Class A Units.

DISTRIBUTIONS FROM OPERATIONS:

The Manager shall cause Net Cash Flow from Operations (See “Description of Units”), to the extent available for distribution, to be distributed to holders of Units promptly following the end of each month as follows:

(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such Person has received the accrued but unpaid Class D Preferred Return payable to such Person;

(ii)

second, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such Person has received the accrued but unpaid Class C Preferred Return payable to such Person;

(iii)

third, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such Person has received the accrued but unpaid Class B Preferred Return payable to such Person; and

(iv)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such person.

DISTRIBUTIONS FROM SALE OR REFINANCE:	Net Cash Flow From Sale or Refinance, if any, shall be distributed at such times as the Manager may determine in the following priority:
(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such Person has received the accrued but unpaid Class D Preferred Return payable to such Person;

(ii)

second, 100% to the holders of Class D Units pro rata based on the Unreturned Capital Contributions of the holders of Class D Units, until each holder of Class D Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class D Units;

(iii)

third, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such Person has received the accrued but unpaid Class C Preferred Return payable to such Person;

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(iv)

fourth, 100% to the holders of Class C Units pro rata based on the Unreturned Capital Contributions of the holders of Class C Units, until each holder of Class C Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class C Units;

(v)

fifth, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such Person has received the accrued but unpaid Class B Preferred Return payable to such Person;

(vi)

sixth, 100% to the holders of Class B Units pro rata based on the Unreturned Capital Contributions of the holders of Class B Units, until each holder of Class B Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class B Units; and

(vii)

seventh, 100% to the holders of Class A Units pro rata based on the Unreturned Capital Contributions of the holders of Class A Units, until each holder of Class A Units has received an amount equal to such Person’s Unreturned Capital Contributions with respect to such Class A Units; and

(viii)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such Person.

In the event of a liquidation, proceeds from the liquidation will also be distributed as set forth above.
CLASS LIMITATIONS:

The Third Amended Operating Agreement limits the Company’s ability to issue additional Class C Units or Class D Units during any period of time when the Unreturned Capital Contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company.  The Company is also limited from redeeming any Class A Units or Class B Units when the Unreturned Capital Contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company.

VOTING RIGHTS:

Each holder of a Unit will be entitled to one vote per Unit, regardless of Class.

Our Members have voting rights only with respect to certain matters, primarily relating to amendments to our Third Amended Operating Agreement, removal of our Manager for “cause”, and the dissolution of the Company. Each outstanding Unit entitles the holder to one vote on all matters submitted to a vote of the Members. Generally, matters to be voted on by our Members must be approved by a majority of the votes cast by all Units present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a 75% vote. If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

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TRANSFER RESTRICTIONS:

The Third Amended Operating Agreement, with certain exceptions, authorizes the Manager to take such actions as are necessary and desirable to preserve the Fund’s qualification as a REIT. Further, unless exempted by the Manager, the Third Amended Operating Agreement prohibits any person from beneficially or constructively owning more than 9.8% in value or number of Units, whichever is more restrictive, of the outstanding Units.

If anyone attempts to transfer or own Units in a way that would violate the Unit ownership limits (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived prospectively or retroactively by the Manager, those Units instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either repurchased by us or sold to a person whose ownership of the Units will not violate the Unit ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or a disqualification as a REIT, then the initial transfer or ownership will be null and void from the outset. Anyone who acquires or owns Units in violation of the aggregate Unit ownership, unless such ownership limit or limits have been waived prospectively or retroactively by our Manager, or the other restrictions on transfer or ownership in our Operating Agreement, bears the risk of a financial loss when the Units are repurchased or sold.

The Manager has no obligation to, and may not, grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such ownership limit would result in the Fund failing to qualify as a REIT or result in any penalty or excise taxes on the Fund.

REDEMPTION RIGHTS:

The Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A, Class B, Class C, or Class D Units, as applicable, at any time by payment of any accrued but unpaid Preferred Return applicable to such Units being redeemed together with the Unreturned Capital Contribution of such Units.  This Manager right will be suspended however during any period when the Manager has suspended processing Redemption Requests as discussed below, or with respect to the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units, in the aggregate, to violate the Class Limitation discussed above.

Any Member shall have the right to require a redemption of all or a portion of its Units by submitting a written request (a “Redemption Request”) to the Manager; provided, however, any Member submitting a Redemption Request that holds less than 50,000 Units must submit a Redemption Request with respect to all Units held by such Member.  In connection with a Redemption Request, the Member requesting redemption shall be entitled to receive an amount equal to any accrued but unpaid Preferred Return applicable to such Units being redeemed, together with the Unreturned Capital Contribution of such Units being redeemed, with each Member expressly acknowledging that no amounts will be paid to a Member seeking redemption except for any accrued and unpaid Preferred Return and any Unreturned Capital Contributions applicable to such redeemed Units.  Redemption Requests will generally be completed in the order received, subject to the limitations described in greater detail below under “Description of Units”.

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SUBORDINATION TO BORROWINGS:

The Company has a $75 million line of credit with Umpqua Bank, which is senior in security interest in all of the Company’s assets. From time to time the Company may replace or enter into other secured or unsecured revolving lines of credit or other borrowings with bank lenders for the purpose of providing the Company with additional funds to manage daily Portfolio Loan funding and payoffs, or for other liquidity purposes (a “Bank Borrowing”).  As of December 31, 2022, the Company had $52,965,891 available under its line of credit agreement.

The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company’s Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

The Company previously had issued the Senior Demand Notes on a continuous basis pursuant to a separate Regulation A Offering Statement.  All such Senior Demand Notes were redeemed or converted into Class D Units effective December 31, 2022.

POWER OF ATTORNEY:

In connection with purchasing Class D Units, each investor must execute a Power of Attorney.  The Power of Attorney would allow the Company to make Deemed Distributions if and when such distributions become necessary to comply with the distribution requirements applicable to REITs under the Code or avoid the imposition of taxes on the Fund.  Deemed Distributions are discussed in greater detail under “Description of Units”.

AMENDMENTS TO OPERATING AGREEMENT:

Subject to limited exceptions discussed in greater detail under “Description of Units”, all amendments to the Company’s Third Amended Operating Agreement require written consent of the Manager and Members holding more than one-half of the issued and outstanding Units of all Members.

Notwithstanding the foregoing, the Company and its Affiliates may, without the approval of any other Member, enter into one or more side letter or similar agreement to or with one or more Members, each of which has the effect of establishing rights under, or altering or supplementing the terms of, the Third Amended Operating Agreement or of any subscription or exchange agreements between such Member and the Company (so long as the rights and obligations of the other Members set forth in the Third Amended Operating Agreement are not adversely impacted by the applicable Side Letter).

ACCOUNTING AND REPORTS TO UNITHOLDERS:

Under the Third Amended Operating Agreement, annual audited financials concerning the Company’s business affairs will be provided to Members.  Each Member will receive a copy of the Company’s income statement, balance sheet, and statement of cash flows. The Company will also provide to Members monthly distribution statements and a quarterly report, including unaudited financial statements, loan portfolio performance and an analysis of risk metrics related to the Company’s loan portfolio.

AGREEMENT TO ELECTRONIC COMMUNICATION:

All Members consent and agree that all communications may be delivered by the Company by posting such communications to your online account or by sending such communications to your designated email address. Email communications may include attachments or embedded links. Communications that you agree to accept electronically would include, without limitation, all subscription documents, deposit and withdrawal forms, monthly account statements, tax forms, rate change notices, disclosures, and other information. However, Members may send communication to the Company by regular mail.

Your consent also permits the Company to obtain your electronic signature if you choose to sign certain communications electronically. If you do sign electronically, your electronic signature will bind you to the terms and conditions to the same extent as if you signed the Communications on paper with an ink signature.

MEMBERS ARE STRONGLY ADVISED TO NEVER WIRE FUNDS TO THE COMPANY PRIOR TO CONFIRMING THE COMPANY’S WIRE INSTRUCTIONS OVER THE PHONE. YOU SHOULD CALL THE COMPANY’S PHONE NUMBER AT 503-225-0300 TO CONFIRM WIRE INSTRUCTIONS.

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RISK FACTORS

Investing in the Class D Units involves risks and there is no guaranty that you will not suffer a loss on your investment. You should carefully consider the following risk factors together with all of the other information included in this Offering Circular in evaluating an investment in the Company’s Class D Units. If any of the following risks were to occur, the Company’s business, financial condition, results of operations, cash flows and ability to make cash distributions could be materially adversely affected, and you could experience a loss on your investment. Where applicable, we have provided references to additional information within this Offering Circular to help you determine if these risks are acceptable.

Risks Related to the Offering and the Class D Units

You may not be able to readily liquidate your Class D Units.

The Third Amended Operating Agreement prohibits transfer of the Class D Units without the prior written consent of the Manager, the granting or denial of which shall be in the Manager's sole and absolute discretion.  Furthermore, there is no established market for the Class D Units, and there is no prospect of a market being established in the foreseeable future. The Class D Units are not registered under federal or any state securities laws and are not listed on an exchange or OTC market, and may not be resold unless subsequently registered or there is an exemption from registration available. The Members do not have a right to demand that the Company register the Class D Units for public sale under applicable securities laws and the Company does not plan such registration. Therefore, you may not be able to liquidate your investment, and such illiquidity likely will continue indefinitely. In addition, the Class D Units may not be readily acceptable, or permitted for use, as collateral for a loan.

While under the Company’s Third Amended Operating Agreement, a Member generally shall have the right upon written request to require a redemption of all or a portion of its Units, including Class D Units, at a price equal to any accrued but unpaid Preferred Returns plus the amount of any Unreturned Capital Contributions, the Company may not have sufficient funds available at such time to pay the redemption request or may suspend such redemption right in certain circumstances.  For example, if the Company receives a Redemption Request from a Member (or group of affiliated Members) for an aggregate amount over $1 million, then the Company may, at the Manager's election, as determined in its sole discretion, complete any such Redemption Request in multiple monthly payment intervals of $1,000,000 for each such payment date.  If the Company has unfulfilled Redemptions Requests at any time from Members collectively seeking redemption for more than thirty percent (30%) of outstanding Units, or to the extent that the processing of Redemption Requests may otherwise be prohibited by law, then the Company may also elect to suspend processing Redemption Requests in the order received and extend the redemption date for all Members until such time as the Company has sufficient liquidity to complete such redemptions without causing a material adverse impact on the Company or otherwise violating applicable law, as determined by the Manager in its reasonable discretion.  Therefore, the Company may not redeem the Class D Units upon request under certain circumstances.

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We may not generate sufficient distributable cash flow to support distributions on the Class D Units.

We must generate a certain amount of revenue each month in order to make payments of distributions on the Class D Units. The amount of cash we can pay on our Class D Units principally depends upon the amount of cash we generate from our Portfolio Loans and rental properties, which will fluctuate from month to month based on, among other things:

•	the interest payments received on our Portfolio Loans;

•	the rents and other income received;

•	the fees and expenses of the Company;

•	the fees and expenses of the Manager and its affiliates that we may be required to reimburse;

•	the amount of cash reserves established by our Manager; and

•	other business risks affecting our cash levels.

In addition, the actual amount of cash flow that we generate will depend on other factors, some of which are beyond our control, including:

•	overall domestic and global economic and industry conditions;

•	the price and availability of alternative lending sources for our Portfolio Borrowers;

•	the rate of Portfolio Loan payoffs; and

•	the impact of governmental laws and regulations.

From Company inception (April 2009) through the effective date of this Offering Circular, all investors in any investment program sponsored by the Company, its Manager or its principals have received profit distributions, interest payments and the return of investment capital when or before due. However, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to pay distributions on the Class D Units. See “Analysis of Interest and Preferred Return Coverage” on Page 42, “Portfolio Roll Forward Analysis” on Page 40, “Bank Borrowings” on Page 52 and “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional details.

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The Class D Units are subordinated to our Bank Borrowings.

As of the date hereof and so long as the Bank Borrowings are outstanding, the Company’s Bank Borrowings, or any replacement or addition to such borrowings, are senior to the Company’s existing Equity Program interests. See “Financial Statements” beginning on Page F-1 and “Liquidity and Capital Resources” Page 52 for information regarding Equity Program and Bank Borrowings. Consequently, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the Bank Borrowings will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be initially available for satisfaction of any amounts owed by virtue of the Class D Units, and the Bank Borrowings will be entitled to be paid in full prior to any right of Unitholder to receive payment. The Class D Units may similarly be subordinated to statutorily protected interests, such as liens in connection with unpaid taxes and construction liens.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to make the expected payments on the Class D Units. See “Analysis of Interest and Preferred Return Coverage” on Page 42, “Portfolio Roll Forward Analysis” on Page 40, “Bank Borrowings” on Page 52, and “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional details.

The Company may redeem your Class D Units in its discretion.

Subject to certain limitations, under the Third Amended Operating Agreement, the Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class D Units, as applicable, at any time by payment of any accrued but unpaid Preferred Return applicable to such Units being redeemed together with the Unreturned Capital Contribution of such Units.  Therefore, the Company may terminate a Member’s investment in the Class D Units, and any future returns you may receive with respect to such Class D Units, without the Member’s consent or approval.

The value for the redemption of the Class D Units will be determined as set forth in the Third Amended Operating Agreement.

Under the Operating Agreement, Units, if redeemed, will be redeemed for an amount equal to (i) any accrued but unpaid Preferred Return applicable to such Units being redeemed and (ii) the Unreturned Capital Contribution of such Units being redeemed, with each Member expressly acknowledging that the fair market value of a Member’s Units that are sought to be redeemed will not exceed the sum of any accrued and unpaid Preferred Return and any Unreturned Capital Contributions applicable to such redeemed Units.  Therefore, the amount of ultimate return a Member receive on its Units may be limited.

The Manager has discretion to use available cash to redeem the Class D Units or other classes of Units, and the discretion to issue additional Units.

Under the terms of the Third Amended Operating Agreement, the Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A Units, Class B Units, Class C Units, or Class D Units, as applicable, at any time; provided, however, that the Manager may not unilaterally make any redemption of the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units, in the aggregate, to equal an amount less than 20% of the total assets of the Company (the “Class Limitation”), or unilaterally make any redemptions during any period when it has suspended processing Redemption Requests. The redemption rights and procedures are described in greater detail under “Description of Units”. If the Manager chooses to use Company cash to redeem units in the Company, the Class D Units face the risk of the Company having less cash flow available to pay the Class D Units, either Preferred Returns or the repayment of Unreturned Capital Contributions. If the Company is unable to continue to generate cash flow or asset values diminish following any unit redemptions, the holders of Units face a greater risk of loss of investment.

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A Member’s equity interests in us will be diluted if we issue additional Units, which could reduce the overall value of the Member’s investment.

Potential investors in this offering do not have preemptive rights to any Units we issue in the future. Under our Third Amended Operating Agreement, we have authority to issue an unlimited number of additional Units; provided that the Company cannot issue additional Class C Units or Class D Units during any period of time when the unreturned capital contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company. After an investor’s purchase of the Class D Units, our Manager may elect to (i) sell additional Units in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue Units to our Manager, or its successors or assigns. To the extent we issue additional equity interests after a Member’s purchase, the Member’s percentage ownership interest in us will be diluted.

However, it is the Company’s intention to maintain the value of the Member’s investment by investing the proceeds of any future unit issuance into additional Portfolio Loans to generate additional distributable earnings. For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to make the expected payments on the Class D Units. See “Analysis of Interest and Preferred Return Coverage” on Page 42, “Portfolio Roll Forward Analysis” on Page 40, “Bank Borrowings” on Page 52, and “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional detail.

Our Members do not elect or vote on our Manager and have limited ability to influence decisions regarding our business.

Our Third Amended Operating Agreement provides that the assets, affairs and business of our Company are managed under the direction of our Manager. Our Members do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business.

Our Members have limited voting rights and may be bound by either a vote of a majority or supermajority of the Units.

Our Members have voting rights only with respect to certain matters, primarily relating to amendments to our Third Amended Operating Agreement, removal of our Manager for “cause”, and the dissolution of the Company. Each outstanding Unit entitles the holder to one vote on all matters submitted to a vote of the Members. Generally, matters to be voted on by our Members must be approved by a majority of the votes cast by all Units present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a 75% vote. If any vote occurs, each Member will be bound by the majority or supermajority vote, as applicable, even if the Member did not vote with the majority or supermajority.

The Units may be liable for obligations to indemnify the Manager.

The Company must indemnify the Manager and each agent of the Manager for any loss or damage arising out of its activities on behalf of the Company or in furtherance of the Company’s interests, without relieving the Manager and its agents of liability for a breach of the Manager’s fiduciary duties.  Under the Third Amended Operating Agreement, in certain circumstances, if there is no available funding from other sources and the Manager determines Company cash flows are insufficient to meet the Company’s indemnification obligations, the Manager may require the Members to make further capital contributions to satisfy all or any portion of the indemnification obligations of the Company, for an amount up to 10% the aggregate payments of “Net Cash Flow from Operations”, as defined in the Third Amended Operating Agreement, received by the Member from the Company within the last three years, and for a period of time up to three years following the redemption of the Member’s Units.

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The Company is permitted to incur more debt, which may intensify the risks associated with current leverage, including the risk that the Company will be unable to service its debt.

The Company is not prohibited from incurring any indebtedness or other liabilities.

However, it is the Company’s intention to maintain the value of the Member’s investment by investing the proceeds of any future indebtedness into additional Portfolio Loans to generate additional distributable earnings. For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to make the expected payments on the Class D Units. See “Analysis of Interest and Preferred Return Coverage” on Page 42, “Portfolio Roll Forward Analysis” on Page 40, “Bank Borrowings” on Page 52, and “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional details.

You will not have the benefit of an independent review of the terms of the Units, the Offering Circular or our Company as is customarily performed in an initial underwritten public offering.

The Units are being offered by the Company on a “best efforts” basis without an underwriter or placement agent. Therefore, you will not have the benefit of an underwriter or placement agent to perform an independent review of the terms of the Units, the Offering Circular, or our Company.

For this reason, you should read this Offering Circular and consult your investment, tax, and other professional advisors prior to deciding whether to invest in the Units.

Risks Related to the Business

Any deterioration in the housing industry or economic conditions could result in a decrease in demand and pricing for new and rehabilitated residential properties, which secure our Portfolio Loans, and could have a negative impact on our business and reduce the likelihood we will be able to generate enough cash to repay the Class D Units.

The Portfolio Borrowers to whom we make loans use the proceeds of our loans to construct or rehabilitate residential properties. A Portfolio Borrower’s ability to repay our loans is based primarily on the amount of money generated by selling the properties they have constructed or rehabilitated, and thus, the Portfolio Borrowers’ ability to repay our loans is based primarily on the amount of money generated by the sale of such properties.

The housing industry is cyclical and residential real estate values are typically affected by the demand for and supply of properties, which can change due to many national and regional factors, such as:

•	employment level and job growth;

•	demographic trends, including population increases and decreases and household formation;

•	availability of financing for homebuyers;

•	interest rates;

•	affordability of residential properties;

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•	consumer confidence;

•	Cost of building materials and labor;

•	Government action or inaction

•	Civil unrest, acts of war or terrorism;

•	Acts of God, including pandemics, earthquakes, hurricanes and other natural disasters,

•	levels of new and existing residential properties for sale, including foreclosed properties and properties held by investors and speculators; and

•	housing demand generally.

These conditions may occur on a national scale or may affect some of the regions or markets in which we operate more than others.

To mitigate risk, we generally lend at no more than 70 percent of the estimated after-repair values of the residential properties our Portfolio Borrowers are building or rehabilitating, providing an estimated minimum of 30 percent borrower equity in the projects to secure our Portfolio Loans. However, these values are determined shortly prior to loan funding. If the values of properties in markets in which we lend drop fast enough to cause our Portfolio Borrowers losses that are greater than their equity in the property, we may not be paid back the full amount on our loans. If these loan losses occur across our Portfolio Loans at generally the same time, it may impair our ability to pay distributions on our Class D Units.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s interest coverage ratios, cash flow from Portfolio Loan payoffs and credit line availability, loan to value ratios and asset coverage ratios are sufficiently adequate to return your investment in the Class D Units. See “Analysis of Interest and Preferred Return Coverage” on Page 42, “Portfolio Roll Forward Analysis” on Page 40, “Bank Borrowings” on Page 52 and “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional details.

Our historical loan portfolio performance may not be indicative of future performance.

The Company began making investment loans as Iron Bridge Mortgage Fund, LLC on April 1, 2009. Although the Manager and its Managing Directors may have achieved favorable returns on previous Portfolio Loans, the performance of past investments cannot be relied upon to predict the Company’s success.

If the proceeds from the issuance of Units exceed the cash flow needed to fund Portfolio Loans, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the Preferred Returns on the Units. In such an event, we may return your investment.

There can be no assurance that loans of a suitable nature will be available in the market. It is possible that the Company will be less invested in Portfolio Loans than we expect, if sufficiently attractive loan opportunities are not identified. Our ability to pay interest on our debt, pay the preferred return on our Units, pay our expenses, and cover any loan losses is dependent upon interest income we receive from loans extended to our Portfolio Borrowers. If we are not able to lend to a sufficient number of Portfolio Borrowers at high enough interest rates, we may not have enough interest income to meet our obligations, which could impair our ability to pay Preferred Returns to you. In such an event, the Company may elect to return investor capital, and/or determine not to accept further capital, over holding investor capital in a low yielding bank account.

Our Portfolio Loan investments are determined by the Manager, with no input from Unitholders.

A Unitholder must rely upon the ability of the Manager to identify, structure, and service Portfolio Loans consistent with the Company’s investment objectives. Accordingly, no person should purchase Units from the Company unless he or she is willing to entrust all aspects of the management, financing, and development of a Project to the Portfolio Borrower, and the management of the Company, valuation of the Projects securing Portfolio Loans and the terms of the Portfolio Loans to the Manager.

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We may be subject to risks resulting from conflicts of interest between the Company and the Manager and its principals and affiliates.

There may be certain conflicts of interest between the Company and the Manager, its principals and their affiliates. These include:

•

Time Demands. The Manager’s primary business activity during the life of the Company is the management of the Company. However, the Manager or its Managing Directors may pursue investment and lending activities away from the Company. Their interests and activities in connection with such other investments may create a conflict in time demands with the Company’s interests.

•

Disproportionate Interest of Manager Employees. The employees of the Manager receive distributions from Class A units that are proportionally greater or less than the distributions payable to investors in Class B, Class C and Class D Units. Accordingly, the Manager’s risk profile with respect to the use of the Company’s capital may diverge from that of investors in Class B, Class C and Class D Units.

•

Potential Conflicts of Interest in Selecting Portfolio Loan Investments. The Manager may encounter various potential conflicts of interest in selecting Portfolio Loan investments for the Company in the event that the Manager sponsors other mortgage funds that pursue similar investment strategies as the Company. As of the effective date of this offering, the Manager does not sponsor other mortgage funds.

See “Conflicts of Interest” on Page 57 for greater details about these conflicts.

Increased lender competition may decrease our profitability, which would adversely affect our ability to make distributions to Unitholders.

We may experience increased competition for business from other companies and financial institutions that are willing to extend the same types of loans that we extend at lower interest rates and/or fees. Because we do not offer FDIC insurance, our Class D Units offer higher rates than bank CDs. As a result, our cost of funds is higher than banks’ cost of funds. This may make it more difficult for us to compete against banks if they become competitive in our niche lending market in large numbers. These competitors also may have substantially greater resources, lower cost of funds, and a better-established market presence. If these companies increase their marketing efforts to our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates, interest income or fees could have an adverse impact on our profitability and our ability to make payments on the Class D Units.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate the interest and preferred return coverage ratios and determine if you are comfortable with the associated risk. See “Analysis of Interest and Preferred Return Coverage” on Page 42 for additional details.

We are heavily dependent on the Manager and its Managing Directors, the loss of which may have a significant impact on operations.

The Manager will make all management decisions for the Company, including Portfolio Loan selection and servicing. The Company will be relying in large part on the Manager’s loan origination expertise. The Manager may resign at any time without liability to the Company. If the Manager withdraws from the Company, is terminated by the Company’s Equity Program investors for cause or otherwise, or is terminated as Manager by dissolution or bankruptcy, it may be difficult or impossible for the Company to locate a suitable replacement for the Manager. In addition, two of the Manager’s Managing Directors, Gerard Stascausky and Sarah Gragg Stascausky, are considered an integral part of the Company’s investments and operations. If either or both Managing Directors were to leave the Manager, die or become permanently disabled, the Manager’s ability to continue the management of the Company could be materially and adversely affected.

The Company believes that these risks are reduced by the self-liquidating nature of the Portfolio Loans. The Company makes loans with maturities of 12 months or less. If the Company stopped making loans for any reason, its employees or a substituted loan servicer could service the Portfolio Loans through payoff and return investor capital as much as possible.

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The value of the collateral securing a Portfolio Loan may be incorrectly determined by the Manager.

The Manager will develop and utilize a consistent method to estimate the value of the collateral for each Portfolio Loan, in the Manager’s sole discretion. The Manager will use methodologies that it deems reasonable based on various valuation practices commonly used in similar businesses in the industry including comparative market analyses, appraisals, comparable sales of other similar assets, historical data and trends from actual sales, disposition or performance of assets, and other such methodologies generally used and accepted in the market. The determination or estimation of the value of any real estate collateral or other asset is highly subjective and subject to change continuously on an ongoing basis. There is no guarantee that any value as determined by the Manager of any real estate collateral or other asset of the Company will be accurate or represent the true current value of any asset.

To mitigate this risk, the Company relies on in-house real estate valuations when making new loans and continually refines its appraisal process and analyzes real estate market trends within different geographies. We believe that this internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that were paid off during a given quarter against the Company’s estimated valuation for those same properties at the time the loans were made. This analysis helps the Company to monitor and improve its in-house valuation methodology on an ongoing basis.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s loan-to-value ratios, asset coverage ratios and analysis of comparative loan-to-sale prices are acceptable. See “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional details.

There is no assurance that our current financing arrangements will remain in place.

We will depend on Bank Borrowings to efficiently manage our cash flow, Portfolio Loan funding and reach our target leverage ratio. Accordingly, our ability to achieve our most efficient investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. Currently, we have entered into a $75 million line of credit with Umpqua Bank through May 7, 2024. There can be no assurance that this agreement will remain in place and, even if in place, that the amount and definitive terms under which we would be able to borrow would be adequate. Adverse developments in the residential and commercial mortgage markets could make it more difficult for us to borrow money to finance our investment activities.

We are subject to significant government regulation, which may affect our ability to operate.

The industry in which the Company is an active participant may be highly regulated at both state and federal levels. The Company will attempt to comply with all applicable regulations affecting the markets in which it operates. However, such regulation may become overly burdensome and therefore may have a negative effect on the Company’s ability to perform. The Company expects to comply with all rules, regulations, advisories and guidelines, however it is extremely difficult to keep up with all changes and proposed changes to all federal and state regulations at all times, and the Company may, on occasion, be delayed in such compliance, requiring the Company to pay penalties, costs, fees, and other charges to regain compliance. Any such penalty, cost, fee, or other charge could have a negative adverse effect on the Company.

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We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Company intends to operate so as to not be regulated as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) based upon certain exemptions thereunder. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate as determined under exemptions from the Investment Company Act and rules issued thereunder. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, if the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Our reliance on certain exclusions from the Investment Company Act may impact certain investment decisions.

The Investment Company Act excludes from the definition of an “investment company” issuers of non-redeemable securities that are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. The Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, the Manager will rely on guidance issued by the SEC stating that so long as (1) qualifying percentages of the Company’s assets consist of mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company’s assets consist primarily of real estate related assets, the Company will remain exempt from the Investment Company Act registration requirements. These formulaic requirements may negatively impact the Company’s investment flexibility.

Real estate investing is inherently risky.

The Company is subject to the risks that generally relate to investing in real estate because it principally makes debt investments in real estate assets. Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of the collateral securing the Company’s real estate-related investments. The performance and value of its investments once funded depends upon many factors beyond the Company’s control. The ultimate performance and value of the Company’s investments are subject to the varying degrees of risk generally incident to the ownership and rehabilitation or construction of the properties in which the Company invests and which collateralize or support its investments.

Risks Related to the Company’s Portfolio Loans

The Collateral securing a Portfolio Loan may not be sufficient to pay back the principal amount in the event of a default by a Portfolio Borrower.

In the event of default by a Portfolio Loan Borrower, our Portfolio Loan investment is primarily dependent on the real estate collateral securing our Portfolio Loan. Our loan collateral consists primarily of a first lien deed of trust or mortgage on the underlying property. In the event of a default by a Portfolio Borrower, we may not be able to recover the property promptly and the proceeds we receive upon sale of the property may be adversely affected by risks generally related to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond our or our Portfolio Borrower’s control. Current market conditions may reduce the proceeds we are able to receive in the event of a foreclosure on our loan collateral. Our remedies with respect to the loan collateral may not provide us with a recovery adequate to recover our Portfolio Loan investment.

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We will have limited control over our Portfolio Borrowers, which lack of control may affect the repayment of our Portfolio Loans.

Typically, a Portfolio Borrower is structured as an entity or venture for the purpose of acquiring, improving, developing or holding the real property (a “Project”) collateralizing a Portfolio Loan. The Portfolio Borrower and the Project is managed exclusively by the principals of the Portfolio Borrower or its co-investors or affiliates.

Investors will have no opportunity to directly affect the management of the Portfolio Borrower or of the Project. The Company is also likely to have little opportunity to influence the management of the Portfolio Borrower or Project, except to the limited extent of imposing conditions to the draw of funds under a Portfolio Loan. Therefore, the successful operation of the Portfolio Borrower, the choice and terms of any junior lien Project financing, the success of the Project, the repayment of a Portfolio Loan, and the ability of the Portfolio Borrower to repay the Portfolio Loan depends greatly upon the skill, experience and efforts of the Portfolio Borrower or its principals in the acquisition, improvement, development, management and sale of the Project and in the management of the Portfolio Borrower. In the event the Project is not successfully completed, in addition to the inability of the Portfolio Borrower to repay such Portfolio Loan, the value of the Portfolio Loan collateral is likely to be impaired.

There is no operating history for the Projects that secure our Portfolio Loans.

Although a Portfolio Borrower or its principals may be experienced real estate investors that have previously purchased, rehabilitated, constructed and sold residential properties, the Project securing our Portfolio Loan will have no operating or financial history. The prior success of Portfolio Borrower or its principals in connection with previous real estate investments are no assurance that the Portfolio Borrower will enjoy comparable success with respect to the Project collateralizing the Portfolio Loan. If a Portfolio Loan or Project collateral is impaired by the poor performance of a Portfolio Borrower, the Company’s ability to realize on that Project may be impaired.

Our borrower credit requirements may be more lenient than the credit requirements of some conventional lenders.

The Company is an asset based lender and primarily relies on the value of the real estate collateral and its borrowers’ liquidity and operational experience to secure its Portfolio Loans. As a result, the Company will invest in Portfolio Loans with borrowers who will not be required to meet the high credit standards of some conventional mortgage lenders, which may be riskier than investing in loans made to borrowers who are required to meet those higher credit standards. In addition, because the Manager approves Portfolio Loans more quickly than some conventional lenders, there may be a risk that the due diligence the Manager performs as part of its underwriting procedures would not reveal the need for additional precautions. If so, the Portfolio Borrower may be more likely to default on the Portfolio Loan, requiring the Company to foreclose on the real estate collateral.

The Projects securing our Portfolio Loans may not be completed as planned, thereby increasing the risk that we will not be repaid in full.

Our Portfolio Loans are made to fund real property Projects that are often the subject of development plans by the Portfolio Borrower. Costs of planned improvements, development or operations of the Project securing the Portfolio Loan may exceed estimates, which may affect the Portfolio Borrower’s ability to complete the Project according to projections and budgets. Similarly, development plans may not be permissible under then-existing laws, ordinances, regulations and building codes. In either case, such events may affect the Portfolio Borrower’s ability to repay our Portfolio Loan.

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We may have delays or additional costs in enforcing our rights as a secured lender.

The Company believes that its lending documents will enable it to enforce commercial arrangements with Portfolio Borrowers and other counterparties. However, the rights of Portfolio Borrowers, counterparties, and other secured lenders may limit the Company’s practical realization of those benefits. For example:

•

Judicial foreclosure is subject to the delays of protracted litigation. Although the Company expects non-judicial foreclosure to be generally quicker, the Company’s loan collateral may deteriorate and decrease in value during any delay in foreclosing on it.

•	The Portfolio Borrower’s right of redemption during foreclosure proceedings can deter the sale of the loan collateral and can for practical purposes require the Company to manage the property.

•

The Company will be making loans in different states, with varying foreclosure laws, procedures and timelines. Depending on which state a Project is located, there may be more or less time, effort and cost associated with foreclosing on Portfolio Loans.

•	Unforeseen environmental hazards may subject the Company to unexpected liability and procedural delays in exercising its rights.

•	The rights of junior or statutory senior secured parties in the same property can create procedural hurdles for the Company when it forecloses on loan collateral.

•	The Company may not be able to pursue deficiency judgments after it forecloses on loan collateral.

•	State and federal bankruptcy laws can prevent the Company from pursuing any actions, regardless of the progress in any of these suits or proceedings.

•	The courts, particularly the bankruptcy courts, may unilaterally alter the contractual terms of the Company’s assets, including doing so to the detriment of the Company.

Care is exercised upon creation of the legal documents at the time of origination, or through thorough review of such documents in the event of acquisition, to ensure that as many bases as possible have been covered in the documents. However, in the event of default, it can be very difficult to predict with any certainty how courts will respond.

Our due diligence may not reveal all factors affecting an investment and may not reveal weaknesses in such investments.

There can be no assurance that the Manager’s due diligence processes will uncover all relevant facts that would be material to a lending decision. Before making a Portfolio Loan, the Manager will assess the strength of the underlying properties, borrowers, and any other factors that they believe are material to the performance of the Portfolio Loan. In making the assessment and otherwise conducting customary due diligence, the Manager will rely on the resources available to them and, in some cases, investigations by third parties.

Environmental liabilities may limit our ability to realize repayment of our Portfolio Loans.

The Projects subject to our Portfolio Loans may become subject to liability for costs of cleanup of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the Project securing our Portfolio Loan, and any related damages. Liability is often imposed without regard to whether the owner knows of, or was responsible for, the presence of the hazardous or toxic materials. These liabilities may interfere with the economic development of the subject Projects, and may interfere with the repayment of our Portfolio Loans.

The repayment of our Portfolio Loans may be affected by other debt obligations associated with the Project.

The Portfolio Borrower’s financing of a Project may involve additional subordinate loans made by third parties that are unaffiliated with the Company. These subordinate loans can provide Portfolio Borrowers with additional funds to complete a Project and improve the collateral value securing our Portfolio Loan. However as a result of increased leverage utilized by these Portfolio Borrowers, recessions, operating problems and other general business and economic risks may have a more pronounced effect on the profitability or survival of such Portfolio Borrowers than if additional leverage were not employed.

A mechanic’s lien on a Project may impair a Portfolio Loan.

The Project may be subject to a mechanic’s lien, which entitles the holder of such a lien to foreclose on the Project if the holder has not been paid in full for its services, materials or labor. Most state laws provide that any person who supplies services, materials or labor to a real estate Project may impose a lien against the Project securing any amounts owed to such person. Although the Portfolio Borrower may be required by the terms of the Portfolio Loan to utilize procedures to prevent the occurrence of mechanic’s liens (such as requiring mechanic’s lien releases prior to payment and issuing joint-party checks) no assurance can be given that mechanic’s liens will not appear against the Project. If a mechanic’s lien does appear, then it must be negotiated by the Portfolio Borrower in order to obtain its release or the person holding such lien will have the right to bring an action of foreclosure on the Project in order to satisfy the amount due under the lien.

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Eminent domain proceedings on a Project may impair a Portfolio Loan.

The Project or a portion of the Project could become subject to an eminent domain or inverse condemnation action. Although the Company and its Portfolio Borrower may be legally entitled to receive compensation for such governmental actions, the compensation may prove insufficient. Such an action could have a material adverse effect on the operations or marketability of the Project, and, as a consequence, adversely affect the ability of the Portfolio Borrower to repay the Portfolio Loan. In addition, the value of the Project as collateral would be impaired and the Project may have insufficient remaining value to repay accrued interest and principal on foreclosure.

We may have concentration risk related to Portfolio Borrowers or geographic distribution of Portfolio Loans.

The Company’s portfolio may become concentrated in a limited number of Portfolio Loans, increasing the vulnerability of the portfolio as compared with a portfolio that is more diversified in the number and location of Portfolio Loans and Portfolio Borrowers. If the Company is unable to diversify its investments by lending to a variety of Portfolio Borrowers and by diversifying the geographic and type of collateral, the Portfolio Loans will be dependent on the success of a limited number of Portfolio Borrowers and the Company’s assets may be concentrated in specific markets or collateral categories. If one or more Portfolio Borrowers or markets suffer adverse consequences, the Company’s financial condition and results of operations will be adversely affected.

For this reason, you and your financial advisors should read this Offering Circular and the Company’s most recent quarterly report to evaluate whether the Company’s geographic and borrower concentration risk is acceptable. See “Geographic Distribution” on Page 29 and “Borrowers” on Page 32 for additional details.

Our remedies as a lender may be limited to the real estate collateral securing our Portfolio Loans.

Portfolio Loans are secured by first lien deeds of trust or mortgages on property and will generally be personal obligations of the principals of the Portfolio Borrower. In the event of a default under a Portfolio Loan, the Company is entitled to foreclose upon the property securing the Portfolio Loan and may seek a deficiency judgment against the principals, individually. A deficiency judgement may be subject to delays and additional expenses if defenses or counterclaims are interposed, making the pursuit of a deficiency judgement uneconomical.

The Company’s investment may not be sufficiently protected in the event of damage to collateral.

Although the Company requires its Portfolio Borrowers to maintain adequate insurance coverage against liability for personal injury and property damage, such insurance may prove insufficient to cover any liabilities or casualty losses incurred by a Portfolio Borrower. Also, certain risks may be uninsurable or may become uninsurable, or may become insurable only at prohibitive cost, such as the risk of property damage and general liability from earthquakes, floods, damage from terrorist activities, or certain environmental hazards. In addition, such risks may be insurable only in amounts that are less than the full market value or replacement cost of the relevant collateral. In addition to the unintentional loss of the collateral, the Portfolio Borrower may permit uninsured waste or other damage to the collateral by tenants, licensees or invitees. In the event of the occurrence of such risk or waste, the collateral may be substantially impaired or destroyed, and the potential loss to the Company in the event the applicable Portfolio Loan does not perform could be material.

The Company may become subject to penalties for usury.

The structure of the Company’s Portfolio Loans is expected to comply with state usury laws and the laws of other relevant jurisdictions. However, usury laws and their exemptions are complex and may change. If, despite the Company’s reasonable efforts in reliance on qualified advisors to avoid such result, a Portfolio Loan made by the Company does not comply with applicable state usury laws, the Company may be responsible for payment of penalties and face the potential loss of some or all of its Portfolio Loan investment.

Risks Related to the Company’s REIT Qualification

We have limited experience operating a REIT and we cannot assure you that our past experience will be sufficient to successfully manage our business as a REIT.

We have limited experience operating a REIT. The REIT provisions of the Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.

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Our failure to qualify as a REIT would cause us to be treated as a regular corporation subject to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and members.

The Company intends to elect to be treated as a corporation taxable as a REIT commencing with our taxable year ending December 31, 2022, but there can be no assurance that the Company will qualify or be able to maintain its qualification as a REIT. As described more fully in the section of this Confidential Proxy Statement entitled “Certain U.S. Federal Income Tax Considerations,” our qualification as a REIT depends upon our satisfaction of a range of complex asset, income, organizational, distribution, member ownership and other requirements on a continuing basis. We have structured and intend to continue structuring our activities in a manner designed to satisfy all requirements for qualification as a REIT. However, the highly technical nature of these rules, the ongoing importance of factual determinations, and the possibility of unidentified issues in prior periods or changes in the Company’s circumstances, each could adversely affect the Company’s ability to qualify as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, generally we would be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to members because of the additional tax liability. In addition, distributions to members would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even as a REIT, we may face tax liabilities that reduce our cash flow.

Regardless of the Company’s qualification as a REIT, it may be subject to U.S. federal income, penalty, or excise taxes in certain situations. In addition, the Company may be subject to some state and/or local taxes on, among other things, its income and property. To the extent the Company is required to pay any such taxes (or penalties or interest thereon), it will have less cash available for distribution to members. Each prospective member should carefully review the risk factors herein, as well as the section below entitled “Certain U.S. Federal Income Tax Considerations.”

Complying with REIT requirements may force us to forgo or liquidate otherwise attractive investment opportunities.

As further discussed in the section entitled “Certain U.S. Federal Income Tax Considerations,” to qualify as a REIT for U.S. federal income tax purposes, the Company must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts the Company distributes to members and the ownership of Units. Accordingly, the Company may be required to make distributions to members at disadvantageous times or when it does not have funds readily available for distribution, or it may be required to forego or to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder the Company’s ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiaries would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a taxable REIT subsidiary generally will not provide any tax benefit, except for being carried forward against future taxable income of such taxable REIT subsidiary. As of the effective date for this offering the Company has not entered into any hedges.

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To qualify as a REIT, we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

To obtain the favorable tax treatment accorded to REITs, the Company normally will be required each year to distribute to members at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. The Company will be subject to U.S. federal income tax on its undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions the Company pays with respect to any calendar year are less than the sum of (1) 85% of the Company’s ordinary income, (2) 95% of the Company’s capital gain net income and (3) 100% of the Company’s undistributed income from prior years. These requirements could cause the Company to distribute amounts that otherwise would be spent on acquisitions of assets and it is possible that the Company might be required to borrow funds, use proceeds from the issuance of securities, pay taxable dividends of Units or debt securities or sell assets in order to distribute enough of its taxable income to qualify or maintain qualification as a REIT and to avoid the payment of U.S. federal income and excise taxes.

Compliance with the annual REIT distribution requirements may necessitate Deemed Distributions or similar measures, by which a member could recognize taxable dividend income without a corresponding receipt of cash.

In the event regular distributions are insufficient to meet the distribution requirements applicable to a REIT described above, the Company alternatively may make Deemed Distributions, including by taking advantage of “consent dividend” procedures in which the Company is deemed to have distributed, and our members would be deemed to have received, taxable dividends without the payment of actual cash. For example, historically the Company has established a customary loan loss reserve with respect to its loan investments. In years in which such net reserves are increased, the Company’s taxable income can exceed its regular distributable cash flow. Because the Company has been taxed as a partnership, historically such excess has resulted in members of the Company recognizing taxable income in excess of cash distributions received by them from the Company. Similarly, if the Company increases its loan loss reserve while a REIT, the Company’s taxable income could exceed its distributable cash flow, in which case the Company could cause Deemed Distributions to be made in the amount of such excess. Such Deemed Distributions would result in the recognition of dividend income by members without a corresponding distribution of cash. In addition, the Company may take advantage of certain other dividend procedures (such as “spillover” or “deficiency” dividend procedures) regarding the timing in which dividends are treated as received by members, which could result in a similar mismatch of taxable dividend income and cash.

If we fail to invest a sufficient amount of the net proceeds from selling our Units in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.

Temporary investment of the net proceeds from sales of our Units in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from the sales of our Units in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT.

You may be restricted from acquiring or transferring certain amounts of our Units.

The Third Amended Operating Agreement, with certain exceptions, authorizes the Manager to take such actions as are necessary and desirable to preserve the Company’s qualification as a REIT. Further, unless exempted by the Manager, the Third Amended Operating Agreement prohibits any person from beneficially or constructively owning more than 9.8% (or, prior to January 1, 2023, the greater of such percentage or the percentage owned by a particular member as of the date of the Third Amended Operating Agreement) in value or number of Units, whichever is more restrictive, of the outstanding Units of the Company, or of any class or series of Units of the Company, excluding any outstanding Units not treated as outstanding for U.S. federal income tax purposes, or such other percentage determined from time to time by the Manager in accordance with the Third Amended Operating Agreement. The Manager shall determine, in its sole discretion, the number and value of the outstanding Units, and all such determinations shall be conclusive.

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If anyone attempts to transfer or own Units in a way that would violate the Unit ownership limits (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived prospectively or retroactively by the Manager, those Units instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either repurchased by us or sold to a person whose ownership of the Units will not violate the Unit ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or a disqualification as a REIT, then the initial transfer or ownership will be null and void from the outset. Anyone who acquires or owns Units in violation of the aggregate Unit ownership, unless such ownership limit or limits have been waived prospectively or retroactively by our board of directors, or the other restrictions on transfer or ownership in our Third Amended Operating Agreement, bears the risk of a financial loss when the Units are repurchased or sold.

The Manager has no obligation to, and may not, grant an exemption from these restrictions to any proposed transferee whose ownership in excess of such ownership limit would result in the Company failing to qualify as a REIT or result in any penalty or excise taxes on the Company.

The use of taxable REIT subsidiaries, which may be required for REIT qualification purposes, would increase our overall tax liability and thereby reduce our cash available for distribution to you.

Some of our assets may need to be owned by, or operations may need to be conducted through, one or more taxable REIT subsidiaries (each, a “TRS”). Any of our TRSs would be subject to U.S. federal, state and local income tax on their taxable income. The after-tax net income of our TRSs would be available for distribution to us. Further, we would incur a 100% excise tax on transactions with our TRSs that are not conducted on an arm’s-length basis. While we intend that all transactions between us and our TRSs would be conducted on an arm’s-length basis, and therefore, any amounts paid by our TRSs to us would not be subject to the excise tax, no assurance can be given that no excise tax would arise from such transactions.

The tax on prohibited transactions may limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for U.S. federal income tax purposes.

If the Company sells any “dealer” property, the net income from such sale would be subject to a 100% “prohibited transactions” tax. The determination of whether any property is “dealer property” is a fact-specific question, and although the Company intends to structure any dispositions of properties in a manner that avoids such tax, no assurance can be provided in this regard. Further, to the extent that the Company seeks to avoid imposition of the prohibited transaction tax by causing one of its TRSs to dispose of the applicable property, such TRS generally would be subject to corporate income tax on its net gain resulting from such disposition.

We may not request an opinion of counsel as to our status as a REIT, which increases the risk that we may not be appropriately structured and operated to qualify and maintain qualification as a REIT.

REITs engaging in a registered public offering must obtain a written opinion of counsel as to whether the REIT will qualify for taxation as a REIT under the Code and make that opinion available to the public as part of its registration process. Opinions of counsel as to an entity’s eligibility to qualify as a REIT are not binding on the IRS and are not guarantees that such an entity will qualify and continue to qualify as a REIT. In addition, legal counsel’s tax opinions are based upon the law existing and applicable as of the date of the opinions, all of which can change, either prospectively or retroactively. However, accounting firms and law firms that render opinions to entities desiring to qualify as REITs would advise their clients as to the likelihood of meeting the qualification requirements and may suggest changes in an entity’s intended structure or intended method of operation to enhance the likelihood that an entity will meet the applicable requirements. While we have consulted with our legal counsel, we are not required to request, and may not request, a written opinion that sets forth our legal counsel’s opinion on whether we will be appropriately structured and operated to meet the complex requirements necessary to be taxed as a REIT. Accordingly, no such opinion is available for you to review, and you face a greater risk that we may not be appropriately structured and operated to qualify and maintain our qualification as a REIT.

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The ability of our Manager to revoke our REIT qualification without Member approval may cause adverse consequences to our Members.

Our Manager may revoke or otherwise terminate our REIT Election, without the approval of our Members, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for distributions paid to Members in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates, as well as state and local taxes, which may have adverse consequences on our total return to Members.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our Units.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the U.S. federal income tax laws applicable to investments similar to an investment in our Units. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation, the investment in the Units or the market value or the resale potential of our real estate loans or properties. You are urged to consult with your own tax advisor with respect to the impact of recent or proposed legislation on your investment in the Units and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our Units.

The Manager may elect to not proceed with the REIT Election or the Third Amended Operating Agreement for any reason.

The Manager reserves the right, notwithstanding member approval (if obtained), to elect not to proceed with the REIT Election or the Third Amended Operating Agreement if, at any time prior to or after the amendment and restatement of the Operating Agreement, the Manager determines that it is no longer in the best interests of the Company and the best interests of the Members to proceed with the REIT Election and the Third Amended Operating Agreement.

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FORWARD-LOOKING STATEMENTS

This Offering Circular includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as “may,” “should,” “expects,” “plans,” “believes,” “estimates,” “predicts,” “potential,” and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. Such factors include, but are not limited to, those discussed in the “Risk Factors” section of this Offering Circular. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this Offering Circular are made as of the date of this Offering Circular, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this Offering Circular are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements.

The historical results described in this Offering Circular with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this Offering Circular are based on historical examples and the Company’s estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation could be material. Please see the section “Risk Factors” before deciding to purchase Class D Units.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE CLASS D UNITS, THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE CLASS D UNITS HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL, STATE OR FOREIGN SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

USE OF PROCEEDS

The proceeds to the Company from the sale of Class D Units will be equal to the aggregate purchase price of the Class D Units we sell. The estimated expenses for the preparation, filing, printing, legal, accounting and other fees and expenses related to the offering of approximately $300,000 have been paid by the Company related to this offering.

The Company intends to use the proceeds from this offering, along with the Bank Borrowings, to fund loans to borrowers and not to fund the Company’s operating expenses and other obligations. The Company has not identified the particular investments it will make. Accordingly, an investor must rely upon the ability of the Manager in making investments consistent with the Company’s investment objectives and policies. Although the Managing Directors have been successful in locating investments in the past, the Company may be unable to find a sufficient number of attractive opportunities to invest its committed capital or meet its investment objectives. The Company does not intend to use proceeds for the purpose of repurchasing or redeeming Equity Program interests in the Company, but may do so as necessary to appropriately manage cash flows or to meet the distribution requirements associated with REIT qualification.

The Company does not anticipate any material changes to the use of proceeds described above in the event that less than all of the Class D Units being qualified are sold and the proceeds are subsequently reduced. The Company intends to issue Class D Units only if it believes sufficient investment opportunities exist in the near term. As provided in rules promulgated by the Securities and Exchange Commission, the Company may issue pursuant to a qualified offering up to $75,000,000 eligible securities pursuant to Regulation A in any 12 month period; the 41,000,000 Class D Units offered pursuant to this Offering Circular represents this $75,000,000 cap less the $3,721,050 in Senior Notes sold in the previous 12 months pursuant to the Company’s Senior Notes Offering pursuant to Regulation A and approximately $29,399,870 in Class D Units sold in the previous 12 months pursuant to this Offering, which includes approximately $21,255,179 in Class D Units issued upon conversion of any outstanding Senior Secured Demand Notes.  The Company discontinued the offer and sale of it Senior Secured Demand Notes effective December 31, 2022. The Company is offering the Class D Units on an ongoing basis and may subsequently increase the amount of the offering as permitted in accordance with Regulation A.

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BUSINESS

Overview

The Company was formed in 2009 as an Oregon limited liability company for the purpose of making commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company has no employees and is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company (the “Manager”), which is owned and operated by Gerard Stascausky and Sarah Gragg Stascausky (the “Managing Directors”). Gerard Stascausky and Sarah Gragg Stascausky combined bring to the Company over 20 years of investment banking experience, over 18 years of distressed real estate investment experience, and over 22 years of private real estate lending experience. The Manager provides Portfolio Loan origination and servicing services to the Company. See “Management” on Page 54 of this Offering Circular.

The Company’s primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company’s primary sources of investment capital are its Equity Program interests, Senior Notes and Bank Borrowings. All operating expenses and offering expenses are paid from investment profits, which are distributable to Equity Program investors after interest expense is paid on Senior Notes and Bank Borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past. See “Underwriting” on Page 35 of this Offering Circular.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company’s economic interests.

The Company’s investments are exclusively in non-owner occupied real estate loans. The Company does not originate owner-occupied residential loans of any kind.

REIT Status

The Company has elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes under the Code, commencing with its taxable year ending December 31, 2022. A REIT is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property. The entity must make a special election under the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as a corporation taxed as a REIT.

Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its members. Generally, the benefits of investing in a REIT include (i) 20% 199A tax deduction for taxable investors; (ii) no unrelated business taxable income (UBTI) tax for tax advantaged investors, (iii) simplified annual tax reporting form 1099-DIV, and (iv) investor state taxation based on the investor’s state of residence (no multi-state tax filing requirements).  However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations.

Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property.  It also must be beneficially owned by 100 or more persons, and have not more than 50% in value of its outstanding stock owned, directly or indirectly, by five or fewer individuals, as determined under the Code.  The Company must also make a special election under the Code to be treated as a corporation taxed as a REIT, which the Company did on its 2022 tax return.   The Company’s failure to qualify as a REIT would cause us to be treated as a regular corporation subject to U.S. federal income tax and potentially state and local tax.

In addition to the above requirements, to obtain the favorable tax treatment accorded to REITs, the Company normally will be required each year to distribute to members at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains.  In the event regular distributions are insufficient to meet the distribution requirements applicable to a REIT, the Company alternatively may arrange for borrowings in order to maintain its REIT status, issue a qualifying distribution of additional equity, or take advantage of “consent dividend” procedures in which the Company is deemed to have distributed, and the Company’s members would be deemed to have received, taxable dividends without the payment of actual cash.  Failure to make required distributions may result in additional taxes and penalties to the Company.

Company Vision

We believe that the real estate finance industry is in the early stages of a major transformation that should create significant value for borrowers, investors and real estate finance companies. Technology and new securities laws should drive increased efficiency. For borrowers, this should mean lower interest rates and better service. For investors, this should mean superior risk-adjusted returns that are not available in the public markets. And for the innovative companies that lead this change, it should mean an opportunity to create value while effectively managing risk.

Background and Strategy

Real estate finance markets are highly fragmented, with numerous large, mid-size, and small lenders and investment companies, such as banks, savings and loan associations, credit unions, insurance companies, institutional lenders and private lenders all competing for investment opportunities. Many of these market participants experienced losses in the real estate market, which started to decline in 2006 and reached its bottom in 2012. As a result of credit losses and restrictive government oversight, many of these financial institutions are not participating in this market to the extent they had before the credit crisis. In addition, it appears that the number of banks and other institutional lenders willing to lend for the acquisition and rehabilitation of commercial and residential investment properties has decreased. In particular, we believe that banks and other institutional lenders are generally more reluctant to lend money secured by residential property until the property is constructed or fully renovated and either rented or ready for purchase by an owner-occupant. Developers particularly rely on private lending sources such as the Company to fill the need for financing between the time a property is purchased and the time, after construction or rehabilitation, when it is ready to be rented or sold. We believe the Company fills a significant gap by providing much needed financing of this type for areas with a growing need for such financing, and that profitable investment opportunities will be available to the Company based on the fragmented nature of the rehab lending market and the limited competition from banks and other institutional lenders.

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Why Private Lending Offers Asymmetrical Investment Returns

The Company believes that its Portfolio Loan investments can earn a higher rate of return per unit of risk compared to public market investments (e.g., publicly-traded stocks and bonds) because the private lending markets in which it operates are less efficient than public markets. The efficient market theory generally assumes two things: (1) information is ubiquitous and (2) capital moves freely. These two assumptions are important in understanding why we believe that the private lending industry can produce asymmetrical investment returns, which can be defined simply as higher rates of investment return per unit of risk than the efficient market theory would suggest.

The first assumption, “information is ubiquitous,” generally means that all investors know about all investments available and have analyzed all the information available related to those investments. In the public markets this assumption is often true. For example, large investment funds with billions of dollars in investment capital often employ large staffs of analysts, each dedicated to specific industries or companies. The public companies they analyze are generally required by law to disclose material information to the public in a timely manner. When new information is made available, these analysts can quickly assimilate the information and invest accordingly. These conditions make information ubiquitous in the public markets, but these conditions generally do not hold true in the private lending industry for rehab and new construction projects.

The second assumption, “capital moves freely,” generally means that investors are able and motivated to allocate capital among investment opportunities in a way that always maximizes the investment return per unit of risk. Again, in the public markets, this assumption is often true. For example, large investment funds are generally competing to attract investment capital by earning a superior investment return relative to their peers and are therefore motivated to reallocate investment capital in order to maximize investment returns. In addition, the public markets are generally liquid and allow these institutional investors to buy and sell quickly with minimal transactional costs. These conditions allow capital to move freely in the public markets, but these conditions generally do not exist in the private lending industry for rehab and new construction projects.

By comparison, within the private lending industry information generally is not ubiquitous and capital generally does not move freely. For example, private lenders in Colorado or Texas may not necessarily know about lending opportunities in Oregon or Washington. Moreover, even if those private lenders were made aware of these lending opportunities, the private lenders may not be interested or structurally capable of evaluating and funding the loans in the timeframes required. Further, capital generally does not move freely in the private lending industry for rehab and new construction projects. For example, the largest lenders in the real estate industry are banks, which are both government regulated and structurally challenged to move quickly. Government regulations often dissuade banks from pursuing certain types of profitable loans in order to comply with larger risk management overlays. The banks are also often structured in ways that make them relatively slow in analyzing and funding loans. What this means is that the private lending industry for rehab and new construction projects is fragmented and relatively inefficient and does not comply with the efficient market theory’s assumptions of ubiquitous information flow and free movement of capital. This inefficiency provides an opportunity for participants in the private lending industry to earn asymmetrical investment returns, or, in other words, a higher rate of return per unit of risk versus public market investments as indicated in the following graph.

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Defensive Attributes of the Company’s Business Model

While there can be no guaranty that investors in the Company will not suffer a loss on their investment, we believe that the Company’s business model has certain defensive attributes that may allow the Company to perform relatively well in adverse economic environments. The following is a list of defensive business model attributes that we believe have allowed the Company to earn an attractive investment return with no loss to investors from Company inception (2009) through the date of this offering circular. However, there can be no assurance that these attributes would provide the same level of protection in the future.

The Company does not rely on increases or decreases in real estate prices. The Company’s investment returns are primarily derived from the interest payments and fees paid by the Company’s Portfolio Borrowers who have generally demonstrated an ability to find profitable projects in various economic environments. We believe this is one of the reasons why the Company’s profitability and investor returns have remained stable through depreciating, flat and appreciating real estate markets since 2009.

The Company generally makes short term loans of 12 months or less that enable both the Company and its Portfolio Borrowers to adapt quickly to changing economic conditions. For example, if real estate prices soften and resale activity slows down, some of our Portfolio Borrowers may break even or lose money on current Projects because their estimated resale prices may prove to have been too optimistic. However, because these are short-term Projects with defined exit strategies, our Portfolio Borrowers are often able to adapt quickly by buying the next Project at a lower price to account for changing market conditions.

Changes in interest rates do not require the Company to reprice its Portfolio Loans, minimizing interest rate risk. The Company has the intent and ability to hold its Portfolio Loans to maturity. Therefore, Portfolio Loans are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. Changes in interest rates do not require the Company to reprice its Portfolio Loans. However, changes in interest rates can create reinvestment risk related to changes in the rate of return available on new Portfolio Loans made by the Company.

The Company’s Portfolio Borrowers are more price setters than price takers. Because our Portfolio Borrowers’ Projects are short-term, and their profits come primarily from the value-added improvements made to the Project, we believe our Portfolio Borrowers are more sensitive to completing and selling their Projects quickly than they are to the current trend in real estate prices. For example, between 2009 and 2012, when real estate prices were in decline, many of the Company’s Portfolio Borrowers were buying properties from foreclosure auctions at very low prices, rehabbing the houses, and then listing the houses for sale at prices that were often lower than competing listings, resulting in quick sales.

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The Company’s loan portfolio is primarily secured by residential real estate, which we believe to be a more defensive asset class relative to assets correlated to other sectors of the economy. Real estate is a well-known inflation hedge, but what’s more important is that, in our view, the Federal Reserve and other policymakers are likely to prioritize the health of the residential real estate market over other sectors of the U.S. economy. The simple reason is that consumption is approximately 70% of U.S. gross domestic product and housing is the largest single investment for most consumers. Accordingly, we believe that it is unlikely that policymakers will allow the residential real estate market to suffer for an extended period without taking action. The same cannot be said for other sectors of the economy. For example, the oil and gas industry experienced a major decline in energy prices during 2014 and 2015 that led to significant capital spending reductions and industry layoffs. However, from an economic perspective the benefits of lower energy prices transmitted through increased consumer spending generally appeared to offset the negative effects of oil industry contraction on the overall economy.

The Company’s business model generates strong and stable monthly recurring revenues, which means the Company is well positioned to cover interest payments. For the 12 months ended December 31, 2022, the Company generated revenues of $15.5 million and paid interest of $1.5 million on the Senior Notes (or to the extent applicable preferred returns to the Class D Unitholders) and $2.0 million in interest expense on Bank Borrowings. Revenues were 4.5 times the amount needed to cover this combined preferred return plus interest expense. In these calculations, the preferred return payable to Class D Unitholders is combined with the interest payable on Bank Borrowings because Bank Borrowings have a senior security interest to Class D Unitholders. We believe that this level of coverage provides Class D Unitholders a significant layer of protection that should help safeguard investor capital during an adverse economic event. Because the Company replaced the 5% Senior Notes with 5% preferred Class D Equity during 2022, we believe the cumulative Senior Note interest coverage ratio provides a reliable pro forma estimate for what the preferred return coverage ratio would have been had the Company replaced its 5% Senior Notes with 5% preferred return Class D Units during 2021. See “Analysis of Interest and Preferred Return Coverage” on Page 42 for additional details.

Investor capital is further protected by the value of the real estate collateral. As of December 31, 2022, the estimated “as-is” value of the real estate collateral was $150.9 million, which secured the combined $43.3 million of Class D Units ($21.3 million) and Bank Borrowings ($22.0 million). The “as-is” value of the real estate collateral was approximately 3.48 times the amount necessary to pay off our Class D Units and Bank Borrowings combined. Similarly, the Class D Units and Bank Borrowings combined represented an “as-is” loan-to-value of 29% on the real estate collateral. In these calculations, the unreturned capital contribution of Class D Units is combined with the principal balance owed on Bank Borrowings because Bank Borrowings have a senior security interest ahead of Class D Unitholders. We believe that this level of real estate asset coverage and loan-to-value provides another important layer of real estate asset protection that should help safeguard investor capital during an adverse economic event. Because the Company replaced the 5% Senior Notes with 5% preferred Class D Units, we believe the Senior Note cumulative as-is loan-to-value and asset coverage ratios provide a reliable pro forma estimate for what those ratios would have been had the Company replaced its 5% Senior Notes with 5% preferred return Class D Units during 2021. See “As-Is Loan-to-Value and Asset Coverage Based on Percentage Completion” on Page 42 for additional information regarding loan-to-value analysis and the method of estimating “as-is” value.

Portfolio Loan Characteristics

Project Type. The primary focus of the Company’s lending activities is on single-family residential rehab and new construction projects. As described above, the Company believes that this market is underserved by banks and other institutional lenders. In addition, the relatively short-term nature of these projects (12 months or less) allows the Company and its Portfolio Borrowers to adjust quickly to changing market conditions.

The following table provides information about the distribution of the Company’s loan portfolio by project type segmented further by number of loans and the unpaid principal balance (“UPB”) of those loans.

	As of the Year Ended December 31,
	2022	2021
Number of loans
Single-family residential rehab	257	281
Single-family residential new construction	18	25
Multi-family residential rehab	0	1
Multi-family residential new construction	0	1
Commercial	0	2
Land entitlements	0	0

Percentage of UPB
Single-family residential rehab	93%	82%
Single-family residential new construction	7%	11%
Multi-family residential rehab	0%	4%
Multi-family residential new construction	0%	<1%
Commercial	0%	3%
Land entitlements	0%	0%

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During the residential real estate downturn from 2009 through 2012, the Company only made residential rehab loans on existing single family properties. From 2013 through 2015, the Company modestly increased the amount of loans it made for single-family and multi-family new construction. This trend reflected the general improvement in the real estate market over that time and a corresponding shift in the business models of our borrowers from fixing distressed properties purchased through foreclosure sales or from bank owned inventory to more value-added projects, such as square footage additions or new construction. During 2015, 2016 and 2017, the Company’s single-family and multi-family new-construction loans, in aggregate, remained consistent at less than 25% of loan portfolio UPB. From 2018 through 2022, the Company made fewer new construction loans in favor of more residential rehab loans. At December 31, 2022, Company’s single-family and multi-family new-construction loans, in aggregate, were less than 7% of UPB. The Company believes that the real estate securing residential rehab loans is generally more secure compared to the real estate securing new construction loans because, on average, the amount of construction funds required to complete rehab projects is less, the time to complete a rehab project is shorter, and rehab projects usually come with an existing certificate of occupancy allowing the owner to more easily rent the property in an adverse economic environment.

It is important to point out that the Company does not make loans for land entitlement purposes only. Any land entitlement loans represent phase one of two phase projects that require land entitlement to be completed prior to new construction commencing on either single-family or multi-family residential structures.

Geographical Distribution. The Company continues to experience steady loan demand and stable real estate resale activity. However, the real estate markets it serves can be affected by both regional economics and macro economic cycles. For this reason, the Company believes that increasing its geographic diversification and having the ability to rebalance its loan portfolio between geographies is important to effectively manage risk.

The following table provides the geographic distribution of the Company’s loan portfolio by state segmented further by the number and unpaid principal balance of loans (“UPB”) that were active at the end of the period and those loans that paid off during the period.

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	As of the Year Ended December 31,
	2022	2021
Arizona
Number of active loans, end of period	7	3
Percentage of total UPB	3%	1%
California
Number of active loans, end of period	100	91
Percentage of total UPB	50%	46%
Colorado
Number of active loans, end of period	16	25
Percentage of total UPB	10%	10%
D.C. – Washington
Number of active loans, end of period	2	-
Percentage of total UPB	1%	-
Florida
Number of active loans, end of period	9	7
Percentage of total UPB	1%	1%
Georgia
Number of active loans, end of period	5	15
Percentage of total UPB	1%	2%
Indiana
Number of active loans, end of period	4	2
Percentage of total UPB	1%	<1%
Maryland
Number of active loans, end of period	19	10
Percentage of total UPB	4%	1%
Missouri
Number of active loans, end of period	13	30
Percentage of total UPB	1%	3%
North Carolina
Number of active loans, end of period	6	1
Percentage of total UPB	1%	<1%
Oregon
Number of active loans, end of period	31	37
Percentage of total UPB	10%	10%
Tennessee
Number of active loans, end of period	1	-
Percentage of total UPB	<1%	-
Texas
Number of active loans, end of period	32	45
Percentage of total UPB	10%	13%
Utah
Number of active loans, end of period	18	22
Percentage of total UPB	5%	5%
Virginia
Number of active loans, end of period	1	1
Percentage of total UPB	<1%	<1%
Washington
Number of active loans, end of period	11	21
Percentage of total UPB	4%	6%

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During 2016, the Company maintained stable lending activity across its existing geographies and began lending in Florida, Massachusetts, New Jersey, North Carolina, Oklahoma and South Carolina. During 2017, the Company began lending in Georgia, Tennessee and Virginia. During 2018, the Company began lending in Louisiana and increased its portfolio concentration toward non-judicial foreclosure states. During 2019 and 2020, the Company began lending in the District of Columbia, New Mexico and Utah and further increased its portfolio concentration toward non-judicial foreclosure states. The Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose non-performing loans is less. As of December 31, 2022 and 2021, the percentage of loan portfolio UPB secured by property located in non-judicial states was 98.1% and 98.4%, respectively.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity.

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Borrowers. The Company’s Portfolio Borrowers are often comprised of one to three member teams that form a company and take title to Projects in their company name. The team members usually have prior experience in real estate development, construction, finance or sales. For example, a common three-person team might include a real estate agent, general contractor and financier, each contributing their expertise to the team. The real estate agent might be tasked with identifying attractive Projects, making suggestions regarding what capital improvements should be made to the Projects and helping to market and sell the Projects. The contractor might be tasked with assessing the cost, complexity and time necessary to make the planned capital improvements to the Project and managing that construction process. The financier might be tasked with managing the lender relationships, equity investor relationships in the Project, if any, and handling all back office accounting.

Between 2009 and 2015, the Company did not pursue a formal marketing or advertising program to grow its base of Portfolio Borrowers. The growth in the number of Portfolio Borrowers came almost exclusively through word of mouth. However, beginning in 2016, the Company implemented a marketing and advertising plan, which has helped the Company identify qualified Portfolio Borrowers and advantageous lending opportunities in each geographic market.

It has been our experience that providing Portfolio Borrowers with exceptional service leads to business referrals, which we believe is the best form of marketing. In addition, because our Portfolio Borrowers are often repeat customers, the value of each Portfolio Borrower relationship is much higher than it would be if the Portfolio Borrowers were not repeat customers.

The following table provides information regarding borrower concentrations as of the dates indicated.

	As of the Year Ended December 31,
	2022	2021
Portfolio Loans	275	310
Portfolio Borrowers	152	159
Average number of loans per borrower	1.8	1.9
Top borrower (percentage of UPB)	5.3%	6.4%
Top 3 borrowers (percentage of UPB)	12.5%	14.1%

Loan Term. All of the Company’s loans are made with maturity dates of 12 months or less. However, it is the Company’s policy to provide borrowers, whose loans are not in default, with six-month loan extensions, as needed, to allow more time to finish projects. We believe the relatively short-term nature of these projects allows the Company and its Portfolio Borrowers to adjust quickly to changing market conditions.

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The following table sets forth the distribution of loans by age at the dates indicated:

	As of the Year Ended December 31,
	2022	2021
Number of loans
00-06 months	158	203
06-09 months	44	58
09-12 months	29	21
12+ months	44	28
Percentage of unpaid principal balance
00-06 months	47%	60%
06-09 months	19%	20%
09-12 months	12%	7%
12+ months	22%	13%

The increase in loans over twelve months represented lengthening sales cycles due to the slowdown in residential real estate resale activity demand during the second half of 2022, and an increase in larger projects that were expected to take longer to complete.

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Loan Turnover. The following table provides information associated with the Company’s Portfolio Loan turnover for the periods shown:

	As of or for the Year Ended December 31,
	2022	2021
Loans originated, during period	513	597
Loans paid off, during period	548	562
Loans foreclosed, during period	0	1
Portfolio Loans, end of period	275	310
Total historical payoffs, end of period	4,061	3,513
Total historical originations, end of period	4,336	3,823

Total loan origination and associated Portfolio Loan turnover increased gradually each year from 2013 through 2017 as the Company worked to balance a steady increase in capital formation with quality loan origination. During 2018, the number of loans originated decreased as the Company shifted its origination toward states with larger loan sizes. During 2019 through 2021, the number of loans originated increased as the Company grew its loan portfolio to balance with the issuance of additional Senior Notes. During 2022, the number of loans originated decreased modestly as the Company slowed its lending activity during the fourth quarter of 2022.

Loan Size. The following table sets forth the distribution of loans by size (based on the unpaid principal balance) at the dates indicated:

	As of the Year Ended December 31,
	2022	2021
Portfolio unpaid principal balance	$105,524,292	$115,701,463
Average loan size	383,725	373,231
Median loan size	288,457	272,124
$0-$100,000	19	22
$100,001-$200,000	63	81
$200,001-$300,000	60	67
$300,001-$500,000	73	78
$500,001-$1,000,000	44	44
$1,000,000-$1,500,000	12	10
$1,500,000-$2,000,000	4	8
$2,000,000-$2,500,000	0	0
$2,500,000-$3,000,000	0	0

The Company saw a modest increase in average and median loan sizes from 2017 through 2022, reflecting the Company’s shift toward west coast states, which have relatively higher priced real estate on average, and the appreciation of the real estate market.

The Company’s objective is to make loans secured by real estate priced in the liquid segments of each geographic market. Therefore, the distribution of loan sizes between time periods largely reflects both changes in real estate prices over time and a mix shift between geographies. While the Company is sensitive to loan size diversification, it does not target a mix of loan sizes.

34

Portfolio Loan Criteria and Policies

Underwriting. The Company engages in the business of making loans secured by first lien deeds of trust or mortgages that encumber real estate located in the United States, its territories and possessions. The Company may also invest indirectly in a loan by acquiring an ownership interest in an entity formed for the sole purpose of holding a qualifying loan. The Company’s loans are not insured or guaranteed by any governmental agency or private entity.

For each Portfolio Borrower, the Company performs a criminal background check, orders a credit report, measures liquidity, interviews the borrower to assess experience level and evaluates the quality of previous work. The Company also requires each Portfolio Borrower to provide a construction cost budget, detailing the cost and scope of planned capital improvements, and a profit analysis, detailing the borrower’s estimated resale price, total project cost and estimated profit.

As an asset-based lender, the Company’s underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value (LTV) coverage. Specifically, the Company operates under the following underwriting guidelines:

•	the Company does not lend unless secured by a first lien deed of trust or mortgage;

•	the Company does not lend unless the borrower has a clearly defined exit strategy;

•	the Company does not lend without assessing the borrower’s ability and willingness to pay; and

•	the Company does not lend more than 70% of the estimated “after-repair value” of the collateral (70% LTV coverage).

The Company has the sole discretion whether to originate a mortgage loan at a given LTV. Some of the factors considered by the Company when determining the maximum LTV to be extended on a mortgage loan are:

•	age, type, condition, and location of the collateral;

•	borrower creditworthiness and credit history;

•	loan amount and credit terms requested;

•	additional cross-collateralized properties;

•	proposed changes to or reconstruction of the collateral;

•	tenant history and occupancy rate (if applicable); and

•	amount of the interest reserve or construction loan (if any).

35

In determining the value of real estate collateral for purposes of loan underwriting and LTV calculations, the Company inspects the properties and evaluates comparable property values in the area through the use of Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the “after-repair value” of each property. The Company’s “after-repair” value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan proceeds, and represents the Company’s estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. Appraisals are recognized in the mortgage banking industry to represent estimates of value, and should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company is able to continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing Portfolio Borrowers with a higher quality of service.

There are no limitations on the types or locations of real estate investment loans within the United States or any requirement for current yield as opposed to overall return. Moreover, the Company’s investment strategy does not seek to balance the investment portfolio by property types, return characteristics or location, but the Company is sensitive to concentration risk. The Manager has the discretion to lend the Company’s assets on both new construction and existing properties.

The Company will not enter into any new commitment to make a loan where the cumulative principal amount of such loan would exceed 10% of the principal value of Portfolio Loans plus cash and cash equivalents of the Company as of the date of such commitment.

The Manager has discretion to amend the Portfolio Loan criteria and policies from time to time. Therefore, in essence, the investment objectives are those defined by the manager from time to time.

Disbursement of Loan Proceeds

Company loans are funded through an escrow account handled by the Manager or a qualified attorney, title insurance company or escrow company. The escrow agent is instructed not to disburse any funds until the following conditions are met:

•

Satisfactory title insurance coverage has been obtained, except as described in the following paragraph, with the title insurance policy naming the Company as the insured and providing title insurance in an amount equal to the principal amount of the loan. Title insurance insures only the validity and priority of the Company’s deed of trust or mortgage, and does not insure the Company against loss by reason of other causes, such as diminution in the value of the property securing the loan, over-appraisals or borrower defaults. The Company does not intend to arrange for mortgage insurance, which would afford some protection against loss if the Company foreclosed on a loan and there was insufficient equity in the property securing the loan to repay all sums owed.

•

The Company does not intend to arrange for title insurance policies on properties purchased from county auction, in which the borrower is borrowing from the Company under a Master Loan and Security Agreement. In such cases, the Company lends to the borrower during a period in which the borrower has equitable (but not marketable) title, and the Company performs its own title research. Once the Trustee’s Deed or Sherriff’s Deed is received and recorded following the foreclosure sale, the Company’s first lien position is perfected. The Master Loan and Security Agreement cross-collateralizes the loan against other properties owned by the borrower.

•

Satisfactory hazard and liability insurance has been obtained for all loans, or only liability insurance in the event of a loan secured by unimproved land, which insurance shall name the Company as loss payee in an amount equal to the principal amount of the Company’s loan or the replacement value of the property, as dictated by legal statute.

•

All loan documents (notes, deeds of trust, etc.) and insurance policies name the Company as payee and beneficiary or additional loss insured, as applicable. In the event the Company purchases loans, the Company shall receive assignments of all beneficial interest in any document related to each loan so purchased. Company investments in loans may not be held in the name of the Manager or any other nominee.

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Disbursement of Construction Draws

The Company disburses construction draws to Portfolio Borrowers to pay for planned capital improvements to the real estate collateral based on a pre-defined scope of work, construction budget and time schedule. To mitigate risk in this process, the Company follows certain policies and procedures that incorporate some or all of the following practices. However, it is important to point out that the Company evaluates the risks related to each project, considering such variables as borrower experience, and project location, size, timing and scope of work to determine the right combination of practices to follow.

Practices related to disbursement of construction draws include, but are not limited to, the following:

•

Construction Cost Budget – The construction cost budget is a spread sheet provided by the borrower that provides the Company with line item detail related to the planned capital improvements. The construction cost budget is prepared during the underwriting processes, and the borrower will update and submit the construction cost budget with each draw request.

•

Summary Page – The summary page organizes the draw request into two categories: (1) reimbursable expenses to be paid by the Company to the borrower, and (2) direct payments by the Company to contractors and vendors. The Company will reimburse the borrower for completed work as long as the borrower provides proof of payment. The Company will pay contractors and vendor invoices directly for completed work.

•

Conditional Lien Waivers – Conditional lien waivers are legal agreements provided by contractors and material vendors to the Company or the borrower. The contractor or vendor agrees to waive its right to file a mechanics lien against the property for work performed through a specific date conditioned upon the receipt of a specific payment amount.

•

Final Lien Waivers – Final lien waivers are legal agreements provided by contractors and material vendors to the Company or the borrower. The contractor or vendor agrees to waive its right to file a mechanics lien against the property for all work performed on the property, conditioned upon the receipt of a final payment amount.

•

Property Inspections – The Company orders property inspections by qualified third party inspectors to evaluate the amount and quality of construction work performed at various stages of construction or redevelopment.

•

Advanced Funding – In certain circumstances, the Company may agree to advance a borrower funds to be used to make future capital improvements. In those cases, the Company requires that, among other things, the borrower provide proof of payment and that the work be 100% complete prior to a subsequent advance. In addition, the Company is often secured through cross-collateralization with other projects owned by the same borrower.

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Loan Servicing

The Company’s loans are serviced by the Manager and the Manager is compensated for such loan servicing activities. See “Management Fees” on Page 55 of this Offering Circular.

We believe that the quality of service provided by the Company to Portfolio Borrowers is an important competitive differentiator in the private lending industry. For this reason, the Company chooses to originate, underwrite and service all of its loans in-house. In-house loan underwriting enables the Company to make fast, common sense lending decisions, which Portfolio Borrowers appreciate. For example, new borrower applications generally can be processed in 48 hours, loan proposals generally can be made in 24 hours and existing Portfolio Borrowers can receive funding in two to five days. In addition, because the Company does not require third party approvals to make loans, Portfolio Borrowers have confidence in the funding commitments made by the Company.

We also believe that in-house loan servicing is important for mitigating loan portfolio risk. Maintaining a close relationship with Portfolio Borrowers and servicing Portfolio Loans through every step of the loan life cycle allows the Company to quickly identify and address problem loans.

Loan servicing includes, but is not limited to, the following:

•

Payment Reminder Statements – Calculating, generating and delivering payment reminders to Portfolio Borrowers on a monthly basis. The accrued interest calculations are performed on a daily basis and take into account intra-month adjustments to the unpaid principal balance related to construction draw advances and adjustments to the interest rate of the loans, if any.

•

Loan History Statements – Calculating, generating and delivering loan history statements to Portfolio Borrowers on a monthly basis. The loan history statements are updated on a daily basis and present a summary of all financial transaction activity related to the loan, including transaction dates, funding amounts, accrued interest amounts, payment amounts, loan advances, loan fees and payoff amounts.

•

Construction Loan Statements – Calculating, generating and delivering construction loan history statements to Portfolio Borrowers on a monthly basis. The construction loan history statements are updated on a daily basis and present all construction loan advances, including transaction dates, advance amounts, vendors paid and balance of construction loan remaining.

•

Interest Reserve Statements – Calculating, generating and delivering interest reserve history statements to Portfolio Borrowers on a monthly basis. The interest reserve statements are updated on a daily basis and present all interest reserve advances, if any, made to cover loan payments, including transaction dates, advance amounts and balance remaining.

•

Payment Collection – Portfolio Borrowers make loan payments monthly in arrears and are instructed to mail their checks or money orders directly to the Manager for deposit into the Company’s general account. Portfolio Borrowers may also elect to have their payments electronically debited from their bank accounts by the Company.

•

Construction Draw Processing – Accepting, evaluating and managing construction loan draw requests submitted by Portfolio Borrowers. Construction draw processing includes educating borrowers about the draw process, collecting required documentation, managing third-party property inspectors, evaluating the quality of work and percentage of completion against the balance of the construction loan, and disbursing funds to Portfolio Borrowers or contractors.

•

Loan Payoffs – Calculating, preparing and submitting loan payoff statements. The Company works directly with the escrow company or attorney handling the closing. Following a loan payoff and payoff reconciliation, the Company prepares a reconveyance form in order to release its security interest in the property.

•

Delinquent Loans and Foreclosure – The Company follows internal policies and procedures related to colleting payment on delinquent loans, offering and negotiating pre-foreclosure remedies and filing foreclosure. All foreclosure proceedings are handled by third-party foreclosure trustees or attorneys, as required by each state.

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Loan Performance

We measure our performance through various metrics, including our net income, net margin, net interest rate spread, net interest margin, ratio of interest-earning assets to interest-bearing liabilities, non-performing loans to total loans, late fee and default interest from non-performing loans, charge-offs on non-performing loans, estimated active portfolio loan-to-value compared to actual paid-off portfolio loan-to-sale price, and interest coverage ratios.

The following are selected ratios regarding the performance of our loans for the fiscal years ended December 31, 2022 and 2021. Historical performance is not necessarily an indicator of future performance, and we cannot guaranty that these ratios will be maintained into the future.

	As of and for the Year Ended December 31,
	2022		2021
Selected performance ratios
Net interest rate spread	6.774%		7.435%
Net interest margin	8.926%		9.434%
Ratio of interest-earning assets to interest-bearing liabilities	1.79		1.75

Non-performing loans to total loans (percentage of UPB)	0.0%		0.5%
Loan to value - active loans, end of period
Unpaid principal balance	$105,524,277		$115,701,463
Undisbursed construction loan balance (1)	9,993,774		14,237,524
Estimated “after-repair” value (2)	184,593,000		204,791,000
Estimated “after-repair” loan-to-value (3)	63%		63%

Loan to value - paid off loans, during period
Principal balance	150,527,393		133,811,153
Actual sale price	250,806,831		230,920,485
Actual loan-to-sale price (4)	60%		58%
Original “after-repair” loan-to-value estimate	65%		65%

Interest coverage ratios
Interest coverage - Bank Borrowings (5)	7.6	x	10.0	x
Cumulative preferred coverage – Class D Units (including Senior Notes) (6)	4.4	x	4.8	x
Cumulative preferred coverage – Class C Units (7)	2.9	x	3.2	x
Cumulative preferred coverage – Class B Units (8)	2.2	x	2.2	x

Average portfolio leverage, during period	55.9%		57.0%

__________________

(1)	Unfunded loan balance is comprised of construction funds that have been approved but not yet disbursed.
(2)

The Company prepares an estimate of the “after-repair” value of the collateral for each Portfolio Loan. The Company’s “after-repair” value estimate for each property assumes that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan proceeds, and represents the Company’s estimate of the market value of the Project after completion of all repairs based on information about comparable properties available at the time. See “Portfolio Loan Criteria and Policies – Underwriting” on Page 35 for additional details regarding estimation of “after-repair” value.

(3)

Estimated “after-repair” loan-to-value is calculated by dividing the sum of the unpaid principal balance and the unfunded loan balance by the estimated “after-repair” value. Real estate values are based on the Company’s “after-repair” value estimates and loans are weighted by the principal balance of each loan.

(4)

Actual loan-to-sale price represents the amount of the fully funded loan divided by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) to other investors were excluded from the calculation.

(5)

Bank Borrowings have a first priority security interest in all of the Company’s assets, including Portfolio Loans. Interest coverage equals gross income divided by the interest expense related to Bank Borrowings.

(6)

Class D Units have the highest preference among the Company’s outstanding equity classes in the event the Company were to liquidate all of the Company’s assets, including Portfolio Loans. Cumulative preferred return coverage of Class D Units equal total income divided by the total preferred return paid to Class D Units, plus interest paid on Bank Borrowings. Effective January 1, 2023, the Company’s five percent Senior Notes were prepaid or reinvested into five percent preferred return, participating, Class D Units.

(7)

Class C Units have the next highest preference after the Class D Units among the Company’s outstanding equity classes in the event the Company were to liquidate all of the Company’s assets, including Portfolio Loans. Cumulative preferred return coverage of Class C Units equal total income divided by the total preferred return due Class C Units and Class D Units, plus interest expense related to Senior Notes and Bank Borrowings combined. Effective February 1, 2021, the Company’s subordinate secured, six percent interest rate, six-month maturity, promissory notes (the “Junior Notes”) were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into six percent preferred return, participating, Class C Units of equity or other equity interests in the Company.

(8)

Class B Units have the next highest preference after the Class C Units among the Company’s outstanding equity classes in the event the Company were to liquidate all of the Company’s assets, including Portfolio Loans. Cumulative preferred return coverage of Class B Units equal total income divided by the total preferred return due Class B Units, Class C Units and Class D Units, plus interest expense related to Senior Notes and Bank Borrowings combined. Effective February 1, 2021, the Company’s 10% preferred return, participating, equity offering (the “Equity”) was exchanged for nine percent preferred, participating, Class B Units of equity.

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Non-Performing Loans and REO Assets. The following definitions are used when categorizing the Company’s Delinquent, Non-Performing, Non-Accruing, Impaired and Real Estate Owned assets:

•	Delinquent Loan: A loan with a monthly payment that is 30 days or more past due.

•	Non-Performing Loan: A Delinquent Loan that is in the foreclosure process but still accruing interest.

•

Non-Accruing Loan: A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management’s judgment, the future collectability of principal or interest is in doubt. Loans placed on nonaccrual status may or may not be contractually past due at the time of such determination.

•

Impaired Loan: A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired loans are currently measured at lower of cost or fair value. Impaired loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.

•	Real Estate Owned: Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.

•	Rental Property: Real estate that the Company holds for use.

The Company’s policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as Delinquent for the first 90 days and then to categorize the loan as Non-Performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days or longer if the borrower files bankruptcy). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes Non-Performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, as long as the Manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the Manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the Manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company’s allowance for loan losses.

The Company anticipates that its provision-for-loan-losses accrual rate will fluctuate on a monthly basis between 0.0% and 1.0% annualized. These adjustments will increase or decrease distributable income to Equity Program investors, accordingly. However, the provision-for-loan-losses accrual rate and the associated allowance-for-loan-loss balance are subject to adjustments based on the rate of historical charge-offs and the Company’s assessment of near-term portfolio performance.

While the Company’s objective is to minimize the number of non-performing loans in its loan portfolio, on average non-performing loans and related REO properties have generated additional profits for the Company.

The Company provides further information about Delinquent, Non-Performing, Non-Accruing, Impaired and Real Estate Owned assets in the reports of quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Portfolio Roll Forward Analysis. The Company makes short term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made and principal payment received by the Company during each month. With this information the Company is able to analyze historical monthly cash flows related to loan portfolio funding and payoffs, and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

The Company provides further information about its portfolio roll forward analysis in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Cash Utilization. The Company considers all highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Cash on deposit occasionally exceeds federally insured limits. The Company believes that it mitigates this risk by maintaining deposits with major financial institutions.

Average cash utilization during the year ended December 31, 2022 and 2021 was 99.98% and 99.61%, respectively. The high level of average cash utilization reflects the Company’s use of a revolving line of credit provided by Bank Borrowings. The revolving line of credit is an important cash management tool, which allows the Company to fully utilize investor capital while managing the ebbs and flows of Portfolio Loan originations and payoffs. See “Bank Borrowings” Page 52 for additional details.

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We generally maintain liquidity to make Portfolio Loans, pay monthly investor distributions and otherwise efficiently manage our long-term investment capital. Because the level of these borrowings can be adjusted on a daily basis, the level of cash and cash equivalents carried on the balance sheet is significantly less important than our potential liquidity available under our Portfolio Loan payoff schedule and revolving line of credit. We currently believe that the Company has sufficient liquidity and capital resources available to make additional Portfolio Loans, repay Bank Borrowings, and make monthly cash distributions to investors.

The Company provides further information about these metrics in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Leveraging the Portfolio

The Company intends to continue to leverage its loan portfolio. The Company anticipates borrowing funds from bank lenders and engaging in the offer and sale of additional Class D Units in order to fund additional mortgage loans. The aggregate amount of debt provided by the Company’s debt securities and Bank Borrowings may not exceed eighty percent (80%) of total assets (the “Maximum Debt Covenant”). See “Financial Statements” beginning on Page F-3 for information regarding debt and Bank Borrowings. In addition, under the Third Amended and Restated Operating Agreement, effective February 1, 2021, the Company is required to maintain Class A and Class B Units with unreturned capital contributions of a minimum of 20% of the total assets of the Company (the “Minimum Equity Covenant”).

As of December 31, 2022 and 2021, the Company was in compliance with the Maximum Debt Covenant and Minimum Equity Covenant.

Sources of Income

While the Company’s revenues come primarily from monthly interest payments on Portfolio Loans, other sources of income include gains from asset sales, discount points, origination fees, late fees and recapture of loan amounts on discounted note purchases.

Monthly Interest Payments. The Company’s newly originated loans average an interest rate of 8% to 16%. Payments are typically interest-only, due monthly and paid in arrears.

Short Term Capital Gains or Losses. The Company may generate a profit or loss when the disposition value of a foreclosed property exceeds or falls short of the principal amount owed plus accrued interest. The disposition value is defined as the liquidation price minus costs specifically incurred due to the foreclosure process (e.g., legal fees, filing fees, reparation expenses).

Discount Points and Origination Fees. Discount points are pre-paid interest that Portfolio Borrowers purchase to lower the rate of interest the Portfolio Borrowers pay on subsequent monthly interest payments. These points are typically paid as a percentage of the loan’s value. The income generated from discount points range from 0% to 4% of the principal value of the loan. All discount points are paid directly to the Company and are accreted to income over the life of the loan.

Late Fees or Default Rate. The Company is entitled but not required to collect late fees if any installment is not received within five days of the due date. The borrower may be charged a late payment fee equal to five percent (5%) of the monthly installment. A similar fee is charged again if late by 10 days and again if late by 15 days. Any dishonored checks are treated as an unpaid installment and are subject to the same late payment penalties plus a $250.00 special handling fee. In the event any installment is past due more than 15 days, the interest rate on the note may be increased to 24% per annum and remain in effect until all defaults have been cured.

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Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on our interest-earning assets, such as Portfolio Loans and bank deposits, and the expense we pay on interest-bearing liabilities, such as private debt and Bank Borrowings. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned on such assets and paid on such liabilities. This analysis allows the Company to determine its interest rate spread, net interest margin, and ratio of interest-earning assets to interest bearing liabilities.

The Company provides further information about its analysis of net interest income in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Analysis of Interest and Preferred Return Coverage

The interest coverage ratio is the ratio of total income to interest expenses. Bank Borrowings have a first priority security interest in all of the Company’s assets, including Portfolio Loans. Therefore, interest coverage for Bank Borrowings equals gross income divided by the interest expense related to Bank Borrowings. Senior Notes, while outstanding, had a second priority interest in all of the Company’s assets, including its Portfolio Loans. Therefore, cumulative interest coverage of Senior Notes equaled gross income divided by the total interest expense related to Senior Notes and Bank Borrowings combined. Effective January 1, 2023, the Company’s five percent Senior Notes were prepaid in cash or reinvested into five percent preferred return, participating, Class D Units of equity.

The Company provides further information about its analysis of interest and preferred return coverage in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Portfolio Loan-to-Value and Asset Coverage

Portfolio Loan-to-Value based on “After-Repair” Value. The Company is an asset-based lender and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area through the use of Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the “after-repair” value for each property. The Company’s “after-repair” value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan proceeds, and represents the Company’s estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value, but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company. Please see “Portfolio Loan Criteria and Policies” on Page 35 for additional details regarding the Company’s loan underwriting methodology.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company is able to continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing Portfolio Borrowers with a higher quality of service.

“As-Is” Loan-to-Value and Asset Coverage Based on Percentage Completion. In order to provide an estimate of the “as-is” real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight line percentage completion method to estimate the “as-is” real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed as of a particular date and then multiplies this percentage completion by the total estimated value creation (estimated “after-repair” value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the “as-is” value of the real estate collateral as of a particular date. This estimated “as-is” value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the “as-is” loan-to-value and asset coverage ratios improve as the percentage completion increases.

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The Company reports to investors on a quarterly basis the cumulative “as-is” loan-to-value and cumulative “as-is” asset coverage ratios for all investment programs, based on the estimated “as-is” valuation of real estate collateral. Cumulative loan-to-value is the value of the debt or equity investment plus any senior debt divided by the estimated “as-is” real estate collateral value. Cumulative asset coverage is the estimated “as-is” real estate collateral value divided by the debt or equity investment and any senior debt. The Company also reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company’s estimated valuation for those same properties at the time the loans were made. This quarterly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The Company provides further information about these metrics in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Purchase and Sale of Loans

The Company typically originates its mortgage loans. However, the Company may also purchase loans from unrelated third parties. Loans purchased by the Company must not be in default at the time of purchase and must otherwise satisfy the lending guidelines described above. Generally, the purchase price to the Company for any such loan will be the lesser of par value or fair market value. From inception (2009) through the effective date of this Offering Circular, the Company has not purchased a mortgage loan.

The Company does not presently invest in mortgage loans primarily for the purpose of reselling such loans in the ordinary course of business; however, the Company may sell mortgage loans or enter into inter-creditor agreements if the Manager determines that it is advantageous for the Company to do so based upon the current interest rates, the length of time that the loan has been held by the Company, and the overall investment objectives of the Company.

The Company makes mortgage loans for investment and does not expect to engage in real estate operations in the ordinary course of business, except as may be required if the Company forecloses on a property on which it has invested in a mortgage loan and takes over ownership and management of the property. The Company may sell non-performing Portfolio Loans or foreclosed property securing Portfolio Loans, or sell an interest in such collateral to an affiliate of the Company, for the purpose of restructuring the Portfolio Loan or repositioning the property for sale. From inception (2009) through the effective date of this offering circular, the Company has not sold a loan or a property to an affiliate of the Company.

None of the Company, its Manager, Managing Directors or affiliates is precluded from (i) selling a property to any Senior Noteholder or Equity Program investor in the Company in connection with a foreclosure, including with purchase financing, or (ii) making a loan to, purchasing a loan from or entering into a loan or co-lending transaction or activity with any Senior Noteholder or Equity Program investor in the Company, provided that any transaction meets our contractual obligations under our agreements related to the Senior Notes or any other contractual or legal obligations. From inception (2009) through the effective date of this Offering Circular, the Company has not completed such a transaction.

Legal Proceedings

The Company is not subject to any legal proceedings that are material to its business or financial condition.

Competition

The real estate market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to identify suitable Portfolio Loans. The business in which the Company is engaged is highly competitive, and the Company and Manager and its affiliates compete with numerous other established entities, including banks and credit unions. The Company and Manager also expect to encounter significant competition from other market participants including private lenders, private equity fund managers, real estate developers, pension funds, real estate investment trusts, other private parties, potential investors or homeowners, and other people or entities with objectives similar in whole or in part to those of the Company. Competition could result in reduced volumes, reduced fees or the failure of the Company to achieve or maintain more widespread market acceptance, any of which could harm the Company’s business. Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than the Company, and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. The Company’s potential competitors may also have longer operating histories, or extensive customer bases, greater brand recognition and broader customer relationships than we have.

The Company has historically been able to earn Portfolio Loan yields above the industry average by providing superior service to its Portfolio Borrowers and by opportunistically expanding its loan origination in those markets that offer the best return per unit of risk. However, we anticipate that our portfolio yields will continue to decline over time as we adjust our loan programs to remain price competitive. In order to remain competitive long-term the Company must continue to provide its borrowers with a superior quality of service and lower its cost of capital in order to provide borrowers with more competitively priced loans.

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Governmental Regulation

Investment Company Act. An investment company is defined under the Investment Company Act to include any issuer engaged primarily in the business of investing, reinvesting, or trading in securities. Absent an exemption, investment companies are required to register as such with the SEC and to comply with various governance and operational requirements. We intend to structure the operation of the Company so as not to subject the Company to the provisions of the Investment Company Act. In particular, the Company expects to rely on, among other things, the exemption from registration afforded by compliance with Section 3(c)(5) of the Investment Company Act. Section 3(c)(5) excludes from the definition of “investment company” issuers of non-redeemable securities primarily engaged in “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, the Manager will rely on guidance issued by the SEC stating that so long as (1) qualifying percentages of the Company’s assets consist of mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company’s assets consist primarily of real estate-related assets, the Company will remain exempt from the Investment Company Act registration requirements. If we were considered an “investment company” within the meaning of the Investment Company Act, we would be subject to numerous requirements and restrictions relating to our structure and operation.

Lending Regulations. The Company is a lender with respect to its Portfolio Loans. Oregon and other states have numerous laws and regulations, which apply to the activities of lenders and the rights of borrowers. The applicability of these laws and regulations, and their exemptions and exclusions, are frequently complex and highly fact-centric, and they vary by jurisdiction and are subject to change. In addition, litigation in a number of states has imposed liability upon lenders, or otherwise adversely impacted lenders, in a manner that investors may not be accustomed to as a result of other investment activities. For example, a number of states have adopted usury laws, which generally prohibit the charging of interest in certain circumstances in excess of a statutorily defined rate. The Company relies on qualified advisors and uses commercially reasonable efforts to comply with laws and regulations applying to lenders and borrowers, and seeks exemptions and exclusions as advisable from such laws where appropriate to meet the investment objectives of the Company and this offering.

In addition, the Company makes its Portfolio Loans pursuant to state finance lender licensing exceptions for commercial loans. However, the Company or the Manager may obtain a finance lender’s license in specific states or retain the services of third parties to comply with such licensing, should it be deemed advisable. The Company relies on qualified advisors and uses commercially reasonable efforts to comply with laws and regulations applying to lenders and borrowers, and seeks exemptions and exclusions as advisable from such laws where appropriate to meet the investment objectives of the Company and this offering. The Company believes that such efforts are sufficient to avoid issues of noncompliance. However, investors should be aware that, under certain circumstances, a failure to comply with applicable regulations by the Company could result in civil or criminal penalties.

Lender Liability. As an additional consideration, legal decisions in many jurisdictions have imposed liability upon lenders for actions such as declaring defaults with respect to loans and refusing to meet company loan commitments under certain circumstances. In addition, some courts have permitted litigants to pursue claims against lenders for environmental torts of a borrower and other liability as a result of their association with the borrower. Such so-called “lender liability” is a developing and uncertain area of the law, and there can be no assurance that such a claim could not be brought against the Company or, by extension, an investor. In addition, in some cases, courts have re-characterized loans or debt securities as equity instruments, such that lenders or debt security holders have been subject to “equitable subordination” and thus not entitled to the preferred status of a creditor in a bankruptcy or other adversarial proceeding. Such decisions have been highly fact specific, and there can be no assurance that a court would not follow a similar approach with respect to the Company’s loans to its Portfolio Borrowers. Investors are encouraged to consult with their legal counsel regarding the lender-related issues discussed above.

Environmental Regulations. Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, or sale of real estate. Such laws and regulations tend to discourage sales and lending activities with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. The Company’s failure to uncover and adequately protect against environmental issues in connection with a Project investment may subject us to liability. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigation, cleaning up or removing contamination caused by hazardous or toxic substances at the property. Liability can be imposed even if the original actions were legal and the owner had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. Such liabilities may interfere with the Company’s ability to realize on its lending activities.

Property

The Manager leases office space for its principal executive offices in Portland, Oregon pursuant to a multi-year lease. We believe that these facilities are adequate for our current operations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of the Company’s results of operation, financial condition, and liquidity.

Overview

We are a private lender formed in 2009 as an Oregon limited liability company. The Company makes commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development and redevelopment of residential and commercial real estate throughout the United States. We generate most of our revenue from interest on loans and loan fees. Our loan portfolio consists of a mix of single-family and multi-family redevelopment and new construction Projects. Our primary source of funding is private equity, private debt and Bank Borrowings. Our largest expenses are management fees paid to the Manager, Iron Bridge Management Group LLC, and interest paid on private debt and Bank Borrowings.

The following selected financial data as of and for the fiscal years ended December 31, 2022 and 2021 is derived from audited financial statements of the Company and should be read in conjunction with such financial statements and notes which are included in this Offering Circular beginning on Page F-3.

	As of or for the Year Ended
	December 31,
	2022	2021
Selected income statement data
Interest income	$15,152,337	$13,326,103
Interest expense	3,550,775	2,949,531
Net interest income	11,601,562	10,376,572

Provision for loan losses	398,144	1,353,866
Net interest income after provision for loan losses	11,203,418	9,022,706

Non-interest income	300,449	314,807
Non-interest expense	5,060,560	5,647,860
Income tax expense (benefit)	19,366	3,385
Net income (loss)	6,814,305	5,006,635
Net margin	44.1%	36.7%

Selected balance sheet data
Total assets	$106,283,335	$117,655,318
Net loans	103,165,959	113,303,926
Rental property, net	-	-
Real estate owned held for sale	2,132,379	2,889,930
Allowance for loan losses	1,910,685	1,698,883

Bank Borrowings, net	21,949,701	36,361,430
Senior Notes	21,202,756	29,467,505
Class D Equity	2,689,505	-
Class C Equity	31,436,268	24,324,226
Class B Equity	21,202,116	20,329,004
Class A Equity	6,187,676	4,865,227

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Effects of COVID-19 on business model and portfolio performance

Through December 31, 2022, the Company experienced no material financial impact from the COVID-19 pandemic and related stay-at-home orders. The Company remains hyper-focused on monitoring its borrowers, improvement loan draws, and the health of the underlying real estate sub-markets it serves. Our Portfolio Borrowers have continued to successfully buy, fix and sell properties despite the over 40% year over year decline in pending home sales following the April 2020 COVID-19 stay-at-home orders. Our observation during April and early May of 2020 was that the decline in buyer demand due to stay-at-home orders was more than offset by a decline in the number of homeowners willing to list their homes for sale due to their reluctance to have strangers enter their homes for showings. While this did lead to a significant decline in overall residential real estate transaction volume, our Portfolio Borrowers do not occupy their properties and generally had few problems securing buyers and selling their Projects consistent with anticipated timelines. However, during late May and June 2020 demand for residential real estate rebounded significantly, approaching pre-pandemic levels, while the supply of homes for sale remained low as many homeowners were hesitant to list their homes for sale. From July through December 2021, the supply of homes for sale remained low while demand for housing has increased significantly, resulting in increasing home prices. A market environment that has generally benefited our Portfolio Borrowers. During 2022, the Company did not experience any market impact related to COVID-19.

It is also important to point out that the residential real estate market entered the pandemic with strong demand, very low inventory and generally conservative bank lending standards, a sharp contrast to the real estate bubble that existed prior to the great recession of 2008. In addition, the government has deployed many policy tools developed during the Great Recession of 2007 to 2009 that are designed to avoid a massive supply of foreclosures that could depress housing prices and lead to a financial/banking crisis. For example, all government backed mortgages allowed borrowers to avoid foreclosure for up to 12 months through forbearance. Similarly, many states and counties have implemented legislation or executive orders to delay foreclosure activity on non-government backed mortgages. While these foreclosure restrictions could affect the Company’s ability to foreclose on some of its Portfolio Loans under certain conditions, the Company has mitigated this risk by requiring interest reserves on almost all of its loans since mid-April 2020.

Due to the complex nature of the impact of COVID-19 on the economy, it is difficult to predict future impacts, though we believe the structure of our business remains solid. Please see the Company’s most recent quarterly or annual results for any additional updates.

Inflation

The effect of changing prices on financial institutions is typically different than on non-banking companies since a substantial portion of a lender’s assets and liabilities are monetary in nature. In particular, interest rates are significantly affected by inflation, but neither the timing nor magnitude of the changes to interest rates can be directly correlated to price level indices; therefore, the Company can best counter inflation over the long term by managing sensitivity to interest rates of its net interest income and controlling levels of noninterest income and expenses. In addition, the short-term duration of the Company’s Portfolio Loans minimizes interest rate risk compared to loan portfolios with longer durations.

Federal Reserve and Interest Rates

During the year ended December 2022, the Company saw stable loan demand despite the aggressive rate increases by the Federal Reserve. Due to the short-term duration of the Company’s Portfolio Loans, the Company’s Portfolio Borrowers were able to sell their Projects and recycle their capital into new Projects at lower prices to adjust for changing market conditions. That being said, economic concerns may result in a reluctance of our Portfolio Borrowers to start new Projects.  Due to the ongoing economic uncertainty caused by Federal Reserve interest rate increases, the Company continued its risk mitigation strategy initiated at the start of COVID-19 in 2020: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending to only the highest quality borrowers; (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk Projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market).

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Recapitalization

As of January 31, 2021, the Company had one class of equity, and in addition to the Bank Borrowings, two forms of debt outstanding: the Junior Notes and the Senior Notes.

Effective February 1, 2021, the Company adopted a Second Amended and Restated Operating Agreement, which among other changes, created four classes of membership interests consisting of Class A, Class B, Class C and Class D Units (collectively “Units”):

•

The Class A Units were issued to employees of the Company’s Manager, Iron Bridge Management Group, LLC (the “Manager”), and/or their tax-advantaged accounts. See “Management Fees” on Page 55 of this Offering Circular.

•	The former membership interests of the Company were exchanged for Class B Units.
•	The Company’s Junior Notes were, at the election of the holders, converted into Class C Units of the Company.
•	A new Class D Unit was created.

The Company may unilaterally redeem the Units, and any Member has the right to require the redemption of their Units, subject to certain limitations, including that the Company is prohibited from redeeming any Class A Units or Class B Units when the unreturned capital contributions of the Class A Units and Class B Units on an aggregate basis equal less than 20% of the total assets of the Company.

At any meeting of Members, each Member has one vote for each Unit held by such Member. Unless a greater vote is required by the Oregon Limited Liability Company Act, as amended from time to time, or the Operating Agreement, any action approved by Members with more than one-half of the issued and outstanding Units of all Members is the act of the Members.

References herein to the Junior Notes refer to the historical Junior Notes, and effective February 1, 2021, no Junior Notes remain outstanding.

REIT Election and Class D Equity Issuance

The Company elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes under the Code, commencing with its taxable year ending December 31, 2022. A REIT is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Among other requirements, a REIT generally must derive most of its income from real estate loans and real property and its assets predominantly must consist of such loans and real property. The entity must make a special election under the Internal Revenue Code of 1986, as amended (the “Code”) to be treated as a corporation taxed as a REIT. Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its members. However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations. See the Class D Equity Offering Circular “Certain U.S. Federal Income Tax Considerations” for additional details.

Generally, the benefits of investing in a REIT include (i) 20% 199A tax deduction for taxable investors; (ii) no unrelated business taxable income (UBTI) tax for tax advantaged investors, (iii) simplified annual tax reporting form 1099-DIV, and (iv) investor state taxation based on the investor’s state of residence (no multi-state tax filing requirements).

In order to comply with various requirements relating to REIT organization and ownership, the Company terminated its Senior Note offering and qualified a new Class D Units offering. On September 22, 2022, following the qualification of the Offering Statement with respect to the Class D Units, the Company no longer offered Senior Notes, other than pursuant to previous elections by noteholders to rollover interest payments. On January 1, 2023, the Company repaid all outstanding amounts owing under such Senior Notes in cash or through issuance of Class D Units.

Critical Accounting Policies and Accounting Estimates

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and which could potentially result in materially different results under different assumptions and conditions. The Company believes that the most critical accounting policies upon which its financial condition depends, and which involve the most complex or subjective decisions or assessments, are set forth below.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense, which affects our earnings directly. Loans are charged against the allowance for loan losses when the Company believes that the collectability of all or some of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that reflects the Company’s estimate of the level of probable incurred losses in the loan portfolio. Factors considered by the Company in determining the adequacy of the allowance include, but are not limited to, detailed reviews of individual loans, historical and current trends in loan charge-offs for the various portfolio segments evaluated, the level of the allowance in relation to total loans and to historical loss levels, levels and trends in non-performing and past due loans, external factors including regulatory, competition, and the Company’s assessment of economic conditions.

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The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. We have developed policies and procedures for evaluating the overall quality of our loan portfolio and the timely identification of problem loans. The Company continuously reviews these policies and procedures and makes further improvements as needed. However, the Company’s methodology may not accurately estimate inherent loss or external factors and changing economic conditions may impact the loan portfolio and the level of reserves in ways currently unforeseen.

The Company’s expects to accrue a provision for loan losses at a rate of 0% and 1.0% annualized. See "Non-Performing Loans and REO Assets” on Page 40 for additional disclosures.

REO and Foreclosed Assets. Assets acquired through or in lieu of loan foreclosure are initially recorded at lower of cost or fair value less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are performed annually and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Due to the subjective nature of establishing the asset’s fair value when it is acquired, the actual fair value of the REO or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense. Gains and losses on the disposition of REO and foreclosed assets are netted and posted to other non-interest income or expenses. See "Non-Performing Loans and REO Assets” on Page 40 for additional disclosures.

Fair Value of Mortgage Loans Receivable. The Company has the intent and ability to hold its mortgage loans to maturity. Therefore, mortgage loans are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. Mortgage loans receivable make up the only class of financing receivables within the Company’s lending portfolio.

If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the loan will be reduced to the present value of estimated future cash flows discounted at the loan’s effective interest rate. If a loan is collateral-dependent, it is valued at the estimated fair value of the related collateral. If events and or changes in circumstances cause the Company to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances. See “Non-Performing Loans and REO Assets” on Page 40 for additional disclosures

Deferred Loan Origination Fees. The Company will capitalize loan origination fees and recognize the fees as an adjustment of the yield on the related loan. Deferred loan origination fees are accreted to income over the life of the loan under the effective interest method.

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The Company offers its borrowers loan options with a combination of low origination fees and high interest rates or loans with high origination fees and low interest rates. While the yield earned by the Company on these loan options is similar, changes in the percentage of Portfolio Loans with high origination fees can affect the amount of interest income derived from deferred loan origination fees.

Income Taxes. During 2021, the Company was a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, the Company as an entity paid no federal income tax. Accordingly, no provision for income taxes besides the minimum state franchise taxes and the LLC gross receipts fees are reflected in the Company’s financial statements for 2021. During 2022, the Company elected to be treated as a corporation taxed as a “real estate investment trust” (“REIT”). A REIT is an entity entitled to special and beneficial U.S. federal income tax treatment, provided it satisfies various requirements relating to its organization, its ownership, its distributions and the nature of its assets and income. Subject to a number of significant exceptions, an entity that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes annually to its members. However, a REIT nonetheless may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on its assets and operations.

The Company has evaluated its current tax positions and has concluded that as of December 31, 2022, the Company does not have any significant uncertain tax positions for which a reserve would be necessary.

Comparison of Operating Results for the Years Ended December 31, 2022 and 2021

Net Income, Net Margin and Net Interest Rate Spread. Net income was $6,814,305 for the year ended December 31, 2022, compared to $5,006,635 for the year ended December 31, 2021, an increase of $1,807,670, or 36.1%. The increase in net income year-over-year was primarily attributable to the Company’s loan portfolio growth. See “Net Interest Income” on Page 50 for additional details.

For the years ended December 31, 2022 and 2021, the net interest margin was 8.926% and 9.434%, respectively, and net interest rate spread was 6.774% and 7.435%, respectively. The decrease in these performance metrics during 2022 compared to 2021 primarily reflects an increase in the Company’s cost of capital on Bank Borrowings. See “Bank Borrowings” on Page 52 for additional details.

Interest Income. Total interest income increased $1,826,234, or 13.7%, to $15,152,337 for the year ended December 31, 2022 compared to $13,326,103 during the year ended December 31, 2021. The increase in interest income was primarily the result of a $20.0 million, or 18.2%, increase in average interest-earning assets more than offsetting a 46 basis point decline in the average yield earned on interest earning assets.

The average daily balance of cash during the years ended December 2022 and 2021 was $28,581 and $429,604, respectively, with the variance being primarily due to our change in lender. Interest income earned on those cash balances during that time was immaterial.

Interest Expense. Total interest expense increased $601,244, or 20.4%, to $3,550,775 for the year ended December 31, 2022 from $2,949,531 for the year ended December 31, 2021.

Interest expense on Junior Notes decreased $127,489, or 100%, to $0.00 for the year ended December 31, 2022, from $127,489 for the year ended December 31, 2021. The decrease in interest expense was primarily attributable to Junior Notes converting to Class C Units of equity on February 1, 2021. See “Recapitalization” on Page 47 for additional details.

Interest expense on Senior Notes increased $57,970, or 4.0%, to $1,510,500 for the year ended December 31, 2022, from $1,452,530 for the year ended December 31, 2021. The increase in interest expense was primarily attributable to a $1.4 million, or 4.8%, increase in the average balance of Senior Notes outstanding, which averaged $30.2 million during 2022 versus an average of $28.8 million during 2021.

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Interest expense on Bank Borrowings increased $670,763, or 49.0%, to $2,040,275 for the year ended December 31, 2022 from $1,369,512 for the year ended December 31, 2021. This increase was attributable to a $10.3 million, or 32.2%, increase in the average balance of Bank Borrowing, which averaged $42.5 million during 2022 versus an average of $32.2 million during 2021, and a 54 basis points increase in the average interest rate paid on Bank Borrowings to 4.802% from 4.260% between 2022 and 2021, respectively.

Net Interest Income. Net interest income increased $1,224,990, or 11.8%, to $11,601,562 for the year ended December 31, 2022 from $10,376,572 for the year ended December 31, 2021. The increase resulted primarily from an increase in average interest earning assets. Our average interest-earning assets increased $20.0 million, or 18.2%, to $130.0 million for the year ended December 31, 2022 from $110.0 million for the year ended December 31, 2021, which more than offset a decline in net interest rate spread of 66 basis points to 6.774% for the year ended December 31, 2022 from 7.435% for the year ended December 31, 2021. Our net interest margin also decreased 51 basis points to 8.926% for the year ended December 31, 2022 from 9.434% for the year ended December 31, 2021. The modest decrease in our interest rate spread and net interest margin during 2022 reflected yields on average interest-earning assets falling and yields on interest-bearing liabilities rising. The 46 basis point reduction in average yield earned on interest-earning assets was the result of industry pricing pressure in early 2022, which did not turn around until late 2022.  The 20 basis point increase in average yield paid on interest-bearing liabilities primarily reflected an increasing interest rate on Bank Borrowings as a result of Federal Reserve interest rate increases. See “Bank Borrowings” on Page 52 for additional details.

Rental Property Income. Rental property income increased $11,544, or 33.1%, to $46,387 during the year ended December 31, 2022 from $34,843 for the year ended December 31, 2021. The Company owned and subsequently sold one multifamily rental property located in Oakland, CA that was acquired through foreclosure. See “Rental Property” on Page 51 for additional details.

Non-Interest Income. Other income decreased $25,902, or 9.3%, to $254,062 for the year ended December 31, 2022 from $279,964 for the year ended December 31, 2021.

The modest decrease in other income year-over-year was primarily attributable to decline in non-performing loans and associated late fees and default interest.

Other income generally includes late payment fees and default interest related to non-performing loans, income from REO Assets, and reversals in the allowance for loan losses used to offset losses on loans and REO Asset sales. We expect this income to vary between periods driven by the number of non-performing loans, timing of non-performing loan payoffs, collectability of default interest and late fees on non-performing loans, and the profitability of REO Asset sales.

Non-Interest Expense. Non-interest expense decreased $587,300, or 10.4%, to $5,060,560 for the year ended December 31, 2022 from $5,647,860 for the year ended December 31, 2021. The largest change in non-interest expense was a $955,721, or 70.6%, decrease in provision for loan losses. See “Provision for Loan Losses” below for additional details. The second largest change in non-interest expense was a $268,243, or 56.9%, decrease in professional fees related to the Company’s recapitalization during the first quarter of 2021. See “Recapitalization” on Page 47 for additional details.

Provision for Loan Losses. Based on our analysis of loan portfolio performance, as outlined above starting on Page 47 in “Critical Accounting Policies and Accounting Estimates – Allowance for Loan Losses,” we recorded a $398,145 provision for loan losses for the year ended December 31, 2022, compared to a provision of $1,353,866 for the year ended December 31, 2021. The allowance for loan losses was $1,910,685, or 1.8%, of total unpaid principal balance at December 31, 2022, compared to $1,698,883, or 1.5%, of total unpaid principal balance at December 31, 2021. The Company had no delinquent loans at December 31, 2022 compared to $2,889,930, or 2.5% of unpaid principal balance, at December 31, 2021. The allowance for loan losses reflects the estimate we believe to be appropriate to cover probable incurred losses inherent in the loan portfolio at December 31, 2022 and 2021.

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It is important to point out that the Company’s policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as Delinquent for the first 90 days and then to categorize the loan as Non-Performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days or longer in a judicial foreclosure or bankruptcy). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured. See “REO and Foreclosed Assets”, Page 48, for additional details.

Income Taxes. Income tax expense for the year ended December 31, 2022 and 2021 were $19,366 and $3,385, respectively. This tax expense is related to municipal franchise taxes. During 2021, under the laws pertaining to income taxation of limited liability companies, the Company as an entity paid no federal income tax. During 2022, under the laws pertaining to REITs, the Company paid no federal income tax. See “Critical Accounting Policies and Accounting Estimates – Income Taxes” Page 49 for additional disclosures regarding income taxation.

Comparison of Financial Condition at December 31, 2022 and 2021

Total Assets. At December 31, 2022, total assets equaled $106.3 million, a  decrease of $11.4 million, or 9.7%, from $117.7 million at December 31, 2021. The decrease in total assets primarily reflected above average Portfolio Loan payoffs during the fourth quarter of 2022, and a reluctance of our Portfolio Borrowers to start new Projects during the same quarter due to economic concerns.

Mortgage Loans Receivable, Net. Net loans are the unpaid principal balance of Portfolio Loans, net of deferred loan origination fees, allowance for loan losses and fair value adjustments related to impairment. See “Critical Accounting Policies and Accounting Estimates – Deferred Loan Origination Fees” and “– Fair Value of Mortgage Loans Receivable” Page 48 for additional details.

At December 31, 2022, net loans equaled $103.2 million, a decrease of $10.1 million, or 8.9%, from $113.3 million at December 31, 2021. The decrease in net loans year-over-year was primarily attributable to a decline in loan demand during the fourth quarter of 2022, reflecting increased economic uncertainty by our Portfolio Borrowers. See “Portfolio Loan Characteristics” Page 28 for additional details.

Real Estate Held for Sale (REO). As of December 31, 2022, the Company had REO asset inventory of $2.1 million (2.1% of total assets) comprised of one property located in Alameda County, California. Repairs to the property are 90% complete and the Company is waiting for a public works permit to be issued prior to listing the property for sale.

This compares to December 31, 2021, when the Company had REO asset inventory of $2.9 million (2.5% of total assets) comprised of two properties located in Alameda County, California.

Rental Property. As of December 31, 2022 and 2021, the Company had no rental properties.

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Liquidity and Capital Resources

The Company’s primary sources of funds include Portfolio Loan payoffs, monthly interest payments received on Portfolio Loans, and Bank Borrowings. Other sources of funds may include proceeds from Equity Program investors as well as the disposition of non-performing assets.

Equity Program. Our Equity Program is a continuous offering that allows the Company to raise additional equity as needed. Equity Program investors are able to demand redemption of their equity units, subject to certain restrictions.

At December 31, 2022, equity equaled $61.5 million, an increase of $12.0 million, or 24.2%, from $49.5 million at December 31, 2021. Equity was comprised of $6.2 million of Class A Units, $21.2 million of Class B Units, $31.4 million of Class C Units, and $2.7 million of Class D Units. The Company maintained sufficient equity balances in all periods to comply with bank covenants, Senior Note covenants and covenants in the Company’s operating agreement pertaining to the different classes of equity.

Class D Equity. The Securities and Exchange Commission qualified the Class D Units offering pursuant to Regulation A effective September 22, 2022.

The following table sets forth the Company’s Class D Units at the dates indicated:

	As of the Year Ended December 31,
	2022	2021
Total assets	$106,283,335	$117,655,318
Class D Equity	2,689,505	-
Percentage of total assets	2.5%	0.0%

Bank Borrowings. As of December 31, 2022, the Company had a $75 million line of credit from Umpqua Bank. This revolving line of credit was collateralized by all of the Company’s assets, including all of its Portfolio Loans, and was senior in priority to the Senior Notes, when outstanding. While the line of credit provided leverage and a source of capital to make loans, the primary benefit to the Company was cash management. Because the revolving line of credit allowed the Company to draw on and pay down the line of credit daily, the Company could use the line of credit to efficiently manage the ebbs and flows of Portfolio Loan funding and payoffs while keeping investor capital fully utilized. The revolving line of credit could also provide the Company with liquidity to meet investor withdrawal requests.

The line of credit was subject to a “borrowing base” limitation. The borrowing base was an amount equal to the lesser of 65 percent of the outstanding balance of the Company’s Portfolio; subject to certain adjustments and exclusions and subject to a cap of $75 million. At December 31, 2022, the borrowing base was $54 million. Under the line of credit, the Company was also required to maintain compliance with certain financial covenants, including maintenance at the end of each calendar quarter of (a) a debt to tangible net worth of not more than 1.00 to 1.00 ratio (calculated as the outstanding line of credit balance divided by the sum of equity and Senior Notes); (b) a turnover ratio of no less than 1.00 to 1.00 (calculated as the ratio of paid off note receivables to average line of credit utilization); and (c) interest and preferred return coverage ratio of no less than 1.00 to 1.00 (calculated as the ratio of cash flow to interest expense and preferred returns). As of December 31, 2022, the Company was in compliance with all of the foregoing financial covenants.

As of December 31, 2022 and 2021, $75 million and $50 million was available under the Company’s line of credit agreement, respectively. On May 13, 2021, the Company entered into a Business Loan and Security Agreement (Revolving Line of Credit) dated effective May 7, 2021 (the “Umpqua Loan Agreement”) with Umpqua Bank (“Umpqua”), an Oregon state-chartered bank, with respect to a revolving credit line (“Umpqua Credit Line”) from Umpqua, and in connection therewith issued to Umpqua a promissory note (the “Umpqua Note”) for a maximum principal amount of up to $40 million. The conditions precedent to the effectiveness of the Umpqua Credit Line were satisfied, and the transactions contemplated thereunder consummated, on May 14, 2021. The Umpqua Credit Line refinanced the Company’s previous $40 million revolving line of credit from Western Alliance Bank. Effective August 10, 2021, the Umpqua Loan Agreement was amended to increase the maximum amount of funds available under the Umpqua Credit Line to $50 million. Effective January 28, 2022, the Umpqua Loan Agreement was amended to increase the maximum amount of funds available under the Umpqua Credit Line to $60 million, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve’s request that banks phase out the use of LIBOR. Effective June 8, 2022, the Umpqua Loan Agreement was amended to increase the maximum amount of funds available under the Umpqua Credit Line to $75,000,000.

For the years ending December 31, 2022 and 2021, average line of credit utilization during these periods was 63.8% and 72.2%, respectively.

The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company’s Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

Senior Notes. The Securities and Exchange Commission qualified the Senior Secured Demand Notes offering effective February 23, 2018. The Senior Notes initially had an interest rate of 6.0%, but in accordance with their terms, the Company lowered the interest rate paid on Senior Notes from 6.0% to 5.5% on November 24, 2020 and again from 5.5% to 5% on February 23, 2021.

The following table sets forth the Company’s Senior Notes at the dates indicated:

	As of or for the Year Ended December 31,
	2022	2021
Total assets	$106,283,335	$117,655,318
Senior Notes	21,302,756	29,467,505
Percentage of total assets	20.0%	25.0%

As of December 31, 2022 and 2021, Senior Notes were $21.3 million (20.0% of total assets) and $29.5 million (25.0% of total assets), respectively.

Effective December 31, 2022, the Company’s five percent Senior Notes were prepaid in cash or reinvested into five percent preferred return, participating, Class D Units of equity.

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Junior Notes.  On May 1, 2010, the Company commenced a private placement offering of secured promissory notes with six-month maturities offering an interest rate of 12% per annum. On April 1, 2015, the Company amended the offering, reducing the interest rate to 10% per annum. On April 1, 2017, the Company amended the offering again, reducing the interest rate to 8% per annum. On May 1, 2019, the Company amended the offering again, reducing the interest rate to 7% per annum. On October 1, 2020, the Company amended the offering again, reducing the interest rate to 6% per annum. Junior Notes were subordinate to the Senior Notes and Bank Borrowings. Effective February 1, 2021, all of the Junior Notes were converted into Class C Units or other forms of equity in the Company. At December 31, 2022 and 2021, there were no outstanding Junior Notes.

Off-Balance Sheet Arrangements. In the normal course of operations, the Company engages in financial transactions that, in accordance with generally accepted accounting principles, are not recorded in its financial statements. Specifically, the Company does not charge interest to borrowers on loan proceeds held back for construction until the funds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these held back loan proceeds as an unfunded loan balance.

The Company provides further information about these off-balance sheet arrangements in the quarterly financial results it provides to investors and files with the Securities and Exchange Commission.

Trend Information

Due to the ongoing economic uncertainty caused by Federal Reserve interest rate increases during 2022 and 2023, the Company continued its risk mitigation strategy: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending to only the highest quality borrowers; (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market).

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MANAGEMENT

The Company is managed by its Manager, Iron Bridge Management Group, LLC, an entity owned and managed by Gerard Stascausky and Sarah Stascausky, its Managing Directors. The Managing Directors are responsible for and have complete control over the Company’s operations, lending policies and decisions with respect to the Portfolio Loans. The Manager was organized in May 2008. Gerard Stascausky and Sarah Gragg Stascausky were formerly married to each other.

Name	Position	Age	Term of Office
Gerard Stascausky	Managing Director of Manager	53	May 2008
Sarah Gragg Stascausky	Managing Director of Manager	50	June 2008

Gerard Stascausky

Mr. Stascausky, co-founder of the Manager, has been investing in the real estate foreclosure and pre-foreclosure market since 2004. Prior to launching the Manager, he ran Bridgeport Home Solutions LLC, which specialized in the research, acquisition and management of foreclosure and pre-foreclosure properties in the Portland metro market.

Mr. Stascausky brings to the Manager over 15 years of investment banking experience. In 1993, he joined Sutter Securities as an investment banking analyst, structuring municipal debt offerings. In 1996, he left to join the equity research department at Montgomery Securities, where he conducted securities research on the payment processing and networking equipment industries. With his background in technology research, he joined Credit Suisse in 1999 as one of the industry’s first technology specialist equity salesmen. Finally, in 2003, he was recruited to join Pacific Crest Securities, where he served as a senior equity salesman, research product manager and member of the management team.

Mr. Stascausky graduated with honors from the University of California, Davis in 1993. He earned a B.A. in Economics and minors in Psychology and Political Science. In 1996, he earned his Chartered Financial Analyst designation from the CFA Institute.

Sarah Gragg Stascausky

Sarah Gragg Stascausky, co-founder of the Manager, has over nine years of experience in the real estate foreclosure and pre-foreclosure market and currently provides both operational and strategic services to the Company. From 1995 through 2002, Ms. Stascausky worked as an equity research analyst for Robertson Stephens LLP, conducting securities research on the retail industry, with primary focus on the home improvement sector. Ms. Stascausky was responsible for company specific research as well as analysis of regional and national retail and real estate industry trends.

Ms. Stascausky graduated from the University of Oregon in 1994 with a major in Political Science and minor in Business Administration. She earned her Master’s in Business Administration from the Stanford Graduate School of Business in 2001.

Employees

In addition to its two Managing Directors, the Manager has nine employees, including one in accounting, five in loan underwriting and three in loan servicing.

Company Expenses

The Company will be responsible for all of its operating expenses including, without limitation, (i) all costs and expenses incurred in connection with identifying, evaluating, structuring, negotiating, developing, closing and servicing investments consummated by the Company (including, without limitation, any due diligence, travel, legal and accounting expenses, any deposits and commitment fees and other fees and out-of-pocket costs related thereto); (ii) taxes of the Company; (iii) all costs and expenses associated with obtaining and maintaining insurance for the Company and its assets, if any; (iv) all costs related to litigation (including threatened litigation) involving the Company, and indemnification expenses; (v) expenses and fees associated with third party auditors, accountants, attorneys and tax advisors and other professionals with respect to the Company and its activities; (vi) fees incurred in connection with the maintenance of bank or custodian accounts; (vii) brokerage points and commissions, referral and finder fees, and other investment costs incurred by or on behalf of the Company and paid to third parties; (viii) all expenses incurred in connection with the registration of the Company’s securities under applicable securities laws or regulations; (ix) all expenses of liquidating the Company or its investments; and (x) other general ordinary Company administration and overhead expenses. The Company will also pay all expenses associated with the offering, including expenses for the preparation, filing, printing, legal, accounting and other fees and expenses related to the offering of its Class D Units.

The Company intends to use the proceeds from the Class D Units offering, along with bank borrowings, to fund loans to borrowers and not for the purpose of funding offering or operational expenses, or repurchasing Equity Program interests or bank borrowings, but because of the nature of the Company’s cash flows, some proceeds from time to time may be used for such purposes.

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The Manager will be responsible for costs of its own personnel (including compensation and benefits), office space and general overhead expenses incurred in performing duties to the Company, provided, however, that, for administrative convenience, the Company may lease certain employees from the Manager and, in such event, the Company will reimburse the Manager for all W-2 wages, deferred compensation and employee benefits paid to the employees leased by the Company. To the extent that the Company reimburses the Manager for W-2 wages paid to the employees leased by the Company (the “Company Employee Expense”), the Company (and not the Manager) will be entitled to claim the Company Employee Expense for income tax purposes. As of the date of this Form 1-K, the Company has not leased any employees from the Manager.

Management Fees

The Company does not have any employees, officers, or directors. The Manager is responsible for managing the Company. The Manager receives compensation for its services to the Company in the form of a loan servicing fee During the year ended December 31, 2022, the Manager received the following compensation (all of which was received in cash):

Name	Capacity in which compensation was received (e.g. Chief Executive Officer, director, etc.)	Loan Servicing Fee Fee ($)	Total compensation ($)
Iron Bridge Management Group, LLC	Manager	$3,968,677	$3,968,677

The loan servicing fee relates to servicing investment loans and is equal to 3% per annum of the principal amount of each investment, payable monthly, provided that the loan servicing fee will be reduced by the amount of any Company Employee Expense for which the Manager is reimbursed by the Company. The Manager is solely responsible for its own operating costs, including the cost of its own personnel, office space and general overhead. The loan servicing fee for a particular month is paid to the Manager no later than the last day of the immediately succeeding month.

Gerard Stascausky and Sarah Gragg Stascausky may also receive distributions from the Company in their capacities as Equity Program investors, as discussed below.

Investment by Managing Directors

The Managing Directors, Gerard Stascausky and Sarah Gragg Stascausky, will maintain at all times a minimum combined Equity Program investment in the Company of $500,000. As of December 31, 2022, Gerard Stascausky and Sarah Stascausky owned approximately $10.8 million, or 17.7%, of the equity interests in the Company.  As of December 31, 2022, Gerard Stascausky owned approximately $3.0 million Class A Units and $2.8 million Class B Units, and Sarah Gragg Stascausky owned approximately $3.0 million Class A Units and $2.1 million Class B Units. See also “Security Ownership of Management and Certain Security Holders” on page 55.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table presents information regarding the Company’s Equity Program investors as of December 31, 2022 by:

•	our Manager;

•	each of our Manager’s Managing Directors;

•	each equity owner known by us to beneficially hold 10% or more of the Company’s equity interests; and

•	all of our Manager’s Managing Directors as a group.

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Beneficial ownership is generally determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner listed below is 9755 SW Barnes Road, Suite 420, Portland, OR 97225.

Name	Number of Class A Units	Percent of Class (1)	Number of Class B Units	Percent of Class (2)	Number of Class C Units	Percent Of Class (4)	Number of Class D Units	Percent Of Class (5)
Manager:
Iron Bridge Management Group, LLC	0	0%	0	0%	0	0%	0	0%
Managing Directors of Manager:
Gerard Stascausky	2,983,518	48.2%	2,820,039	13.3%	0	0%	0	0%
Sarah Gragg Stascausky	2,983,518	48.2%	2,082,960	9.8%	0	0%	0	0%
TOTAL	5,967,036	96.4%	4,902,999	23.1%	0	0%	0	0%
Other holders of 10% or more of the Company’s equity interests:
Susanne Baumann Trust (3)	0	0%	4,081,508	19.3%	2,397,866	7.6%	0	0%
Howard Bubb	0	0%	2,321,034	11.0%	1,763,796	5.6%	0	0%

____________

(1)	Percentages are based on 6,187,676 Class A Units of Equity Program interests outstanding as of January 1, 2023.
(2)	Percentages are based on 21,202,116 Class B Units of Equity Program interests outstanding as of January 1, 2023.
(3)	Susanne Baumann exercises voting and dispositive authority over all securities held by the Susanne Baumann Trust.
(4)	Percentages are based on 31,436,268 Class C Units of Equity Program interests outstanding as of January 1, 2023.
(5)	Percentages are based on 25,570,364 Class D Units of Equity Program interests outstanding as of January 1, 2023.

At any meeting of members, each member has one vote for each Unit held by such member. Unless a greater vote is required by the Oregon Limited Liability Company Act, as amended from time to time, or the Operating Agreement, any action approved by members with more than one-half of the issued and outstanding Units of all Members is the act of the members.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As part of the Recapitalization that became effective on February 1, 2021, the Manager entered into the Second Operating Agreement with the existing members of the Company as well as the former holders of the Junior Notes. The Second Operating Agreement, among other changes, modified the fees to be received by the Manager. As part of the Recapitalization, Gerard Stascausky and Sarah Gragg Stascausky, Managing Directors of the Manager, received Class A Units and Class B Units of the Company. In particular, they collectively were issued 2,863,311 Class A Units, or 94% of the Class A Units, and Gerard Stascausky received 2,906,677 Class B Units, or 15.6% of the Class B Units.  The Class A Units were intended to replace certain management incentive fees payable to the Manager that were eliminated as part of the Recapitalization.  Since the initial Recapitalization, additional Class A Units and Class B Units have been issued to Gerard Stascausky and Sarah Gragg Stascausky in the ordinary course of business.  All Units received by Gerard Stascausky and Sarah Gragg Stascausky, as well as any other equity owner known by the Company to beneficially hold 10% or more of the Company’s equity interests, were issued on the same terms as Units issued to other members.  The Recapitalization transactions were consented to by the holders of a Majority of Interest of the Senior Notes. See “Recapitalization” on page 47, and “Management Fees” on page 55.

Other than the Manager’s relationship to the Company as Manager and the beneficial ownership of units of the Company as described above, the Company has not engaged in, nor currently proposes to engage in, any transaction in which any of the Manager, any affiliates of the Manager, any other person holding more than a 10% interest in the Company, or any immediate family member of such persons, had or is to have a direct or indirect material interest.

CONFLICTS OF INTEREST

The following describes some of the important areas in which the interests of the Manager may conflict with those of the Company.

Manager’s Affiliation with Other Companies

The Manager’s primary business activity during the life of the Company will be the management of the Company. However, the Manager may be affiliated with other investment entities and not manage the Company as its sole and exclusive business function. In the future, the Manager may act as a manager to other affiliated entities in similar capacities, potentially diluting the Manager’s focus on the Company. The Manager may have conflicts of interest in allocating management time, services and functions between various existing entities and any future mortgage lending entities that it may organize.

The Manager and its affiliates and principals may be the owner or manager of other entities that have investment objectives that are similar to those of the Company, potentially creating a conflict of interest. The Operating Agreement expressly provides that neither the Manager nor any owner of the Manager will be obligated to present to the Company any particular investment opportunity that comes to its attention, even if such opportunity is of a character that might be suitable for purchasing by the Company.

The members of the Manager, Gerard Stascausky and Sarah Stascausky, invests in real estate for his own accounts, and expect to continue to invest in real estate for their own accounts, including investment in other business ventures, public or private limited partnerships or limited liability companies, and neither the Company nor any Equity Program investor is entitled to an interest therein.

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Conflict with Related Programs

The Company will not loan money to any entity in which the Manager has a direct financial interest. However, the Manager and its affiliates may cause the Company to join with other entities organized by the Manager for similar or related purposes as partners, joint ventures or co-owners under some form of ownership in certain loans, or in the ownership of repossessed real property. Such arrangements would be formed because the Manager believed such arrangement is in the best interest of the Company. For example, bank loan covenants applied to the Company’s portfolio of loans may allow the Manager to form a separate entity to purchase from the Company any loan that is delinquent, increasing the borrowing capacity available through Bank Borrowings. Such covenants are designed to protect investor interests; however, the interests of the Company and those of such other entities may conflict, and the Manager controlling or influencing all such entities may not be able to resolve such conflicts in a manner that serves the best interests of the Company. As of and prior to the effective date of this Offering Circular, no such conflicts existed.

Lack of Independent Legal Representation

The Company has not been represented by independent legal counsel to date. The use of the Manager’s counsel in the preparation of this document and the organization of the Company may result in a lack of independent review. Investors should consult their own legal counsel with respect to an investment in Class D Units.

Management Fees

The Manager will act as loan servicer for the compensation described in this document. Loan servicing firms not affiliated with the Manager might provide comparable services on terms more favorable to the Company.

The Manager has reserved the right to retain the services of other firms, in addition to, or in lieu of, the Manager, to perform the loan origination, loan servicing and other activities in connection with the Company’s loan portfolio, when such services are deemed by the Manager to be in the best interest of the Company. Any such other firms may also be affiliated with the Manager. For example, it may become possible for the Manager or an affiliated company of the Manager to provide hazard and liability coverage to Portfolio Borrowers on better terms that those available to Portfolio Borrowers purchasing similar insurance coverage individually. As of and prior to the effective date of this Offering Circular, no such services were being performed by Manager affiliated companies.

The Company has also issued to employees of the Manager Class A Units of the Company.  The terms of the Class A Units were not determined through arms-length negotiation. The structure of the Class A Units may provide an incentive to the Manager to seek out higher risk opportunities to earn returns greater than the preferred return.

DESCRIPTION OF CLASS D UNITS

The Company is offering $41,000,000 aggregate principal amount of its Class D Units. The minimum principal investment is $50,000; provided that the Manager, in its sole discretion, may waive this requirement with respect to any investor.

Equity Structure

The Company has four classes of Membership Interests: Class A Units, Class B Units, Class C Units, and Class D Units.  As of January 1, 2023 the Company had:

•	6,187,676 outstanding Class A Units
•	21,202,116 outstanding Class B Units
•	31,436,268 outstanding Class C Units
•	25,570,364 outstanding Class D Units

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The Class A Units are only issued to employees of the Manager and their tax-advantaged accounts.  Like all other Units, they will be sold for $1.00 per Unit.  No Class A Units are being offered pursuant to this Offering Statement.

The terms and conditions of the Class B Units, Class C Units and Class D Units are described in greater detail below.  No Class B Units or Class C Units are being offered pursuant to this Offering Statement.

All Units other than the Class D Units have previously been offered and sold pursuant to an exemption from registration available under Rule 506(b) of Regulation D of the Securities Act (“Private Placement Exemption”).

Distributions

Preferred Return

The Class D Units each are entitled to a cumulative, non-compounded preferred returns (“Preferred Returns”) on their Unreturned Capital Contributions of 5% per annum. “Unreturned Capital Contributions” mean the amount of capital contributions attributable to the amount paid to the Company for each Class D Unit, less any distributions received with respect to such Unit from “Net Cash Flow From Sale or Refinance,” as described below.

The Class C Units and Class B Units are entitled to similar preferred returns of 6% per annum and 9% per annum, respectively.

Distribution Waterfall

Under the Third Amended Operating Agreement, there are two potential sources of distributions: (a) Net Cash Flow From Operations, and (b) Net Cash Flow from Sale or Refinance.

“Net Cash Flow from Operations” means the cash flow resulting from the operation of the investments, including, but not limited to, monthly interest payments and fees and charges associated with or related to the ownership, operation and management of any investments, or any other source, less cash expenditures of the Company and the amount of any funds the Manager, in its reasonable discretion, determines to set aside for contingencies and the establishment of reasonable and prudent working capital and reserves, or for investment in additional investments.

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The Manager shall cause Net Cash Flow from Operations, to the extent available for distribution, to be distributed to holders of Units promptly following the end of each month as follows:

(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such Person has received the accrued but unpaid Class D Preferred Return payable to such Person;

(ii)

second, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such Person has received the accrued but unpaid Class C Preferred Return payable to such Person;

(iii)

third, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such Person has received the accrued but unpaid Class B Preferred Return payable to such Person; and

(iv)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such person.

“Net Cash Flow from Sale or Refinance” means the cash flow resulting from the repayment of all or any portion of any investments, or the sale, financing or refinancing of all or any portion of any real estate owned properties held by the Company, less cash expenditures of the Company and the amount of any funds the Manager, in its reasonable discretion, determines to set aside for contingencies and the establishment of reasonable and prudent working capital and reserves, or for investment in additional Investments.

Net Cash Flow From Sale or Refinance, if any, shall be distributed at such times as the Manager may determine in the following priority:

(i)

first, 100% to the holders of Class D Units pro rata based on the Class D Preferred Return payable to the holders of Class D Units, until each such person has received the accrued but unpaid Class D Preferred Return payable to such person;

(ii)

second, 100% to the holders of Class D Units pro rata based on the Unreturned Capital Contributions of the holders of Class D Units, until each holder of Class D Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class D Units;

(iii)

third, 100% to the holders of Class C Units pro rata based on the Class C Preferred Return payable to the holders of Class C Units, until each such person has received the accrued but unpaid Class C Preferred Return payable to such person;

(iv)

fourth, 100% to the holders of Class C Units pro rata based on the Unreturned Capital Contributions of the holders of Class C Units, until each holder of Class C Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class C Units;

(v)

fifth, 100% to the holders of Class B Units pro rata based on the Class B Preferred Return payable to the holders of Class B Units, until each such person has received the accrued but unpaid Class B Preferred Return payable to such person;

(vi)

sixth, 100% to the holders of Class B Units pro rata based on the Unreturned Capital Contributions of the holders of Class B Units, until each holder of Class B Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class B Units; and

(vii)

seventh, 100% to the holders of Class A Units pro rata based on the Unreturned Capital Contributions of the holders of Class A Units, until each holder of Class A Units has received an amount equal to such person’s Unreturned Capital Contributions with respect to such Class A Units; and

(viii)

thereafter, (A) 90% to the holders of Class A Units pro rata based on the number of Class A Units held by each such Person; and (B) 10% to the holders of Class B Units, Class C Units, and Class D Units pro rata based on the number of Units held by each such Person.

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REIT Distribution Requirements and REIT Power of Attorney

The Third Amended Operating Agreement provides that until the first day on which the Manager determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT under the Code or unless the Manager determines otherwise in its sole discretion, the Manager shall be entitled to cause the Company to pay distributions (a) equal to or in excess of 90% of the amounts required to be distributed under Section 857(a) of the Code or as otherwise required under any applicable Code provision for the Company to qualify as a REIT, and (b) to avoid the imposition of excise tax under Section 4891 of the Code. The Third Amended Operating Agreement further provides that if the Manager determines in its sole discretion that distributions, including Excess Distributions (as defined below), are necessary or appropriate to ensure or maintain the status of the Company as a REIT or to avoid the imposition of any U.S. federal income or excise tax, the Manager may take any and all actions necessary or appropriate to make such distributions, and the Manager shall determine the priority in which such distributions are made.

If the Manager determines in its sole discretion that “consent dividends” within the meaning of Section 565 of the Code are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal income or excise tax, under the Third Operating Agreement the Manager may require the members to take any and all actions necessary or appropriate under the Code, any treasury regulations promulgated thereunder, any court decision or any administrative positions of the United States Department of Treasury (including any IRS forms or other forms) such that sufficient consent dividends are made by the Company to maintain its status as a REIT and to avoid federal income or excise tax for the applicable taxable year. In furtherance of the foregoing, each Member will execute a power of attorney enabling the Manager to cause a “consent dividend.” Furthermore, to the extent that any dividend is eligible for an election under Section 858 of the Code, the Manager may in its sole discretion cause the Company to make such election and to take any other actions required to effect such election.

The Third Operating Agreement also provides that the Company shall distribute in its first year as a REIT all of its earnings and profits accumulated in any year in which it was taxable as a corporation and not qualified as a REIT for U.S. federal income tax purposes.

Reinvestment of Distributions/Deemed Distributions

Pursuant to the Third Amended Operating Agreement, each Class A member, Class C member, and Class D member will elected to, and thereafter will be treated as having elected to, reinvest all distributions made with respect to their Class A Units, Class C Units and Class D Units for the purchase of additional Units of the same class associated with such distributions. Each Class B member shall reinvest all distributions made with respect to its Class B Units for the purchase of additional Class C Units or Class D Units, as determined by the Manager in its sole discretion unless such Class B Member has provided advance written notice to the Manager of its preference. In each case, the reinvestment of distributions by a member in additional Units shall be at a purchase price equal to the fair market value of such Unit at the time of such reinvestment, as determined by the Manager in its sole discretion. No transaction fees will be charged to a member who reinvests and such reinvestment shall apply both to Units held at the time of the election and Units subsequently acquired pursuant to reinvestment.

Notwithstanding the foregoing, under the Third Amended Operating Agreement a member may affirmatively elect to receive a portion of its distributions from the Company in cash by providing advance written notice to the Manager on such form, within such times and subject to such limitations as are established by the Manager. If no election to receive cash distributions is made, then distributions will be reinvested as described above. To terminate an election to receive cash distributions, a Member must notify the Manager in writing of its termination on such form as is established by the Manager and such revocation will be effective for distributions related to the first month following the month in which the revocation notice is received, which are paid, if at all, in the second month following the month in which the revocation notice is received.

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The Manager may, pursuant to the Third Amended Operating Agreement, in its sole and absolute discretion, terminate reinvestment of distributions in whole or in part. In such case, the Members will be deemed to have made the election to receive cash distributions with respect to any such terminated distribution reinvestment. If, in the opinion of the Manager, the reinvestment of distributions by an ERISA Member (as defined in the Third Amended Operating Agreement) equal or exceed or would, after giving effect to the admission of any ERISA Members, equal or exceed 25% of the aggregate capital contributions of (or the value of any other interests of or the Units held by), as applicable, all members, then the Manager may in its sole discretion not permit such member to reinvest distributions and such ERISA Member shall be deemed to have made the election to receive cash distributions.

If the Manager determines in its sole discretion that distributions in excess of the amount the Manager otherwise would have distributed to members pursuant to the Third Amended Operating Agreement are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal income or excise tax (such excess amount, “Excess Distributions”), the Manager may cause the Company to make such Excess Distributions but automatically reinvest such Excess Distributions for the purchase of additional Units of the same class associated with such Excess Distribution (or, in the case of Class B members, of another class). Any such reinvestment shall be at a purchase price equal to the fair market value of such Unit at the time of such reinvestment, as determined by the Manager in its sole discretion. No transaction fees shall be charged to a member in connection with such reinvestment.

Redemption of Units

Redemption at the Election of the Company

The Manager has the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A, Class B, Class C, or Class D Units, as applicable, at any time by payment of any accrued but unpaid Preferred Return applicable to such Units being redeemed together with the Unreturned Capital Contribution of such Units.  This  right will be suspended however during any period when the Manager has suspended processing Redemption Requests as discussed below, or with respect to the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units, in the aggregate, to equal an amount less than 20% of the total assets of the Company (the “Class Limitation”).

Redemption at the Election of the Members

Any Member shall have the right to require a redemption of all or a portion of its Units by submitting a written request (a “Redemption Request”) to the Manager; provided, however, any Member submitting a Redemption Request that holds less than 50,000 Units must submit a Redemption Request with respect to all Units held by such Member.  In connection with a Redemption Request, the Member requesting redemption shall be entitled to receive an amount equal to any accrued but unpaid Preferred Return applicable to such Units being redeemed, together with the Unreturned Capital Contribution of such Units being redeemed, with each Member expressly acknowledging that no amounts will be paid to a Member seeking redemption except for any accrued and unpaid Preferred Return and any Unreturned Capital Contributions applicable to such redeemed Units.  Redemption Requests will generally be completed in the order received, except as described below.

It is the intention of the Company to complete all Redemption Requests within thirty (30) days of receipt of a Redemption Request, provided however, (i) if the Company receives a Redemption Request from a Member (or group of affiliated Members) for an aggregate amount over $1 million, then the Company may, at the Manager's election, as determined in its sole discretion, complete any such Redemption Request in multiple monthly payment intervals of $1,000,000 for each such payment date and (i) if the Company has unfulfilled Redemptions Requests at any time from Members collectively holding more than thirty percent (30%) of outstanding Units, or to the extent that the processing of Redemption Requests may otherwise be prohibited by law, then the Company may elect to (A) suspend processing of any additional Redemption Requests by Members in the order received; (B) extend the redemption date for all Members until such time as the Company has sufficient liquidity to complete such redemptions without causing a material adverse impact on the Company, as determined by the Manager in its reasonable discretion, with no requirement of the Company or the Manager to market or sell any investments or other assets at fire sale or discount prices to complete any outstanding Redemption Requests, (C) make payments, or prepayments as applicable, to Members who have submitted a Redemption Request, provided, however, that any such payments or prepayments during such extension shall be made in accordance with the distribution waterfall associated with the Net Cash Flow From Sale or Refinance instead of in the order received (subject to the Class Limitation);  and (D) give notice to all Members that the Company is electing to take the actions set forth in subsections (A), (B) and (C) above.

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The Members agree and acknowledge that the Company may utilize any source of proceeds to effectuate redemptions, including, but not limited to, the use of Portfolio Loan payoffs, real estate sales, capital contributions and debt financing for purposes of making redemptions.  Any payments made to a Member in connection with the redemption of such Member’s Units shall be subject to all applicable withholdings with regard to the collection of taxes, interest, and penalties attributable to such Member.

GENERAL TERMS OF THIRD AMENDED OPERATING AGREEMENT

Additional Capital and Members

Under the Third Amended Operating Agreement, the Manager, in its sole discretion, may issue additional units of any class or permit additional capital contributions from existing Members, in its discretion, subject to the Class Limitation.  The Manager may also admit additional members, subject to certain limitations, provided such additional member executes such instruments as the Manager determines necessary or desirable to effect such admission.

Voting Rights

Each holder of a Unit will be entitled to one vote per Unit, regardless of Class.

Our Members have voting rights only with respect to certain matters, primarily relating to amendments to our Third Amended Operating Agreement, removal of our Manager for “cause”, and the dissolution of the Company. Generally, matters to be voted on by our Members must be approved by a majority of the votes cast by all Units present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a 75% vote. If any vote occurs, all Members will be bound by the majority or supermajority vote, as applicable, even if the Member did not vote with the majority or supermajority.

Ownership Limitations and Transfer Restrictions

For the Company to qualify as a REIT under the Code, among other things, not more than 50% of the value of the outstanding Units may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made).

To satisfy these requirements for qualification as a REIT, the Third Amended Operating Agreement contains provisions restricting the ownership and transfer of Units of all classes or series of Units of the Company. Including ownership limitations in a REIT’s operating agreement is the most effective mechanism to monitor compliance with the above-described provisions of the Code. In order to maintain our REIT Election, we must be able to monitor compliance with these requirements effectively. Furthermore, if we elect to be subject to tax as a REIT, any other mechanism to monitor compliance may not be as effective to maintain our status as a REIT.

The Third Amended Operating Agreement provides that, subject to the exceptions and the constructive ownership rules described in this proposal, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of 9.8% (or, prior to January 1, 2023, the greater of such percentage or the percentage owned by a particular member as of the date of the Third Amended Operating Agreement) in value or in number of Units, whichever is more restrictive, of the outstanding Units of the Company, or of any class or series of Units of the Company, excluding any outstanding Units not treated as outstanding for U.S. federal income tax purposes, or such other percentage determined from time to time by the Manager in accordance with the Third Amended Operating Agreement. Subject to certain exceptions, no Existing Holder (as defined in the Third Amended Operating Agreement) may beneficially own or be deemed to own by virtue of the attribution provisions of the Code, in excess of the percentage of all outstanding Units that such Existing Holder beneficially owned at the time it first became an Existing Holder. We refer to these restrictions as the “ownership limits.”

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The applicable constructive ownership rules under the Code are complex and may cause Units owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of the outstanding Units of any class or series of the Company’s Units or less than 9.8% in value or number of outstanding Units of any class of the Company’s Units (including through the acquisition of an interest in an entity that owns, actually or constructively, Units of any class or series of the Company’s Units) by an individual or entity could, because of constructive ownership, nevertheless cause a violation of the ownership limits described in this proposal.

The Third Amended Operating Agreement also provides that the Manager may, in its sole discretion, with respect to any person waive the ownership limits and certain other REIT limits on ownership and transfer of the Company’s Units described in this proposal, provided, however, the Manager may in its sole discretion subsequently reinstitute any ownership limits that it has previously waived (as modified by the Manager to take into accounts any intervening events as it determines to be suitable in its sole discretion). The Third Amended Operating Agreement further provides that subject to certain limitations, the Manager may increase or decrease the ownership limits and/or establish a different limit on ownership for any Existing Holder. The Manager, however, may not change the ownership limits if, after giving effect to such change, five (5) or fewer beneficial owners of Units (including, without limitation, all of the then Existing Holders) could beneficially own, in the aggregate, more than 49.9% in number or value of the outstanding Units. Pursuant to the terms of the Third Amended Operating Agreement, prior to the modification of any ownership limits, the Manager may require opinions of counsel, affidavits, undertakings or agreements as the Manager deems necessary or advisable in order to determine or ensure the Company’s status as a real estate investment trust under the Code.

The Third Amended Operating Agreement further prohibits any person from transferring Units if such transfer would result in (i) any person (other than an Existing Holder (as defined therein)) beneficially owning Units in excess of the ownership limits; (ii) any Existing Holder beneficially owning Units in excess of the ownership limits applicable to such Existing Holder; (iii) the Company’s Units being beneficially owned by fewer than 100 persons (as provided in Section 856(a) of the Code and determined without reference to any rules of attribution); (iv) the Company being “closely held” within the meaning of Section 856(h) of the Code; or (v) the Company otherwise failing to qualify as a REIT.

The Third Amended Operating Agreement defines beneficial ownership as ownership of Units by a Person (as defined therein) who would be treated as an owner of such Units directly, indirectly, or constructively under Section 842(a)(2) of the Code, as modified by Section 856(h)(1)(B) of the Code.

Pursuant to the terms of the Third Amended Operating Agreement, any person who acquires or attempts to acquire Units in violation of the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to the Company immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide the Company with such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company’s qualification as a REIT.

In addition, the terms of the Third Amended Operating Agreement provide that if there is (a) any purported assignment or other change in the capital structure or equity holdings of the Company such that any Person would beneficially own Units in excess of the applicable ownership limits then the number of Units beneficially owned in excess of such ownership limit (rounded up to the nearest whole Unit) or (b) any event that would cause the Company to fail to qualify as a REIT or to become subject to any additional tax, penalty, or other requirements in lieu of such disqualification as a result of the number of Units beneficially owned by any Person, then the Excess Units (as defined in the Third Amended Operating Agreement) will be deemed to have been transferred immediately before such event to a designated trustee (the “Excess Unit Trustee”), as trustee of a trust (the “Excess Unit Trust”) created for the exclusive benefit of a designated charitable beneficiary. The person that would have owned the Units if they had not been transferred to the trust is referred to herein as “the purported transferee.” The purported transferee shall have no rights in such Excess Units held by the trustee except as provided in the Third Amended Operating Agreement.

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Any dividends and distributions on or in respect of Excess Units shall be paid to the Excess Unit Trust for the benefit of the designated charitable beneficiary. Notwithstanding the foregoing, upon an Event of Termination (as defined in the Third Amended Operating Agreement), the applicable purported transferee shall receive, from the amount otherwise payable to the Excess Unit Trust in respect of each Excess Unit, the lesser of (a) the amounts paid in respect of the Excess Unit upon the Event of Termination and (b) the price paid by the purported transferee for the Excess Unit (or if the purported transferee did not give value for the Excess Unit, the fair market value of the Excess Unit on the day of the event causing the Excess Unit to be held in trust). Any dividends and distributions on or in respect of Excess Units received by the purported transferee prior to the discovery by the Company the applicable Units are Excess Units must be repaid to the Excess Unit Trust (gross of any withholding or other tax payments). If the transfer to the trust as described in this proposal is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the Third Amended Operating Agreement, then the transfer of the excess Units will be automatically void and of no force or effect.

The Excess Unit Trustee shall be entitled to vote the Excess Units for the benefit of the designated charitable beneficiary on any matter. Subject to Oregon law, any vote made by a purported transferee prior to the discovery by the Company that the Excess Units were held in trust shall be rescinded ab initio. The owner of the Excess Units shall be deemed to have given an irrevocable proxy to the Excess Unit Trustee to vote the Excess Units for the benefit of the designated charitable beneficiary.

Pursuant to the terms of the Third Amended Operating Agreement, Units transferred to the trustee are deemed to be offered for sale to the Company, or its designee, at a price per Unit equal to the lesser of (i) the price per Unit established for the transaction that created such excess Units (or, in the case of a devise, gift or other transaction in which no value was given for such excess Units, the fair market value at the time of such devise, gift or other transaction) and (ii) the fair market value of the Unit to which such excess Units relates on the date the REIT, or its designee, accepts such offer. The Company has the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the assignment which resulted in such Excess Units and (y) the date the Manager determines in its sole discretion that an assignment resulting in Excess Units has occurred.

Upon a sale to the Company, the interest of the charitable beneficiary in the Units sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount that is payable to the purported transferee by the amount of any ordinary dividends that the Company paid to the purported transferee prior to the discovery by the Company that the Units had been transferred to the trust and that is owed by the purported transferee to the trustee as described in this proposal. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such Units will be paid to the charitable beneficiary.

If the Company does not buy the Excess Units, the trustee must, at the direction of the Company, within 60 days after the latest of (i) the date of the assignment which resulted in excess Units and (ii) the date the Manager determines in good faith that an assignment resulting in excess Units has occurred, transfer the Units to a person or entity who could own the Units without violating the restrictions described in this proposal. Upon such a transfer, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the Units or, if the purported transferee did not give value for the Units, the fair market value (as defined in the Third Amended Operating Agreement) of the Units on the day of the event causing the Units to be held in trust, and (ii) the price received by the trust from the sale or other disposition of the Units.

Any proceeds in excess of the amount payable to the purported transferee shall be paid to the designated charitable beneficiary.

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The trustee will be designated by the Company and must be unaffiliated with the Company and any purported transferee. If the Manager has not identified an Excess Unit Trustee, the Manager shall serve as the Excess Unit Trustee until it identifies a replacement Excess Unit Trustee. Excess Units so held in trust shall be issued and outstanding Units of the Company.

In addition, if the Manager determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of Units set forth in the Operating Agreement, as amended and restated by the Third Amended Operating Agreement, the Manager may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer. The Third Amended Operating Agreement also provides that the Manager has the authority to purchase or repurchase any or all interests in the Company from any Person for such consideration as the Manager may determine in its reasonable discretion (whether more or less than the original issuance price of such interests in the Company or the then market value of such interest) to the extent the Manager determines necessary or advisable to preserve the qualification of the Company as a REIT.

The foregoing ownership limitations, transfer restrictions, and other changes to the Operating Agreement will not apply if, after the approval of the Third Amended Operating Agreement, the Manager determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT or that compliance with all or any of the ownership limitations is no longer determined to be advisable by the Manager in order for the Company to qualify as a REIT.

These ownership limitations and transfer restrictions could have the effect of delaying, deferring or preventing a takeover or other transaction in which members might receive a premium for their Units over the then prevailing market price or which members might believe to be otherwise in their best interest.

Disclosure of Ownership by Our Members

Pursuant to the terms of the Third Amended Operating Agreement, every owner of ½ of 1% or more of the outstanding Units must, within 30 days after January 1 of each year, provide the Company written notice of certain information as provided in the Third Amended Operating Agreement. In addition, each beneficial owner or constructive owner of Units, and any person (including the Unit holder of record) who holds Units for a beneficial owner or constructive owner will be required to provide the Company with such information as the Company deems reasonably necessary to comply with the provisions of the Code applicable to a real estate investment trust, to determine the REIT’s status as a real estate investment trust under the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Fiduciary Duties of the Manager

Under Oregon law, a manager is accountable to a limited liability company’s equity owners as a fiduciary, which means that a Manager is required to exercise good faith with respect to a company’s affairs, and act in accordance with the manager’s duty of care and loyalty.

A manager’s duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of the law.  As permitted under Oregon law, the Operating Agreement provides that no action or failure to act on the part of the Manager in connection with the management or conduct of the business and affairs of Manager and other activities of the Manager or its affiliates which involve a conflict of interest with the Company, shall constitute, per se, bad faith, gross negligence, intentional misconduct, a material breach of the Operating Agreement or a knowing violation of law.

A manager’s duty of loyalty under Oregon law includes the duty to account to the limited liability company and hold for it any property, profit or benefit derived by the manager in the conduct and winding up of the limited liability company’s business; to refrain from dealing with the limited liability company in a manner adverse to the limited liability company, subject to certain limitations, and to refrain from representing a person with an interest adverse to the limited liability company, in the conduct or winding up of the limited liability company’s business; and to refrain from competing with the limited liability company in the conduct of the business of the limited liability company before the dissolution of the limited liability company. A manager does not violate their duties however merely because their conduct as a member furthers their own interest. A manager may also transact business with the limited liability company provided that the transaction is fair to the limited liability company, authorized by the operating agreement or authorized and ratified by a majority of the disinterested members.

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As permitted under Oregon law, the Operating Agreement provides the Members acknowledge that the Manager and its affiliates are or may be in the future engaged in other businesses, including limited liability companies, corporations and partnerships doing business with the Company, and that the Members understand such participation may result in conflicts of interest with the business of the Company. The Members also acknowledge that they have entered into the Operating Agreement with full knowledge of such other business activities of the Manager and have consented to and approve such other activities. The Members understand and agree that each Manager and Member may engage in other enterprises and that neither the Manager nor the other Members shall be required to offer business opportunities to the Company and may take advantage of those opportunities for their own account or for the account of other entities with which the Members or Managers are associated.

As permitted by Oregon law, the Operating Agreement also established certain standards with respect to the Manager’s conduct including that whenever in the Operating Agreement the Manager is permitted or required to make a decision (a) in its “sole and absolute discretion,” “sole discretion,” “discretion” or under a grant of similar authority or latitude, the Manager shall consider the interests of the Company and the Members and such other interests and factors (including its own interests) as it deems necessary or appropriate under the circumstances, or (b) in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by the Operating Agreement or other applicable law.

Indemnification and Exculpation

To the fullest extent not prohibited by law, the Manager will not be liable to the Company or its Equity Program investors for any act or omission performed or omitted by the Manager in good faith pursuant to the authority granted to it by the Operating Agreement, including the management or conduct of the business and affairs of the Company, the offer and sale of securities, the management of affiliates insofar as such business relates to the Company (including activities that may involve a conflict of interest) or the winding up of the business of the Company. Neither the Manager or its affiliates are personally liable for the return of capital contributions of any Member.

The Company must indemnify the Manager and each agent of the Manager for any loss or damage arising out of its activities on behalf of the Company or in furtherance of the Company’s interests, without relieving the Manager and its agents of liability for a breach of the Manager’s fiduciary duties. A successful indemnification of the Manager or any litigation that may arise in connection with its indemnification could deplete the assets of the Company, thereby reducing funds available to pay the Class D Units.  Furthermore, if funds are not available from third parties, and the Manager determines in its sole discretion that cash flows from operations are insufficient to satisfy payment of the indemnification obligations of the Company and pay preferred returns, or that providing funds would otherwise not be in the best interests of the Company (for example, the Operating Agreement does not require the Manager to cause the Company to liquidate any investments before such time as the Manager determines it advisable), the Manager may require the Members to make further capital contributions to satisfy all or any portion of the indemnification obligations of the Company, whether such obligations arise before or after the last day of the term of the Company or before or after such Member’s withdrawal from the Company.  Notwithstanding the foregoing, (i) no Member shall be obligated to make additional capital contributions in an aggregate amount in excess of 10% of the aggregate payments of net cash flow from operations received by the Member from the Company within the last three years; (ii) no Member shall be obligated to make additional capital contributions after the third year following the redemption of all of their Units; and (iii) no amounts contributed by the Members shall be used in a manner that would result in a violation of any rules or regulations pertaining to “plan assets” under ERISA.

To the extent that the indemnification provisions permit indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

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Financial Statements and Reports

Under the Third Amended Operating Agreement, annual audited financials concerning the Company’s business affairs will be provided to Members.  Each Member will receive a copy of the Company’s income statement, balance sheet, statement of cash flows, monthly distribution statements and a quarterly report, including unaudited financial statements, loan portfolio performance and an analysis of risk metrics related to the Company’s loan portfolio.

The Manager intends to maintain the Company’s books and records on the accrual basis for accounting purposes and for reporting income and losses for Federal income tax purposes.

Duration of the Company

The Company will continue until the occurrence of certain events specified in the Third Amended Operating Agreement, including but not limited to a determination by the Manager to terminate the Company for any reason in the Manager’s sole and absolute discretion.

Upon termination of the Company, all of the Company’s assets will be liquidated and the proceeds shall be distributed: (i) first, to payment of expenses of liquidation; (ii) second, to payment of all creditors of the Company (including Members who are creditors of the Company) in the order of priority provided by law or otherwise; (iii) third, to the establishment of any reserve reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and (iv) fourth, to the Members or their legal representatives in accordance with the distribution waterfall associated with the Net Cash Flow From Sale or Refinance.

Amendments

The Manager may amend the Third Amended Operating Agreement without any vote or other action by the other Members:

•	to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by applicable law;
•	to reflect issuance of Units pursuant to reinvestment and the admission of substitute, additional or successor Members and transfers of Interests pursuant to the Third Amended Operating Agreement;
•

to qualify or continue the Company as a limited liability company (or a partnership in which the Members have limited liability) in all jurisdictions in which the Company conducts or plans to conduct business;

•	to change the name of the Company;
•	to cure any ambiguity or correct or supplement any provisions herein contained which may be incomplete or inconsistent with any other provision herein contained; or
•	to correct any typographical errors contained herein.

All other amendments require written consent of the Manager and Members holding more than one-half of the issued and outstanding Units of all Members.

In addition, in the Third Amended Operating Agreement, each Member acknowledges that the Company and its affiliates may, without the approval of any other Member, enter into one or more side letter or similar agreement to or with one or more Members, each of which has the effect of establishing rights under, or altering or supplementing the terms of, the Third Amended Operating Agreement or of any subscription or exchange agreements between such Member and the Company (so long as the rights and obligations of the other Members set forth in the Third Amended Operating Agreement are not adversely impacted by the applicable Side Letter).  Except as required by law, the Manager and the Company shall not be required to deliver any of the Side Letters or the terms and agreements contained therein to any Member.

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Confidentiality

Under the Third Amended Operating Agreement, each Member agrees with respect to any information pertaining to the Company or investments or affiliates that is provided to such Member (collectively, “Confidential Matter”), to treat as confidential all such information, together with any analyses, studies or other documents or records prepared by such Member, its affiliates, or any representative or other person acting on behalf of such Member (collectively, its “Authorized Representatives”), which contain or otherwise reflect or are generated from Confidential Matters, and will not permit any of its Authorized Representatives to, disclose any Confidential Matter, subject to limited exceptions.

Ownership and Use of Name

The Third Amended Operating Agreement requires Members to explicitly acknowledge that the name “Iron Bridge Mortgage Fund” and any other names and marks associated with the Company are the property of the Manager and the Company has only limited rights to use.

Disputes

To the extent permitted by applicable law, under the Third Amended Operating Agreement, each Member irrevocably waives all right of trial by jury in any action, proceeding or counterclaim, arising out of or in connection with the Third Amended Operating Agreement, and each Member irrevocably consents and agrees that any legal action or proceeding with respect to the Third Amended Operating Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon).

PLAN OF DISTRIBUTION

We are offering up to $41,000,000 in aggregate principal amount of our Class D Units on a “best efforts” basis. The initial minimum investment amount required is $50,000, provided that the Manager, in its sole discretion, may waive this requirement with respect to any investor. We are offering the Class D Units directly, without an underwriter or placement agent, and on a continuous basis. We do not have to sell any minimum amount of Class D Units to accept and use the proceeds of this offering. Therefore, once you purchase a Class D Unit, we may immediately use the proceeds of your investment. We cannot assure you that all or any portion of the Class D Units we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust, or similar account. The Class D Units are not listed on any securities exchange, there will not be any public trading market for the Class D Units at the time of this offering, and there are no plans to facilitate the development of a market for the Class D Units in the future. We have the right to reject any investment, in whole or in part, for any reason. The intended methods of offer include, without limitation, website promotion, email, telephone, direct mail and personal contacts. Investors can purchase Class D Units directly from the Company by completing the applicable purchase documentation, and delivering such documentation together with an amount equal to the principal amount of the Class D Units subscribed for directly to the Company. Gerard Stascausky and Sarah Gragg Stascausky, on behalf of the Manager, will participate in selling the Class D Units on behalf to the Company. The Class D Units can be purchased by check, ACH, money order, or bank wire transfer. Wire transfer instructions will be provided upon request. See “Subscription Procedures” on Page 71 of this Offering Circular.

If an underwriter is selected to assist in this offering, the Company will be required to amend this Offering Circular to include the disclosures required regarding engaging an underwriter to assist in the offering. Although the Company is not using a selling agent or finder in connection with this offering, it will use a website as an online portal and information management tool in connection with the offering. The website is owned and operated by the Manager, and can be viewed at http://www.ironbridgelending.com.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, seven days per week on the website, subject to planned or unplanned interruptions of website access, as well as on the SEC’s website at www.sec.gov.

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In addition to this Offering Circular, subject to the limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to the Company and our business, this offering or public advertisements and audio-visual materials, in each case only as authorized by the Company. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class D Units, these materials will not give a complete understanding of this offering, the Company or the Class D Units and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Class D Units. All investors will be furnished with a current Offering Circular before or at the time of any written offers.

WHO MAY PURCHASE CLASS D UNITS

The Company is conducting this offering as a “Tier 2” offering pursuant to Regulation A. As such, the Company is limited with respect to the amount of Class D Units it can sell to investors that are not “accredited investors,” as defined under Rule 501 promulgated under the Securities Act. In particular, the aggregate purchase price to be paid by the investor can be no more than 10% of the greater of such investor’s:

•

annual income or net worth (with annual income and net worth for such natural person purchasers determined in accordance with Securities Act regulations, as described below), if the investor is an individual; or

•	revenue or net assets for such investor’s most recently completed fiscal year end, if such investor is not a natural person.

In order to meet this requirement, the Company will ask prospective investors to make representations with respect to their status as an “accredited investor,” and with respect to their annual income or revenue, net worth or net assets, or other characteristics that are determinative of eligibility.

An “accredited investor,” within the meaning of Rule 501 promulgated under the Securities Act, must be able to represent at least one of the following:

(i)

The investor is an INDIVIDUAL who has net worth, either individually or upon a joint basis with the investor’s spouse or spousal equivalent, of at least $1,000,000, or has had an individual income in excess of $200,000 for each of the two most recent years, or a joint income with the investor’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year. In calculating an investor’s net worth, the investor (A) must exclude the value of the investor’s primary residence as an asset; (B) may exclude debt secured by the primary residence, up to the estimated fair market value of the residence; (C) must include the amount of any increase on the debt secured by the primary residence incurred within 60 days prior to the purchase of the Class D Units (unless related to the acquisition of the primary residence); and (D) must include debt in excess of the fair market value of the residence;

(ii)

The investor is an IRREVOCABLE TRUST, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment;

(iii)

The investor is a BANK, SAVINGS AND LOAN ASSOCIATION, INSURANCE OR INVESTMENT COMPANY registered under the Investment Company Act, a business development company, a Small Business Investment Fund licensed by the United States Small Business Administration, any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

(iv)

The investor is a BROKER or DEALER registered pursuant to Section 15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), an INVESTMENT ADVISER registered pursuant to the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; or an investment adviser exempt from registration with the SEC under the private fund adviser exemption or the venture capital fund exemption;

(v)

The investor is an EMPLOYEE BENEFIT PLAN and either (A) all investment decisions are made by a bank, saving and loan association, insurance company, or registered investment advisor, or (B) the investor has total assets in excess of $5,000,000 or, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors;

(vi)

The investor is a CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR BUSINESS TRUST, not formed for the purpose of acquiring the Class D Units, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case with total assets in excess of $5,000,000;

(vii)

Any other entity of a type not listed above, not formed for the specific purpose of acquiring the Class D Units, owning “investments” (as defined under the Investment Company Act of 1940) in excess of $5,000,000;

(viii)

A natural person who holds, in good standing, one of the following PROFESSIONAL LICENSES: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65); or

(ix)

A FAMILY OFFICE, as defined in the Investment Advisers Act of 1940, that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the Securities and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment and any FAMILY CLIENT, as defined in the Investment Advisers Act of 1940, of a family office meeting the above requirements and whose prospective investment is directed by such family office

(x)	The investor is an ENTITY in which all of the equity owners, or a living trust or other revocable trust in which all of the grantors and trustees, qualify under one of the clauses above.

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Investment in the Class D Units may also only be suitable for certain types of investors. For example, an investment in the Company is illiquid and subject to limitations on the right to demand payment from the Company. Therefore, investment in the Class D Units is also only suitable for investors that can withstand the lack of liquidity of the Class D Units. Tax-exempt entities such as Individual Retirement Accounts and Keogh plans should consider the ERISA risks before investing.

Prospective investors are reminded that, notwithstanding his or her qualification as a suitable purchaser of Class D Units, the Company may accept or reject, in its sole and absolute discretion, all or a portion of such investor’s subscription for Class D Units or subscription to increase the principal amount of Class D Units.

SUBSCRIPTION PROCEDURES

Investors who wish to purchase Class D Units must complete and sign a Class D Units Subscription Agreement, the Class D Units Purchase Agreement, an investor suitability questionnaire, and such other documentation as is deemed appropriate by the Manager. The subscription documents must be delivered to the Manager together with a check or wire transfer in an amount equal to the principal amount subscribed pursuant to the Class D Units Purchase Agreement. If the Class D Units Purchase Agreement is accepted, the Company will issue a Class D Units in the principal amount of such purchase. The Manager may reject any subscription for Class D Units in its discretion, and must reject subscriptions in certain circumstances.

As a condition to the purchase of Class D Units, prospective investors will be required to deposit payment therefor in a pooled subscription account that is held in the Company’s name with an unaffiliated FDIC insured bank or credit union, for the exclusive purpose of holding subscription deposits as provided in the Class D Units Purchase Agreement. The subscription account shall be separate from the Company’s general accounts. The Company is not obligated to pay interest on funds held in the Subscription Account, and any interest earned with respect thereto may be retained by the Company in consideration of its costs. Effective with the sale of the Class D Units or additional Class D Units, the investor authorizes the Company to transfer from the subscription account to the Company’s general accounts the purchase price therefor. Any funds remaining in the subscription account after payment of the purchase price shall be returned by the Company to the prospective investor.

A prospective investor may withdraw his commitment to purchase Class D Units or additional Class D Units, as applicable, at any time until his, her or its offer to purchase the Class D Units has been accepted by the Company. In the event of a timely withdrawal or the rejection by the Company of a subscription, the Company will promptly return the deposits of the purchase price therefor to the prospective investor.

Preferred Returns begins to accrue following the acceptance of a Member’s subscription by the Company and the closing of the purchase of a Class D Units.

Investors will not be entitled to interest on funds pending acceptance of a subscription. If a subscription is not accepted, the purchase price will be returned, without interest, within five business days via check, ACH or wire transfer, at the discretion of the Manager. Investors will be required to provide the Manager with wire transfer instructions in the Class D Units Purchase Agreement.

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ERISA CONSIDERATIONS

If you are a fiduciary of an Employee Benefit Plan (a “Plan Investor”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or section 4975 of the Code, you are urged to consult with your own counsel regarding the application of ERISA and the Code to your purchase. The following is intended to be a summary only and is not a substitute for careful planning with a professional.

In considering a purchase of the Class D Units, fiduciaries of Plan Investors should consider their basic fiduciary duty under ERISA that requires them to discharge their investment duties prudently and solely in the interest of plan participants and beneficiaries. In making such a determination, a fiduciary of a Plan Investor should be sure that the investment is in accordance with the governing instruments and the overall policies of the plan, and that the investment will comply with the diversification and prudence requirements of ERISA. Plan Investor fiduciaries should consider the role that a purchase of the Class D Units would play in the plan’s overall investment portfolio.

In addition, provisions of ERISA and the Code prohibit transactions involving the assets of an Employee Benefit Plan and persons who have specified relationships with the plan, unless an exemption is available for such transaction. A Plan Investor fiduciary should be sure that a purchase of Class D Units will not constitute or give rise to a direct or indirect non-exempt prohibited transaction. In particular, Plan Investors must make an independent investment decision with respect to their purchase of Class D Units issued by the Company and must not rely upon the Manager or its affiliates for investment advice regarding such participation.

ERISA and its accompanying regulations are complex and, to some extent may be interpreted by the courts or the administrative agencies inconsistently. This discussion only addresses certain features of ERISA as it applies to the Class D Units, and does not purport to constitute a thorough analysis of ERISA with respect to your investment in the Company. Each investor subject to ERISA should consult with its own legal counsel concerning the implications under ERISA of the ownership of Class D Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

NOTE OF CAUTION: THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN, ALTHOUGH NOT ALL, U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO AN INVESTMENT IN THE CLASS D UNITS BY U.S. PERSONS (DEFINED BELOW). THESE CONSIDERATIONS MAY VARY WITH THE IDENTITY AND STATUS OF THE INVESTOR. THIS SUMMARY PROVIDES ONLY A GENERAL DISCUSSION AND DOES NOT REPRESENT A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES ARISING FROM AN INVESTMENT IN THE COMPANY. IT IS BASED ON THE PROVISIONS OF THE CODE, THE TREASURY REGULATIONS PROMULGATED THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL AS OF THE DATE OF THIS OFFERING CIRCULAR. NO ASSURANCE CAN BE GIVEN THAT FUTURE LEGISLATION, TREASURY REGULATIONS, ADMINISTRATIVE PRONOUNCEMENTS OR COURT DECISIONS WILL NOT SIGNIFICANTLY CHANGE APPLICABLE LAW, PERHAPS RETROACTIVELY, AND MATERIALLY AFFECT THE FOLLOWING DISCUSSION.

The summary is based on the Code the Treasury regulations issued thereunder (the “Regulations”), and certain other guidance and authority in existence on the date hereof, all of which may be amended or revised (potentially with retroactive effect). The Company has not, and currently does not intend to, seek a ruling from the Internal Revenue Service (the “IRS”) or any other U.S. federal, state, or local agency with respect to any of the tax issues affecting the Company, nor has it obtained an opinion of counsel with respect to any U.S. federal tax issue, including the Company’s qualification as a REIT.

The following summary does not discuss or purport to discuss all of the tax consequences that may be relevant to a particular Member or to certain types of Members that are subject special treatment under U.S. federal income tax laws. In particular, the following discussion does not apply to members who are: broker-dealers; financial institutions; insurance companies; non-U.S. Members (as defined below); persons holding 10% or more (by value) of outstanding Units; persons holding Units as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; persons holding Units on behalf of other persons as nominees; persons holding Units through a partnership or other pass-through entity; persons subject to the alternative minimum tax provisions of the Code; REITs; regulated investment companies; subchapter S corporations; non-U.S. governments; trusts and estates; U.S. expatriates; or (except to the extent discussed below in “Taxation of Certain Tax-Exempt Members”) tax-exempt organizations or other persons owning Units through a tax-exempt or tax-deferred arrangement such as an account that qualifies as an individual retirement account under the Code.

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This summary assumes that Members will hold our Units as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF OUR MEMBERS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR UNITS TO ANY PARTICULAR MEMBER WILL DEPEND ON THE MEMBER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, INCOME AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR UNITS.

Tax Consequences of the Company’s Election to be Treated as a Corporation

When the Company elects to be treated as a REIT, simultaneously it will elect to be treated as a corporation for U.S. federal income tax purposes (the “Check-the-Box Election”) as of the beginning of its first REIT taxable year, which will be January 1, 2022.  Prior to this election, the Company was taxed as a partnership.

Under IRS guidance, on the effective date of the Check-the-Box Election, the Company will be treated for U.S. federal income tax purposes as (1) contributing all of the Company’s assets and liabilities to a newly formed corporation in exchange for interests in the newly formed corporation pursuant to Section 351 of the Code (the “Contribution”), immediately followed by (2) a distribution of the interests in the newly formed corporation by the Company to its Members (the “Distribution”) in complete liquidation of the Company. Following these deemed transactions, Members in the Company will be treated as owning interests in a corporation rather than a partnership for U.S. federal income tax purposes. It is expected that neither the Contribution nor the Distribution should cause members to recognize gain or loss, except as specified below.

The Deemed Contribution

The Company intends that Section 351(a) of the Code apply to the Contribution and that, as a result, the deemed contribution by the Company of its assets and liabilities to a newly formed corporation generally will not be treated as a taxable transaction to the Company or the members.

Assuming that Section 351(a) does apply to the Contribution:

(1)	The Company should not recognize gain or loss unless, as discussed below, it is impacted by Section 357 of the Code;

(2)

The Company will take a carryover basis in the interests in the newly formed corporation deemed received by the Company in the Contribution equal to (x) the aggregate basis of the assets deemed contributed by the Company to the newly formed corporation, less (y) the amount of Company liabilities deemed assumed by the newly formed corporation; and

(3)

The Company’s holding period in the interests in the newly formed corporation deemed received in the Contribution will, to the extent the assets deemed contributed to the newly formed corporation are capital assets, include the holding period of such capital assets. Otherwise, the holding period for the interests will begin on the date the interests are deemed received by the Company. The Company expects that the assets deemed contributed will be capital assets. Notwithstanding the treatment of the Contribution described above, the Company will be required to recognize gain in the Contribution under Section 357 of the Code to the extent that the amount of liabilities deemed assumed by the newly formed corporation exceeds the Company’s basis in the assets transferred. If the Company is required to recognize gain under Section 357 of the Code, each Member will recognize its allocable share of such gain. Such gain may be ordinary income or capital gain depending on the nature of the assets deemed contributed by the Company to the newly formed corporation and the Company’s holding period in those assets. The Company does not expect the amount of its liabilities to exceed its basis in the assets deemed transferred in the Contribution, and so does not expect Section 357 of the Code to apply to the Contribution.

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The Deemed Distribution

Immediately following the Contribution, the Company will be deemed to distribute its interests in the newly formed corporation deemed received in the Contribution to its Members in complete liquidation of the Company. Each Member of the Company will be deemed to receive interests in the newly formed corporation (with rights and preferences identical to their existing Units) from the Company, and their existing Units in the Company will be treated as Units in the newly formed corporation.

As a result of the Distribution:

(1)	The Members should not recognize gain or loss on the Distribution;

(2)

Each Member will take a carryover basis in the interests deemed received from the Company in the Distribution equal to such Member’s aggregate basis in its existing Company Units, taking into account any adjustment as a result of the Contribution; and

(3)

Each Member’s holding period in the interests deemed received from the Company will be equal to the holding period of the interests in the hands of the Company. As discussed above, such holding period will include the holding period of the capital assets deemed contributed by the Company to the newly formed corporation.

Notwithstanding the treatment of the Distribution described above, a Member will be required to recognize gain in the Contribution and Distribution under Sections 741 and 752 of the Code to the extent such Member’s share of liabilities of the Company immediately prior to the deemed Contribution exceeds the Member’s adjusted tax basis in such member’s Units. Such gain may be ordinary income or capital gain depending on the nature of the assets deemed contributed by the Company to the newly formed corporation and the Member’s holding period in its Units. Although the Company is not aware of a Member having a share of Company liabilities that exceeds such Member’s adjusted tax basis in its Units, the Company may not have the information specific to each Member necessary to determine such Member’s adjusted tax basis in its Units. Members should consult their tax advisors regarding the consequences to them of the deemed Contribution and Distribution.

Following the deemed Distribution, each Member’s Units in the Company will be treated as interests in a corporation rather than a partnership.

Taxation of the Company as a REIT

As referenced above, the Company has elected to be treated for U.S. federal income tax purposes as a REIT commencing with its taxable year ending December 31, 2022. A REIT generally is not subject to U.S. federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code.

Qualification and taxation as a REIT depends upon the Company’s ability to satisfy various qualification tests imposed under the Code through actual annual and quarterly operating results, distribution levels, and diversity of Unit ownership. Although the Company, if the REIT Election is made, intends to operate in a manner that would satisfy such requirements, no assurance can be given that the actual results of operations for any particular taxable year will satisfy such requirements. The provisions of the Code, Regulations and other U.S. federal income tax laws relating to qualification and operation as a REIT are highly technical and complex.

General REIT Principles

In general, in each year in which the Company qualifies as a REIT, it will not be subject to U.S. federal income tax as long as it distributes all its REIT taxable income. However, even if the Company qualifies as a REIT, it will still be subject to U.S. federal income tax as follows:

(1)	U.S. federal income tax will be imposed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

(2)	Under certain circumstances, the Company may be impacted by the corporate alternative minimum tax.

(3)

U.S. federal income tax will be imposed at the highest corporate rate on (a) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business, and (b) other nonqualifying income from foreclosure property.

(4)

A 100% penalty tax will apply to net income from “prohibited transactions.” Prohibited transactions generally are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than certain property held for at least two years, foreclosure property, and property involuntarily converted.

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(5)

A penalty tax will apply to the Company if it fails to satisfy the gross income or the asset tests (described in further detail below), but nonetheless maintains its qualification as a REIT because certain other requirements have been satisfied. Similarly, a penalty tax will apply to the Company if it maintains its REIT status despite its failure to satisfy one or more REIT qualification requirements other than the gross income tests and asset tests.

(6)

If the Company fails to distribute during each calendar year at least the sum of (x) 85% of its ordinary income for such year, (y) 95% of its net capital gain income for such year, and (z) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such amounts over the amount distributed.

(7)

If the Company were determined to have been taxable as a C corporation prior to becoming a REIT, then during the five-year period beginning on the first day of the first taxable year for which its REIT election is effective (the “Recognition Period”), any gain recognized by the Company on the disposition of any property held by the Company or any partnership in which an interest was held as of the beginning of such Recognition Period will be subject to tax at the highest corporate rate to the extent of the excess of (x) the fair market value of such property as of the beginning of such Recognition Period, over (y) the adjusted tax basis of the Company or the partnerships in such property as of the beginning of such Recognition Period (the “Built-in Gain”).

(8)

If the Company acquires any asset from a C corporation in a transaction in which the adjusted tax basis of the asset in the hands of the Company is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company, then the Built-in Gain will be subject to tax at the highest regular corporate tax rate.

(9)	A 100% tax will apply to any “redetermined rents,” “redetermined deductions,” “excess interest,” and “redetermined TRS service income” (in each case, as defined under the Code).

If the Company fails to qualify as a REIT in any year, it would be subject to U.S. federal income tax in the same manner as a C corporation. Further, unless entitled to relief under specific statutory provisions, the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company loses its qualification as a REIT. It is not possible to predict whether the Company would be entitled to such statutory relief.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association: (1) managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, as determined under the Code, at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code requires conditions (1) through (4) to be met during the entire taxable year, condition (5) to be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months (other than for the REIT’s first taxable year), and that condition (6) to be met during the last half of each taxable year (other than the REIT’s first taxable year).

In order to ensure compliance with the ownership tests described above, the Operating Agreement restricts the transfer of Units in certain situations. In addition, Members may be required as a condition to obtaining Units to agree to additional transfer restrictions in a subscription agreement. Moreover, to evidence compliance with the share ownership requirements, the Company will maintain records which disclose actual ownership of outstanding Units. To comply with these requirements, it is possible that the Company would request and disclose certain information about a member and its beneficial owners.

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REIT Ownership of Partnerships and Qualified REIT Subsidiaries

Regulations provide that a REIT that is a partner in a partnership is deemed to own its proportionate share, generally based on its pro rata share of capital interests in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share of capital. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, a REIT’s proportionate share of the assets and items of income of any partnership will be treated as such REIT’s assets and items of income for purposes of applying the requirements described below.

Similarly, all “qualified REIT subsidiaries” owned by a REIT are disregarded for U.S. federal income tax purposes, and the assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the parent REIT. A qualified REIT subsidiary therefore is not subject to federal corporate income taxation, although it may be subject to state or local taxation. A qualified REIT subsidiary is a wholly owned corporate subsidiary of a REIT that is not taxable as a TRS.

Taxable REIT Subsidiaries

A REIT and a corporation in which such REIT owns stock may make a joint election for such subsidiary to be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to REIT tenants, without causing its parent REIT to receive impermissible tenant service income under the REIT gross income tests. However, a TRS is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied.

The securities of a TRS are not subject to the 5% asset test and the 10% vote and value tests discussed below. Instead, as noted below, a separate asset test applies to TRSs. The Company currently does not hold interests in any TRSs.

Asset Tests

At the close of each quarter of a REIT’s taxable year, such REIT generally must satisfy several tests relating to the nature of its assets. First, at least 75% of the value of such REIT’s total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, certain debt obligations of other REITs, certain ancillary personal property, cash, cash items, government securities, and certain temporary investments. Second, although the remaining 25% of such REIT assets generally may be invested without restriction, the value of any one issuer’s securities owned by the REIT in this class (other than securities of a TRS), generally may not exceed either (1) 5% of the value of such REIT’s total assets as to any one nongovernment issuer, (2) 10% of the outstanding voting securities of any one issuer, or (3) 10% of the value of the outstanding securities of any one issuer. Third, not more than 20% of the total value of such REIT’s assets can be represented by securities of one or more TRSs (described below). Fourth, not more than 25% of the total value of such REIT’s total assets can be represented by certain debt obligations of other REITs. Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. Debt of an issuer will not count as a security for purposes of the 10% value test, however, if the security qualifies for any of a number of exceptions applicable, for example, to “straight debt,” as specially defined for this purpose, to certain debt issued by partnerships and to certain other debt that is not considered to be abusive and that presents minimal opportunity to share in the business profits of the issuer. Solely for purposes of the 10% value test, a REIT’s interest in the assets of a partnership will be based upon a REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, its interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), valuing any debt instrument at its adjusted issue price.

The Company’s failure to satisfy one or more of the asset tests would not necessarily result in a loss of REIT status if (1) the Company came into compliance within a specified period after identifying the failure, (2) in the case of certain asset test failures, the failure was due to reasonable cause and not to willful neglect and (3) the Company pays a penalty excise tax.

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Gross Income Tests

For each taxable year, a REIT must satisfy two separate tests that measure the REIT’s sources of income.

75% Test. At least 75% of a REIT’s gross income for a taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property; (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than dealer property; (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property (“foreclosure property”); (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by such REIT.

Certain limitations apply to the ability of interest and rental income to be treated as “qualifying income” in satisfying the 75% test (or the 95% test described below). Rents received by the REIT directly, through partnerships in which it has a direct or indirect ownership interest, or through its wholly-owned subsidiary corporations treated as “qualified REIT subsidiaries” will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions, including the following, are met. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. However, the REIT (or its affiliates) is permitted to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, rents will not qualify as “rents from real property” if they are based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of the tenant’s gross receipts or sales). Finally, rents (other than rents received from TRSs if certain requirements are met) derived from tenants that are at least 10% owned, directly or constructively, by the REIT do not qualify as “rents from real property” for purposes of the gross income requirements. A REIT may have limited or no ability to prevent the receipt of some amounts of non-qualifying income in light of the nature of the portfolio investments expected to be made by such REIT.

95% Test. In addition to deriving 75% of a REIT’s gross income from the sources listed above, at least 95% of such REIT’s gross income for a taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. For purposes of determining whether such REIT complies with the 75% and 95% tests, gross income does not include income from “prohibited transactions” (generally, sales of dealer property). Income from certain hedging transactions also may be disregarded in certain situations.

Even if the Company failed to satisfy one or both of the gross income tests for any taxable year, it may still qualify as a REIT for such year if entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company’s failure to comply is due to reasonable cause and not to willful neglect, and the Company timely complies with requirements for reporting each item of its income to the IRS. However, it is impossible to predict whether the Company will be entitled to the benefit of these relief provisions in the future. Even if these relief provisions applied, the Company would still be subject to a special tax in connection with the failure.

Annual Distribution Requirements.

To qualify as a REIT, the Company must distribute dividends (other than capital gain dividends) to its stockholders each year in an amount equal to at least (A) the sum of (i) 90% of its REIT taxable income (computed without regard to the dividends paid deduction and its net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income over 5% of REIT taxable income. Such distributions must be paid in the taxable year to which they relate or, in limited circumstances, in the following taxable year. To the extent that the Company does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates, as the case may be. Furthermore, if the Company fails to distribute during each calendar year at least the sum of (1) 85% of the its ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, it is subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains it elected to retain and pay tax on.

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If the Company does not have sufficient cash or other liquid assets to meet its annual REIT distribution requirement, it may arrange for borrowings (on terms that may not be favorable to the Company) in order to maintain its REIT status, or may issue a qualifying distribution of Units and cash. Alternatively, the Company may determine to make Deemed Distributions to the members. Under the Operating Agreement, a Deemed Distribution could take the form of a distribution of cash to a member coupled with an automatic recontribution of such cash to the Company, similar to a “dividend reinvestment program” or “DRIP.” A Deemed Distribution also could take the form of a “consent dividend” to the extent of any shortfall in available cash. A consent dividend is an amount that the owners of a REIT have agreed to treat as having been distributed by the REIT and then contributed by the distributees to the capital of the REIT. Each Member has executed a Power of Attorney to allow the Company to provide the IRS with the members’ consent to a consent dividend. In either event, a Deemed Distribution would result in the Company’s members being treated as receiving additional taxable income but not receiving a concurrent corresponding cash distribution. Such members’ tax basis in their Units would be increased by the amount of such Deemed Distribution, and the amount of taxable gain realized upon a sale of Units or the termination of the Company would therefore be reduced.

Under certain circumstances, the Company may rectify a failure to meet the REIT distribution requirement for a year by paying “deficiency dividends” to its members in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may avoid being taxed on amounts distributed as deficiency dividends. The Company would, however, be required to pay interest based on the amount of any deduction taken for such deficiency dividends.

Prohibited Transactions

A REIT is subject to a 100% tax on its net income from prohibited transactions. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by the REIT or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. In general, a prohibited transaction does not include the sale or other disposition of property held by the REIT for at least 2 years, provided that the REIT satisfies other requirements with respect to such property. Nonetheless, no assurance can be given that any property that the Company sells will not be treated as property held for sale to customers, or that the Company can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Taxation of U.S. Members in the Company

As used herein, the term “U.S. member” means a beneficial owner of Units that is, for U.S. federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the U.S.;
•

a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for U.S. federal income tax purposes that was created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

in general, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

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If a Member is not a “U.S. Member,” such Member is a “non-U.S. Member.” If an entity taxable as a partnership holds Units, the tax treatment of an owner in such entity generally will depend upon the status of the owner and the activities of the entity. Each entity taxable as a partnership holding Units, as well as each owner therein, should consult independent tax advisors regarding the potential tax consequences of the ownership and disposition of Units.

Taxation of Distributions

The tax treatment of distributions from the Company to a U.S. Member will depend on whether such distribution is attributable to current or accumulated earnings and profits of the Company, to capital gains of the Company, or to qualified dividend income. To the extent that a distribution is attributable to earnings and profits but not capital gains, it will constitute an ordinary dividend and be taxable to the U.S. Member at ordinary income rates, unless attributable to a dividend received by the Company from a corporation (such as its TRS), in which case such distribution may be taxable as qualified dividend income. To the extent that such a distribution is attributable to capital gain of the Company, it will be taxable to the U.S. Member at capital gains rates. A distribution that is not attributable to earnings and profits or capital gains, and which does not exceed the U.S. Member’s basis in its Unit, generally will not be subject to tax but will reduce such basis. To the extent that such a distribution exceeds such basis, it will be taxable to the U.S. Member at capital gain rates.

Taxation of Sale

A U.S. member’s proceeds from the sale of Units generally will be taxable to such Member as capital gain. Whether such gain is short-term or long-term will depend on the holding period of the applicable Member. In general, and except as further discussed below in “Taxation of Exchange,” a member’s holding period in respect of a Unit will begin on the date immediately after such Member acquires that Unit.

U.S. Federal Income Tax Rates; Capital Gains and Losses.

As of the date hereof, the maximum corporate U.S. federal income tax rate applicable to ordinary income is 21% and to net capital gain is 20%. For individuals, the maximum U.S. federal income tax rates is 37% for ordinary income and net short-term capital gain, and 20% for net long-term capital gain and “qualified dividend income.” In addition, certain U.S. members are subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Members, the additional Medicare tax applies to the lesser of (x) “net investment income” (i.e., gross investment income reduced by the deductions that are allocable to such income), or (y) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly). Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. The amount of tax payable by any Member will be affected by a combination of tax laws covering, for example, deductions, credits, deferrals, exemptions, sources of income and other matters.

Taxation of Certain Tax-Exempt Holders

If a Unit is treated as “debt-financed property,” then proceeds that certain tax-exempt Members (such as certain Individual Retirement Accounts) receive from the Company may be treated as “unrelated debt-financed income” that is subject to the unrelated business income tax. A Unit generally should not be treated as debt-financed property if (1) neither it nor any entity through which such Unit is acquired is (or has been) subject to any “acquisition indebtedness,” as determined for purposes of Section 514 of the Code, and (2) such Unit is not otherwise used in an unrelated trade or business of a tax-exempt member. However, a portion of the dividend income generated by an investment in the Company and received by certain domestic private pension trusts may be treated as unrelated business taxable income to such trusts if the Company is treated as a “pension-held REIT.” The Company does not expect (and intends not) to become a “pension-held REIT.” Pension plans are nevertheless urged to consult their tax advisors regarding the possible application of the pension-held REIT rules.

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Information Withholding and Backup Reporting

In general, information-reporting requirements will apply to distributions on, and sales of, Units. Further, the payor will be required to withhold backup withholding tax on such payments at the rate of 24% if:

•	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;
•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;
•	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or
•	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some Members, including corporations, may be exempt from backup withholding. Any amounts that are withheld under the backup withholding rules may be refunded or credited against the U.S. Member’s U.S. federal income tax liability if certain required information is timely furnished to the IRS.

Possible Legislative or Other Actions Affecting Tax Considerations

The U.S. federal income tax may be modified by legislative, judicial or administrative action at any time, and any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

State, Local, and Non-U.S. Taxes

This summary makes no attempt to discuss the potential state, local, or non-U.S. taxes that may be borne by the Company or by a Member in respect of a Unit, including any such taxes imposed in states where the Company (or its subsidiaries) may own properties or carry on activities. However, Members should nevertheless consider the state, local, and non-U.S. tax consequences of an investment in the Company. State, local, and non-U.S. laws often differ from U.S. federal income tax laws with respect to the treatment, calculation and timing of recognition of specific tax items. The Company owns property in a number of states. Members may be required to file state income tax returns and pay tax in those states. The Company urges prospective Members to consult their own tax advisor on all matters relating to state, local, and non-U.S. taxation.

Prospective investors should consult with their own personal tax advisors with respect to the impact of applicable state and local taxes on a proposed investment in the Company.

THE FOREGOING SUMMARY OF CERTAIN UNITED STATES U.S. FEDERAL INCOME TAX ASPECTS IS NOT INTENDED TO BE A COMPLETE SUMMARY OF THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. EACH PROSPECTIVE MEMBER SHOULD CONSULT WITH ITS OWN INDEPENDENT TAX ADVISORS REGARDING A POTENTIAL INVESTMENT IN THE COMPANY.

LEGAL MATTERS

Certain legal matters relating to the Class D Units being offered hereby are being passed upon for the Company by Buchalter, a Professional Corporation, Portland, Oregon.

FINANCIAL STATEMENTS

The financial statements of the Company as of and for each of the two years ended December 31, 2022, and 2021, have been audited by Armanino LLP, the Company’s independent auditors, as stated in their report appearing herein.

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ADDITIONAL INFORMATION

The Company has filed with the SEC an Offering Statement under Regulation A of the Act, with respect to securities offered hereby. This Offering Circular does not contain all of the information set forth in the Offering Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Offering Statement and the exhibits filed therewith, which may be obtained from the SEC’s website that contains information regarding issuers that file electronically with the SEC (http://www.sec.gov). We also file annual reports, quarterly reports, current reports, proxy statements, and other information with the SEC.

All inquiries regarding the Offering Circular should be directed to the Managing Directors:

Iron Bridge Management Group, LLC

Attn: Gerard Stascausky, CFA

9755 SW Barnes Road, Suite 420

Portland, OR 97225

Ph. 503-225-0300

invest@ironbridgelending.com

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the offer made by this Offering Circular; and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Offering Circular does not constitute an offer of any securities, other than those to which it relates, or an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such an offer would be unlawful.

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Iron Bridge Mortgage Fund, LLC

(An Oregon Limited Liability Company)

Financial Statements

December 31, 2022, and 2021

37

INDEPENDENT AUDITOR'S REPORT

Board of Directors

Iron Bridge Mortgage Fund, LLC

Portland, Oregon

Opinion

We have audited the accompanying financial statements of Iron Bridge Mortgage Fund, LLC (an Oregon corporation) (the ''Fund''), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of income, changes in members' equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iron Bridge Mortgage Fund, LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Iron Bridge Mortgage Fund, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Iron Bridge Mortgage Fund, LLC's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-1

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with auditing standards generally accepted in the United States of America will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with auditing standards generally accepted in the United States of America, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Iron Bridge Mortgage Fund, LLC's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Iron Bridge Mortgage Fund, LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

ArmaninoLLP
San Jose, California

April 28, 2023

F-2

IRON BRIDGE MORTGAGE FUND, LLC

(An Oregon Limited Liability Company)

 Balance Sheets

December 31, 2022 and 2021

	2022	2021

ASSETS
Cash and cash equivalents	$128,756	$549,211
Mortgage interest receivable	856,241	912,251
Mortgage loans receivable, net	103,165,959	113,303,926
Real estate held for sale	2,132,379	2,889,930
Total assets	$106,283,335	$117,655,318

LIABILITIES AND MEMBERS' EQUITY

Liabilities
Accounts payable and other accrued liabilities	$114,916	$125,136
Servicer fees payable	297,387	315,103
Interest payable	215,556	245,876
Notes payable - senior notes	21,302,756	29,467,505
Line of credit, net	21,949,701	36,361,430
Deferred interest	887,454	1,621,810
Total liabilities	44,767,770	68,136,860
Members' equity	61,515,565	49,518,458
Total liabilities and members' equity	$106,283,335	$117,655,318

The accompanying notes are an integral part of these financial statements.

F-3

Statements of Income

For the Years Ended December 31, 2022 and 2021

	2022	2021
Revenues
Mortgage interest income	$15,152,337	$13,326,103
Rental property income	46,387	34,843
Other income	254,062	279,964
Total revenues	15,452,786	13,640,910
Operating expenses
Interest expense	3,550,775	2,949,531
Servicer fees	3,968,677	3,345,804
Incentive fees	-	895
Provision for losses on loans	398,144	1,353,866
Professional fees	203,090	471,333
Real estate holding costs	26,680	38,158
Other	463,969	437,804
Total operating expenses	8,611,335	8,597,391
Other expense
Loss on sale of real estate held for sale	(7,780)	(33,499)
Total other expense	(7,780)	(33,499)
Income before income tax and LLC fees	6,833,671	5,010,020
Income tax and LLC fees	19,366	3,385
Net income	$6,814,305	$5,006,635

The accompanying notes are an integral part of these financial statements.

F-4

IRON BRIDGE MORTGAGE FUND, LLC

(An Oregon Limited Liability Company)

Statements of Changes in Members' Equity For the Years Ended December 31, 2022 and 2021

	Class A	Class B	Class C	Class D	Total
Balance, January 1, 2021	$3,045,846	$18,679,582	$-	$-	$21,725,428
Members' contributions	1,287,437	6,340,596	6,074151	-	13,702,185
Members' earning distributions	(124,393)	(227,134)	(162,423)	-	(513,950)
Members' capital withdrawals	(656,080)	(6,672,221)	(3,146,682)	-	(10,474,983)
Transfers	(380,528)	1,008,307	(627,778)	-	-
Notes payable converted to members' equity	-	-	20,762,682	-	20,726,682
Members' equity converted to notes payable	-	(689,539)	-	-	(689,539)
Net income	1,692,945	1,889,412	1,424,278	-	5,006,635
Balance, December 31, 2021	4,865,227	20,329,003	24,324,228	-	49,518,458
Members' contributions	3,795,757	6,891,567	4,065,943	925,640	15,678,907
Members' earning distributions	(151,259)	(355,328)	(266,743)	-	(773,330)
Members' capital withdrawals	(3,652,303)	(6,734,492)	(2,357,794)	-	(12,744,589)
Transfers	-	(2,265,703)	2,265,703	-	-
Notes payable converted to members' equity	-	-	1,480,000	1,741,814	3,221,814
Members' equity converted to notes payable	(200,000)	-	-	-	(200,000)
Net income	2,501,675	2,365,645	1,924,933	22,052	6,814,305
Balance, December 31, 2022	$7,159,097	$20,230,692	$31,436,270	$2,689,506	$61,515,565

The accompanying notes are an integral part of these financial statements.

F-5

IRON BRIDGE MORTGAGE FUND, LLC

(An Oregon Limited Liability Company)

Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	2022	2021

Cash flows from operating activities
Net income	$6,814,305	$5,006,635
Adjustments to reconcile net income to net cash provided by operating activities
Provision for losses on loans	398,144	1,353,866
Amortization of deferred loan origination fees	(2,454,957)	(2,497,174)
Depreciation	-	5,525
Loss on sales of real estate held for sale	7,780	33,499
Junior notes interest expense converted to debt	-	200,753
Senior notes interest expense converted to debt	1,126,297	919,564
Change in operating assets and liabilities
Mortgage interest receivable	56,010	(124,419)
Accounts payable and other accrued liabilities	(10,220)	17,721
Servicer fees payable	(17,716)	82,703
Incentive fees payable	-	(873)
Interest payable	(30,320)	(73,487)
Deferred interest	(734,356)	(513,303)
Net cash provided by operating activities	5,154,967	4,411,010
Cash flows from investing activities
Loans funded	(197,950,303)	(206,665,400)
Principal collected on loans	210,145,083	185,222,920
Improvement costs on real estate held for sale	(186,282)	(64,397)
Proceeds from sales of real estate held for sale	936,053	-
Net cash (used in) provided by investing activities	12,944,551	(21,506,877)

Cash flows from financing activities
Borrowings on notes payable - junior notes	-	48,250
Repayments on notes payable - junior notes	-	(3,329,949)
Borrowings on notes payable - senior notes	16,636,178	21,988,379
Repayments on notes payable - senior notes	(22,705,410)	(17,669,880)
Net borrowings on line of credit	(14,441,729)	14,160,204
Members' contributions	15,678,907	13,702,185
Members' earnings distributions	(773,330)	(513,950)
Members' capital withdrawals	(12,744,589)	(10,474,983)
Net cash provided by (used in) financing activities	(18,519,973)	17,220,717
Net increase (decrease) in cash and cash equivalents	(420,455)	124,850
Cash and cash equivalents, at beginning of year	549,211	424,361
Cash and cash equivalents, at end of year	$128,756	$549,211

The accompanying notes are an integral part of these financial statements.

F-6

IRON BRIDGE MORTGAGE FUND, LLC

(An Oregon Limited Liability Company)

Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	2022	2021
Supplemental disclosures of cash flow information
Cash paid for interest	$3,581,095	$3,023,018
Cash paid for income tax and LLC fees	$19,367	$3,385
Supplemental disclosure of non-cash investing and financing transactions
Mortgage loans receivable converted to real estate held for sale	$-	$884,499
Mortgage interest receivable transferred to real estate held for sale	$-	$59,333
Sale of real estate financed with mortgage loan receivable	$-	$694,331
Junior notes payable converted to members' equity	$3,221,814	$20,762,682
Members' equity converted to notes payable	$200,000	$689,539

The accompanying notes are an integral part of these financial statements.

F-7

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

1. Organization

Iron Bridge Mortgage Fund, LLC (the "Fund") is an Oregon limited liability company that was organized to engage in business as a mortgage lender for the purpose of making and arranging various types of loans to the general public and businesses, acquiring existing loans and selling loans, all of which are or will be secured, in whole or in part, by real or personal property throughout the United States. The Fund is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company (the "Manager"). The Fund receives certain operating and administrative services from the Manager, some of which are not reimbursed to the Manager. The Fund's financial position and results of operations would likely be different absent this relationship with the Manager.

Term of the Fund

The Fund will continue in perpetuity, at the sole discretion of the Manager, unless dissolved under provisions of the operating agreement at an earlier date.

2. Summary of Significant Accounting Policies

Management estimates and related risks

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Such estimates relate principally to the determination of the allowance for loan losses and fair value of real estate owned. Although these estimates reflect management's best estimates, it is at least reasonably possible that a material change to these estimates could occur.

The fair value of real estate, in general, is impacted by current real estate and financial market conditions. Should these markets experience significant declines, the resulting collateral values of the Fund's loans will likely be negatively impacted. The impact to such values could be significant and as a result, the Fund's actual loan losses and proceeds from the sales of real estate held could differ significantly from management's current estimates.

Cash and cash equivalents

The Fund considers all highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. Cash on deposit occasionally exceeds federally insured limits. The Fund believes that it mitigates this risk by maintaining deposits with major financial institutions.

Mortgage loans receivable

Mortgage loans, which the Fund has the intent and ability to hold to maturity, generally are stated at their outstanding unpaid principal balance with interest thereon being accrued as earned. Mortgage loans receivable make up the only class of financing receivables within the Fund's lending portfolio. As a result, further segmentation of the loan portfolio is not considered necessary.

F-8

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

2. Summary of Significant Accounting Policies (continued)

Mortgage loans receivable (continued)

If the probable ultimate recovery of the carrying amount of a loan, with due consideration for the fair value of collateral, is less than amounts due according to the contractual terms of the loan agreement and the shortfall in the amounts due are not insignificant, the carrying amount of the investment shall be reduced to the present value of estimated future cash flows discounted at the loan's effective interest rate. If a loan is collateral dependent, it is valued at the estimated fair value of the related collateral.

Interest is accrued daily based on the principal of the loans. If events and or changes in circumstances cause management to have serious doubts about the further collectability of the contractual payments, a loan may be categorized as impaired and interest is no longer accrued. Any subsequent payments on impaired loans are applied to reduce the outstanding loan balances including accrued interest and advances.

Allowance for loan losses

Loans and the related accrued interest are analyzed on a periodic basis for recoverability. Delinquencies are identified and followed as part of the loan system. A provision is made for loan losses to adjust the allowance for loan losses to an amount considered by management to be adequate, with due consideration to collateral value, to provide for unrecoverable loans and receivables, including impaired loans, accrued interest and advances on loans. As a collateral- based lender, the Fund does not consider credit risks which may be inherent in a further segmented loan portfolio as a basis for determining the adequacy of its allowance for loan losses but rather focuses solely on the underlying collateral value of the loans in its portfolio to do so. As a result, the Fund does not consider further segmentation of its loan portfolio and related disclosures necessary. The Fund writes off uncollectible loans and related receivables directly to the allowance for loan losses once it is determined that the full amount is not collectible.

Rental property

Rental property is recorded at cost and allocated between land and building based upon their relative fair values at acquisition. Improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Investment costs are capitalized while activities are ongoing to prepare an asset for its intended use. Expenditures for repairs and maintenance are charged to expense when incurred.

Depreciation begins once the asset is ready to be placed into service and is recorded on a straight- line basis over the estimated useful lives of the assets. Buildings and improvements are depreciated over periods ranging from 15 to 27.5 years.

Impairment of long-lived assets

The Fund continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Fund assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total future cash flows is less than the carrying amount of those assets, the Fund records an impairment charge based on the excess of the carrying amount over the fair value, less selling costs, of the asset.

F-9

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

2. Summary of Significant Accounting Policies (continued)

Fair value measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Fund determines the fair values of its assets and liabilities based on a fair value hierarchy that includes three levels of inputs that may be used to measure fair value (Level 1, Level 2 and Level 3).

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Fund has the ability to access at the measurement date. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Fund's own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Fund's own data.

The Fund does not record loans at fair value on a recurring basis but uses fair value measurements of collateral security in the determination of its allowance for loan losses. The fair value for real estate owned and impaired secured loans is determined using the sales comparison, income and other commonly used valuation approaches.

The following table reflects the Fund's assets measured at fair value on a non-recurring basis during the year ended December 31, 2022:

Item	Level 1	Level 2	Level 3	Total
Real estate held for sale	$-	$-	$2,132,379	$2,132,379

The following table reflects the Fund's assets measured at fair value on a non-recurring basis during the year ended December 31, 2021:

Item	Level 1	Level 2	Level 3	Total
Real estate held for sale	$-	$-	$2,889,930	$2,889,930

The following methods and assumptions were used to estimate the fair value of assets and liabilities:

Secured loans (Level 2 and Level 3). For loans in which a specific allowance is established based on the fair value of the collateral, the Fund records the loan as nonrecurring Level 2 if the fair value of the collateral is based on an observable market price or a current appraised value. If an appraised value is not available or the fair value of the collateral is considered impaired below the appraised value and there is no observable market price, the Fund records the loan as nonrecurring Level 3.

F-10

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

2. Summary of Significant Accounting Policies (continued)

Fair value measurements (continued)

Real estate held for sale (Level 2 and Level 3). At the time of foreclosure, real estate held for sale is recorded at the lower of the recorded investment in the loan, plus any senior indebtedness, or at the property's estimated fair value, less estimated costs to sell, as applicable. The Fund periodically compares the carrying value of real estate held for use to expected undiscounted future cash flows for the purpose of assessing the recoverability of the recorded amounts. If the carrying value exceeds future undiscounted cash flows, the assets are reduced to estimated fair value. If the future undiscounted cash flows of real estate held for use exceed the carrying value or the fair value less estimated costs to sell for other than held for use real estate exceeds the carrying value, the asset value is recaptured to the estimated fair value, but not to exceed the original basis in the property after reversion. The Fund records real estate held for sale as nonrecurring Level 2 if the fair value of the real estate held for sale is based on an observable market price or a current appraised value. If an appraised value is not available and there is no observable market price, the Fund records real estate held for sale as nonrecurring Level 3.

Real estate held for sale

Real estate acquired through or in lieu of loan foreclosure that is to be held for any purpose other than use in operations, is initially recorded at the lower of the recorded investment in the loan, plus any senior indebtedness, or at fair value less estimated selling cost at the date of foreclosure if the plan of disposition is by way of sale. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, real estate held for sale is carried at the lower of the new cost basis or fair value less estimated costs to sell.

Costs of real estate improvements are capitalized, whereas costs relating to holding real estate are expensed. The portion of interest costs relating to development of real estate is capitalized.

Impairment losses of real estate held and held for sale are measured as the amount by which the carrying amount of a property exceeds its fair value less estimated costs to sell. Impairment losses of real estate held for use are determined by comparing the expected future undiscounted cash flows of the property, including any costs that must be incurred to achieve those cash flows, to the carrying amount of the property. If those net cash flows are less than the carrying amount of the property, impairment is measured as the amount by which the carrying amount of the asset exceed sits fair value. Valuations are periodically performed by management, and any subsequent write- downs are recorded as a charge to operations.

Deferred loan origination fees

The Fund will capitalize loan origination fees and recognize the fees as an adjustment of the yield on the related loan. Deferred loan origination fees are amortized to income over the life of the loan under the effective interest method.

Deferred loan origination fees of $447,633 and $698,654, at December 31, 2022 and 2021, respectively, have been included in mortgage loans receivable, net, on the accompanying balance sheets. Deferred loan origination fees of $2,454,957 and $2,497,174, in 2022 and 2021, respectively, were amortized into income during each applicable year.

F-11

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

2. Summary of Significant Accounting Policies (continued)

Line of credit origination fees

The Fund has capitalized the related costs incurred in connection with its borrowings under the line of credit. These costs are being amortized using the straight-line method through maturity of the line of credit. The prepaid loan fees related to the line of credit are presented in the balance sheets as a direct deduction from the carrying amount of the line of credit.

Subscription liability

The Fund accepts subscription agreements and funds from prospective investors who wish to become members of the Fund. If approved for admittance into the Fund, the subscription funds are maintained in a separate subscription account until such time as the funds are needed in the normal course of the Fund's operations. Due to the calculation of monthly profit distributions based on percentage ownership, the Fund does not allow mid-month contributions or withdrawals. If the subscription funds are received prior to the first day of the month, the subscription funds are held in a separate non-interest-bearing subscription account. On the first day of the new month, the subscription funds will be recognized as member contributions on behalf of the subscribing member. There were no subscription fund as of December 31, 2022 and 2021.

Income taxes

During 2022, the Fund determined to be treated as a corporation taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2022. Accordingly, the Fund is not required to pay U.S. federal income taxes on the income generated by the Fund as it receives a dividend paid deduction for distribution to partners of the Fund that generally offsets its income and gains. The Fund is required to be in compliance with certain REIT rules as defined by the Internal Revenue Service Code. As of December 31, 2022, the Fund was in compliance with the REIT rules.

Prior to its REIT election, the Fund was a limited liability company for federal and state income tax purposes. Under the laws pertaining to income taxation of limited liability companies, no federal income tax was paid by the Fund as an entity. Individual members reported on their federal and state income tax returns their share of Fund income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Accordingly, no provision for income taxes besides the applicable minimum state tax or fees would be reflected in the accompanying financial statements.

The Fund has evaluated its current tax positions and has concluded that as of December 31, 2022 and 2021, the Fund does not have any significant uncertain tax positions for which a reserve would be necessary.

Reclassification

Certain amounts presented in the prior year financial statements have been reclassified to conform to the current year presentation.

Subsequent events

The Fund has evaluated subsequent events through April 28, 2023, the date the financial statements were available to be issued. Effective January 1, 2023, the Fund terminated its Senior Note offering and holders of the senior notes were either paid out in cash or reinvested the outstanding principal amount and unpaid accrued interest owed under their senior notes in exchange for Class D Units of the Fund (See Note 3).

F-12

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

3. Fund Provisions

The Fund is an Oregon limited liability company. The rights, duties and powers of the members of the Fund are governed by the operating agreement. The following description of the Fund's operating agreement provides only general information. Members should refer to the Fund's operating agreement and offering circular for a more complete description of the provisions.

The Manager is in complete control of the Fund business, subject to the voting rights of the members on specified matters. The Manager acting alone has the power and authority to act for and bind the Fund.

Members may remove the Manager if: (i) the Manager commits an act of willful misconduct which materially adversely damages the Fund; or (ii) holders of at least seventy five percent of the outstanding membership interests, excluding the membership interests held by the Manager, vote in favor of such removal.

Recapitalization

As of January 31, 2021, the Fund had one class of equity, a bank line of credit, and two forms of private debt outstanding: the junior notes and the senior notes.

Effective February 1, 2021, the Fund adopted second amended and restated operating agreement, which among other changes, created four classes of equity membership interests consisting of Class A, Class B, Class C and Class D Units.

The Class A Units were issued to employees of the Manager and/or their tax-advantaged accounts.

The only class of equity units under the first amended operating agreement was exchanged for Class B Units.

The Fund's junior notes were, subject to applicable approvals, prepaid and the holders of the junior notes were offered the opportunity to reinvest the outstanding principal amount and unpaid and accrued interest owed under their junior notes in exchange for Class C Units of the Fund.

In October 2022, the Fund notified its senior note holders it was in the process of winding down its Senior Notes program and replacing the senior notes with Class D Units.

The Fund's senior notes were, subject to applicable approvals, to be prepaid and the holders of the senior notes were offered the opportunity to reinvest the outstanding principal amount and unpaid and accrued interest owed under their senior notes in exchange for Class D Units of the Fund effective January 1, 2023.

Profits and losses

Profits and losses accrued during any accounting period shall be allocated among the members in accordance with their respective membership interests maintained throughout that accounting period.

Election to receive distributions

Members are entitled, on a non-compounding basis, payable monthly in arrears, to 9% (Class B Equity), 6% (Class C Equity), or 5% (Class D Equity) per annum non-guaranteed priority return ("Priority Return") on their invested capital. The Manager will share in any such distribution to the extent it acquires and holds membership interests.

Once all accrued Priority Return distributions have been made, remaining net income from operations generally shall be distributed 10% to the Fund's members, including the Manager to the extent it holds memberships interests, and 90% to Class A Equity.

F-13

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

3. Fund Provisions (continued)

Reinvestment

Members have the option to compound their proportionate share of the Fund's monthly earnings. Liquidity, capital withdrawals and early withdrawals

There is no public market for units of the Fund and none is expected to develop in the foreseeable future. There are substantial restrictions on transferability of membership interests. Any transferee must be a person that would have been qualified to purchase a member unit in the offering and a transferee may not become a substituted member without the consent of the Manager.

A member may withdraw its investment in the Fund and may receive a return of capital provided that the following conditions have been met: (i) the member provides the Fund with a written request for a return of capital at least 60 days prior to such withdrawal; and (ii) the member requests a full withdrawal of all membership interest if their capital balance is less than 50,000 units. The Fund will use its best efforts to honor requests for a return of capital subject to, among other things, the Fund's then cash flow, financial condition, compliance with regulatory and other limitations, such as ERISA and ‘publicly traded partnership' thresholds, and prospective loans. If the Manager determines that there is available cash, the Manager shall honor such withdrawal request in accordance with the conditions stated above.

4. Mortgage Loans Receivable, Net

Mortgage loans receivable, net, consisted of the following at December 31, 2022:

Outstanding mortgage loans receivable	$105,524,277
Unamortized deferred loan origination fees	(447,633)
Allowance for loan losses	(1,910,685)
Mortgage loans receivable, net	$103,165,959

Mortgage loans receivable, net, consisted of the following at December 31, 2021:

Outstanding mortgage loans receivable	$115,701,463
Unamortized deferred loan origination fees	(698,654)
Allowance for loan losses	(1,698,883)
Mortgage loans receivable, net	$113,303,926

F-14

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

4. Mortgage Loans Receivable, Net (continued)

Activity in the allowance for loan losses was as follows for the years ended December 31, 2021 and 2022:

2021 Beginning balance	$506,038
Provision for loan losses	1,353,866
Write-offs	(161,021)
2021 Ending balance	$1,698,833
Provision for loan losses	398,144
Write-offs	(186,342)
2022 Ending balance	$1,910,685

Allocation of the allowance for loan losses by collateral type as of December 31, 2022 consisted of the following (allocation of allowance is not an indication of expected future use):

Single family residential (1 - 4 units)	$1,778,967
Land/Construction	131,718
Commercial	-
Multi-family residential (5 or more units)	-
Total	$1,910,685

Allocation of the allowance for loan losses by collateral type as of December 31, 2021 consisted of the following (allocation of allowance is not an indication of expected future use):

Single family residential (1 - 4 units)	$1,431,681
Land/Construction	195,289
Commercial	29,183
Multi-family residential (5 or more units)	42,730
Total	$1,698,883

5. Notes Payable - Junior Notes

The junior note program was a private debt offering by the Fund. Between April and September 2017, the Fund refinanced all junior notes from an interest rate of 10.0% to 8.0%. Between March and October 2019, the Fund refinanced all junior notes from an interest rate of 8.0% to 7.0%. The Fund began refinancing all junior notes from an interest rate of 7.0% to 6.0% in October 2020. The junior notes were secured by all assets of the Fund and were junior to the senior notes (see Note 6) and the line of credit balance held (see Note 7). The junior noteholders were given the option to reinvest their earned interest back into the note on a monthly basis. All junior notes held a six-month maturity. Upon maturity, all junior noteholders had the option to renew their notes for another six-month term. Effective February 1, 2021, all junior notes were converted to Class C Equity. Due to the conversion, there were no junior notes outstanding as of December 31, 2022 and 2021.

Interest on the junior notes totaled $127,489 for the year ended December 31, 2021. Since these notes were converted in 2021, there was no interest expense on the junior notes for the year ended December 31, 2022.

F-15

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

6. Notes Payable – Senior Notes

On March 1, 2018, the Fund commenced a private debt offering of 6.0% Senior Secured Demand Notes. The offering was qualified by the Security and Exchange Commission in February 2018. On November 25, 2020, the Fund refinanced all of the Senior Notes from 6.0% to 5.5%. On February 23, 2021, the Fund refinanced all of the Senior Notes from 5.5% to 5.0%.

As of December 31, 2022 and 2021, the notes payable within the senior note program held a balance of

$21,302,756 and $29,467,505, respectively.

Interest expense on these notes amounted to $1,510,500 and $1,452,530 for the years ended December 31, 2022 and 2021, respectively.

Effective January 1, 2023, the Senior Secured Demand Notes were terminated and replaced with Class D Units (see Note 3).

7. Line of Credit, Net

On January 31, 2013, the Fund entered into a revolving line of credit agreement with a financial institution that included a maximum borrowing limit of $5,000,000. The agreement was subject to a borrowing base calculation and was secured by substantially all of the Fund's assets. On April 30, 2014, the line of credit was extended and increased to include a maximum borrowing limit of $10,000,000. On December 11, 2015, the line of credit was extended and increased to include a maximum borrowing limit of $12,000,000. The annual interest rate was equal to the greater of 4.75% plus the 90-day LIBOR rate from time to time in effect or 5.75%. The interest rate as of December 31, 2015 was 5.50%.

During December 2015, the Fund refinanced its previous line of credit and entered into a new revolving line of credit agreement with a financial institution that included a maximum borrowing limit of $20,000,000. The credit agreement took effect on January 5, 2016. On March 20, 2017, the line of credit was amended to increase the borrowing limit to $25,000,000. The agreement is subject to a borrowing base calculation and is secured by substantially all of the Fund's assets. The annual interest rate was equal to the greater of 4.50% plus the one-month LIBOR rate from time to time in effect or 4.75%. On January 1, 2018, the line of credit was extended to January 1, 2020, the maximum borrowing limit was increased from $25,000,000 to

$40,000,000, and the interest rate was lowered from one-month LIBOR plus 4.50% to one-month LIBOR plus 4.00%.

On January 24, 2019, the line of credit was amended to lower the interest rate from one-month LIBOR plus 4.0% to one-month LIBOR plus 3.5%. On April 16, 2019, the line of credit was amended to lower the interest rate from one-month LIBOR plus 3.5% to one-month LIBOR plus 3.125%. On December 5, 2019, the Fund extended the line of credit to March 1, 2020. On February 24, 2020, the Fund extended the line of credit to March 1, 2022.

During May 2021, the Fund refinanced its previous line of credit and entered into a new revolving line of credit agreement with a financial institution that included a maximum borrowing limit of $40,000,000. The credit agreement took effect on May 7, 2021. The annual interest rate was equal to the greater of 2.75% plus the one-month LIBOR rate from time to time in effect or 4.00%. On August 10, 2021, the line of credit was amended to increase the borrowing limit to $50,000,000, and was amended again, effective January 28, 2022 and June 8, 2022, to increase the borrowing limit to $60,000,000 and $75,000,000, respectively, and the index was modified from one-month LIBOR rate plus 2.75 to one-month SOFR rate plus 2.80. The line of credit matures on May 5, 2024. The agreement is subject to a borrowing base calculation and is secured by substantially all of the Fund's assets.

F-16

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

7. Line of Credit, Net (continued)

As of December 31, 2022, and 2021 the outstanding balance on the line of credit was $22,034,109 and

$36,472,360, respectively. The interest rate as of December 31, 2022 and 2021 was 7.02% and 4.00%, respectively. Interest expense on the line of credit amounted to $2,040,275 and $1,369,512, for the years ended December 31, 2022 and 2021, respectively.

The line of credit agreement contains certain covenants and restrictions. The Fund was in compliance with these covenants and restrictions at December 31, 2022 and 2021.

Line of credit, net, consisted of the following at December 31, 2022:

Line of credit	$22,034,109
Line of credit unamortized origination fees	(84,408)
Line of credit, net	$21,949,701
Line of credit, net, consisted of the following at December 31, 2021:
Line of credit	$36,472,360
Line of credit unamortized origination fees	(110,930)
Line of credit, net	$36,361,430

8. Related Party Transactions

Servicing fees

Servicing fees of .25% (3% annually) of the principal amount of each Fund loan are payable monthly to the Manager. Servicing fees earned by the Manager amounted to $3,968,677 and $3,345,804, for the years ended December 31, 2022 and 2021, respectively. Servicing fees payable to the Manager amounted to

$297,387 and $315,103 as of December 31, 2022 and 2021, respectively. Incentive fees

As described in Note 3, prior to the Fund's recapitalization on February 1, 2021, the Manager was eligible to receive incentive fees after payment to members of a Priority Return. During the year ended December 31, 2021, incentive fees totaled $895. There were no incentive fees incurred during the year ended December 31, 2022 due to the recapitalization.

Operating expenses

For the years ended December 31, 2022 and 2021, the Manager elected to absorb all operating expenses of the Fund besides those which have been recorded in the Fund's statements of income and changes in members' equity. These operating expenses were de minimis.

F-17

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

 December 31, 2022 and 2021

9. Loan Concentrations and Characteristics

The loans are secured by recorded deeds of trust or mortgages. At December 31, 2022, there were 275 secured loans outstanding with 152 borrowers with the following characteristics:

Number of secured loans outstanding	275
Total secured loans outstanding	$105,524,277
Average secured loan outstanding	$383,725
Average secured loan as percent of total secured loans	0.36%
Average secured loan as percent of members' equity	0.62%
Largest secured loan outstanding	$1,709,200
Largest secured loan as percent of total secured loans	1.62%
Largest secured loan as percent of members' equity	2.78%
Number of secured loans over 90 days past due and still accruing interest	-
Approximate investment in secured loans over 90 days past due interest and still accruing interest	$-
Number of secured loans in foreclosure	-
Approximate principal of secured loans in foreclosure	$-
Number of secured loans on non-accrual status	-
Approximate investment in secured loans on non-accrual status	$-
Number of secured loans considered to be impaired	-
Approximate investment in secured loans considered to be impaired	$-
Average investment in secured loans considered to be impaired	$-
Number of secured loans over 90 days past maturity	-
Approximate principal of secured loans over 90 days past maturity	$-
Number of states where security is located	16
Number of counties where security is located	86

At December 31, 2022, all of the Fund's loans are secured by recorded deeds of trust or mortgages in a first lien position on real property located throughout the United States. The various states within the United States in which secured property is located are as follows at December 31, 2022:

State	Loan Balances	Percentage
California	$40,135,935	38.00%
Oregon	15,196,787	14.40%
Texas	10,876,103	10.30%
Other **	39,315,452	37.30%
Totals	$105,524,277	100.00%

F-18

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

9. Loan Concentrations and Characteristics (continued)

The various counties in which secured property is located are as follows at December 31, 2022:

County	Loan Balances	Percentage
Alameda, California	$11,669,630	11.10%
Other **	93,854,647	88.90%
Totals	$105,524,277	100.00%

** None of the states or counties included in the “Other” categories above include loan concentrations greater than 10%.

Loans by type of property

Single family residential (1 – 4 units)	$98,249,700
Land/Construction	7,274,577
$105,524,277

The schedule below reflects the balances of the Fund's secured loans with regards to the aging of interest payments due at December 31, 2022:

Current (0 to 30 days)	$105,524,277
31 to 90 days	-
91 days and greater	-
$105,524,277

At December 31, 2022, all of the Fund's loans carry a term of six to twelve months; therefore, the entire loan balance of $105,524,277 is scheduled to mature in 2023. The scheduled maturities for 2023 include 2 loans totaling approximately $746,181 with maturity dates of December 31, 2022.

It is the Fund's experience that often times mortgage loans are either extended or repaid before contractual maturity dates, refinanced at maturity or may go into default and not be repaid by the contractual maturity dates. Therefore, the above tabulation is not a forecast of future cash collections.

F-19

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

9. Loan Concentrations and Characteristics (continued)

The loans are secured by recorded deeds of trust or mortgages. At December 31, 2021, there were 310 secured loans outstanding with 159 borrowers with the following characteristics:

Number of secured loans outstanding	310
Total secured loans outstanding	$115,701,463
Average secured loan outstanding	$373,231
Average secured loan as percent of total secured loans	0.32%
Average secured loan as percent of members' equity	0.75%
Largest secured loan outstanding	$1,987,500
Largest secured loan as percent of total secured loans	1.72%
Largest secured loan as percent of members' equity	4.01%
Number of secured loans over 90 days past due and still accruing interest	-
Approximate investment in secured loans over 90 days past due interest and still accruing interest	-
Number of secured loans in foreclosure	-
Approximate principal of secured loans in foreclosure	-
Number of secured loans on non-accrual status	1
Approximate investment in secured loans on non-accrual status	$630,000
Number of secured loans considered to be impaired	-
Approximate investment in secured loans considered to be impaired	$-
Average investment in secured loans considered to be impaired	$-
Approximate amount of foregone interest on loans considered to be impaired	$-
Estimated amount of impairment on loans considered to be impaired (included in the allowance for loan losses)	$-
Number of secured loans over 90 days past maturity	-
Approximate principal of secured loans over 90 days past maturity	$-
Number of states where security is located	14
Number of counties where security is located	86

At December 31, 2021, all of the Fund's loans are secured by recorded deeds of trust or mortgages in a first lien position on real property located throughout the United States. The various states within the United States in which secured property is located are as follows at December 31, 2021:

State	Loan Balances	Percentage
California	$53,115,227	45.90%
Texas	14,846,409	12.80%
Colorado	11,938,111	10.30%
Oregon	11,560,142	10.00%
Other **	24,241,574	21.00%
Totals	$115,701,463	100.00%

F-20

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

9. Loan Concentrations and Characteristics (continued)

The various counties in which secured property is located are as follows at December 31, 2021:

County	Loan Balances	Percentage
Santa Clara, California	$13,737,259	11.90%
Other **	101,964,204	88.10%
Totals	$115,701,463	100.00%

** None of the states or counties included in the "Other" categories above include loan concentrations greater than 10%.

Loans by type of property

Single family residential (1 – 4 units)	$94,394,695
Land/Construction	13,300,025
Multi-family residential (5 or more units)	5,096,599
Commercial	2,910,144
$115,701,463

The schedule below reflects the balances of the Fund's secured loans with regards to the aging of interest payments due at December 31, 2021:

Current (0 to 30 days)	$115,069,963
31 to 90 days	631,830
91 days and greater	-
$115,701,463

At December 31, 2021, all of the Fund's loans carry a term of six to twelve months; therefore, the entire loan balance of $115,701,463 is scheduled to mature in 2022. The scheduled maturities for 2021 include 8 loans totaling approximately $3,070,000 which are past maturity at December 31, 2021.

10. Real Estate Held for Sale Concentrations and Characteristics

The following schedule reflects the net costs of real estate properties acquired through or in lieu of foreclosure and held for sale, if any, and the recorded reductions to estimated fair values, including estimated costs to sell when applicable, and other related activity as of and for the year ended December 31, 2022:

Beginning balance	$2,889,930
Costs of real estate acquired through or in lieu of foreclosure	-
Improvement costs	186,282
Sales of real estate	(943,832)
Ending balance	$2,132,379

F-21

IRON BRIDGE MORTGAGE FUND, LLC

Notes to Financial Statements

December 31, 2022 and 2021

10. Real Estate Held for Sale Concentrations and Characteristics (continued)

The following schedule reflects the net costs of real estate properties acquired through or in lieu of foreclosure and held for sale, if any, and the recorded reductions to estimated fair values, including estimated costs to sell when applicable, and other related activity as of and for the year ended December 31, 2021:

Beginning balance	$1,881,701
Costs of real estate acquired through or in lieu of foreclosure	943,832
Improvement costs	64,397
Sales of real estate	-
Ending balance	$2,889,930

At December 31, 2022, the real estate held for sale properties included one single family residential property in Alameda County, California.

At December 31, 2021, the real estate held for sale properties included two single family residential properties in Alameda County, California.

11. Commitments and Contingencies

Construction loans

At December 31, 2022, the Fund had 104 approved construction loans with a total borrowing limit of approximately $19,308,000. 84 loans had undisbursed construction funds, totaling approximately $9,994,000. Disbursements are made at various completed phases of the construction project. Undistributed amounts will be funded by a combination of new note program borrowings, line of credit draws, member contributions, reinvestments of earnings, and the payoff of principal on current loans.

At December 31, 2021, the Fund had 125 approved construction loans with a total borrowing limit of approximately $25,330,000. 92 loans had undisbursed construction funds, totaling approximately

$14,240,000. Disbursements are made at various completed phases of the construction project. Undistributed amounts will be funded by a combination of new note program borrowings, line of credit draws, member contributions, reinvestments of earnings, and the payoff of principal on current loans.

Undistributed amounts will be funded by a combination of new note program borrowings, line of credit draws, member contributions, reinvestments of earnings, and the payoff of principal on current loans.

Legal proceedings

The Fund is involved in various legal actions arising in the normal course of business. In the opinion of management, such matters will not have a significant adverse effect on the results of operations or financial position of the Fund.

F-22

ITEM 8 EXHIBITS

Exhibit No.	Description

2.1

Articles of Organization of Iron Bridge Mortgage Fund, LLC (Incorporated by reference to Exhibit 2.1 to Iron Bridge Mortgage, LLC Regulation A Offering Statement for the Senior Secured Demand Notes on Form 1-A as filed with the Securities and Exchange Commission on December 19, 2017 (File No. 024-10777))

2.2

Third Amended and Restated Operating Agreement of Iron Bridge Mortgage Fund, LLC, as amended (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 1-U as filed with the Securities and Exchange Commission on July 29, 2022 (File No. 24R-00149))

4.1

Form of Class D Unit Subscription Agreement, including Power of Attorney (Incorporated by reference to Exhibit 4.1 to the Offering Statement for the Class D Units on Form 1-A as filed with the Securities and Exchange Commission on September 6, 2022 (File No. 024-11984))

6.1

Business Loan and Security Agreement (Revolving Line of Credit), dated effective May 7, 2021, by and between Iron Bridge Mortgage Fund, LLC and Umpqua Bank (Incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U as filed with the Securities and Exchange Commission on May 19, 2021 (File No. 24R-00149))

6.2

First Amendment to Loan Documents, dated August 10, 2021, by and between Iron Bridge Mortgage Fund, LLC and Umpqua Bank (Incorporated by reference to Exhibit 6.2 to Iron Bridge Mortgage, LLC Amendment No. 1 to Regulation A Offering Statement for the Senior Secured Demand Notes on Form 1-A as filed with the Securities and Exchange Commission on August 31, 2021 (File No. 024-11462))

6.3

Second Amendment to Loan Documents, dated January 28, 2022, by and between Iron Bridge Mortgage Fund, LLC and Umpqua Bank (Incorporated by reference to Exhibit 6.1 to the Current Report on Form 1-U as filed with the Securities and Exchange Commission on February 3, 2022 (File No. 24R-00149))

6.4

Third Amendment to Loan Documents, dated June 8, 2022, by and between Iron Bridge Mortgage Fund, LLC and Umpqua Bank (Incorporated by reference to Exhibit 6.4 to Iron Bridge Mortgage, LLC Post-Qualification Amendment No. 1 to Regulation A Offering Statement for the Senior Secured Demand Notes on Form 1-A as filed with the Securities and Exchange Commission on August 2, 2022 (File No. 024-11462))

6.5

Promissory Note, dated effective May 7, 2021, issued by Iron Bridge Mortgage Fund, LLC in favor of Umpqua Bank (Incorporated by reference to Exhibit 6.2 to the Current Report on Form 1-U as filed with the Securities and Exchange Commission on May 19, 2021 (File No. 24R-00149))

11.1	Consent of Armanino LLP

11.2

Consent of Buchalter, a Professional Corporation (Incorporated by reference to Exhibit 11.2 to the Offering Statement for the Class D Units on Form 1-A as filed with the Securities and Exchange Commission on September 6, 2022 (File No. 024-11984))

12	Opinion of Buchalter, a Professional Corporation as to the legality of the securities being registered (incorporated by reference to Exhibit 11.2)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on August 23, 2023.

IRON BRIDGE MORTGAGE FUND, LLC

By:	IRON BRIDGE MANAGEMENT GROUP, LLC
Its:	Manager

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Title:	Managing Director

The offering statement has been signed by the following persons in the capacities and on the dates indicated.

IRON BRIDGE MANAGEMENT GROUP, LLC

Date: August 23, 2023	By:	/s/ Gerard Stascausky
	Name:	Gerard Stascausky
	Title:	Managing Director of Iron Bridge Management Group, LLC (Principal Executive Officer)

Date: August 23, 2023	By:	/s/ Sarah Gragg Stascausky
	Name:	Sarah Gragg Stascausky
	Title:	Managing Director of Iron Bridge Management Group, LLC (Principal Financial Officer and Principal Accounting Officer)

83